Filed Pursuant to Rule 424(b)(5)
Registration No. 333-123971
PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 26, 2005
DANIELSON HOLDING CORPORATION
66,673,004 SHARES OF COMMON STOCK
ISSUABLE UPON EXERCISE OF NON-TRANSFERABLE WARRANTS

       We are conducting a rights offering and we are offering at no charge one non-transferable warrant with respect to each share of our common stock outstanding as of the close of business on May 27, 2005. Holders of warrants will be entitled to purchase 0.90 shares of our common stock for every warrant held at an exercise price of $6.00 per share. If other holders of warrants do not fully exercise their warrants, you may be able to purchase additional shares at the exercise price. This is your oversubscription privilege. If all of the warrants are exercised in the rights offering, the total purchase price of all of our common stock sold in the rights offering will be $400,038,024.
      The warrants are exercisable beginning on the date of this prospectus supplement and will expire if they are not exercised by 5:00 p.m., New York City time, on June 21, 2005, unless extended by us from time to time in our sole discretion. Warrants that are not exercised by the expiration date of the rights offering will expire and will have no value. Warrants are not separately transferable. Holders who exercise their warrants will not be entitled to revoke their exercise. Holders who do not exercise their warrants will relinquish any value inherent in the warrants and their relative ownership level of our outstanding common stock will decrease.
      In order to avoid an “ownership change” for federal income tax purposes, our certificate of incorporation prohibits any person from becoming a holder of 5% or more of our outstanding common stock, except under limited circumstances. Consequently, there are limitations on the exercise of the warrants as described in this prospectus supplement.
      We reserve the right to cancel the rights offering at any time. If canceled, the exercise price will be promptly returned by mail to exercising holders, without interest or deduction. If the rights offering is canceled, the warrants will not be exercisable and will have no value.
       Exercising the warrants requires an investment in our common stock. An investment in our common stock involves risk. You should consider carefully the risk factors beginning on page S-14 of this prospectus supplement before exercising your warrants.
       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 31, 2005.

PROSPECTUS SUPPLEMENT

ABOUT THIS PROSPECTUS SUPPLEMENT
      This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a shelf registration statement that we filed with the Securities and Exchange Commission. Under the shelf registration process, we may offer from time to time up to 70,200,000 shares of common stock issuable by us upon exercise of non-transferable warrants to be issued to our stockholders, of which this rights offering is a part. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement. In this prospectus supplement, we provide you with specific information about this rights offering. This prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein include important information about us, our common stock being offered and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. If any information in this prospectus supplement varies with the information in the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement.
      Unless the context otherwise requires, references in this prospectus supplement to “Danielson,” and “we,” “our,” “us” and similar terms refer to Danielson Holding Corporation and its subsidiaries; references to “NAICC” refer to National American Insurance Company of California and its subsidiaries; references to “ACL” refer to American Commercial Lines LLC and its subsidiaries; and references to “Covanta” refer to Covanta Energy Corporation and its subsidiaries.

SUMMARY
About Danielson Holding Corporation
      We are a holding company incorporated in Delaware. Prior to entering the waste and energy businesses through our acquisition of Covanta in March 2004, substantially all of our operations were conducted in the insurance services industry. We engage in insurance operations through our indirect subsidiaries, National American Insurance Company of California and related entities.
      As a result of the consummation of the Covanta acquisition on March 10, 2004, and our pending acquisition of American Ref-Fuel Holdings Corp., our business strategy and future performance will predominantly reflect the performance of our waste and energy operations. As a result, the nature of our business, the risks attendant to such business and the trends that we face have been and will be significantly altered by these acquisitions. Accordingly, our financial results prior to 2004 will not be comparable to our current and future results.
      As of the end of 2004, we had estimated aggregate consolidated net operating loss tax carryforwards, which we refer to as “NOLs” in this prospectus supplement, for federal income tax purposes of approximately $516 million. These losses will expire over the course of the next 18 years unless utilized prior thereto. Danielson’s NOLs are primarily from the taxable results of certain grantor trusts established in 1990 as part of a reorganization in which Mission Insurance Group, Inc. emerged from bankruptcy as Danielson. A significant portion of our operating losses in the past three years stem from lines of insurance business, such as commercial, automobile and workers’ compensation insurance, which our subsidiaries have ceased actively underwriting.
      We acquired a 100% ownership interest in ACL in May 2002. As a result of adverse developments in the marine transportation business, ACL was no longer able to meet its obligations under applicable financing arrangements. On January 31, 2003, ACL and many of its subsidiaries and its immediate direct parent entity, American Commercial Lines Holdings, LLC, referred to in this prospectus supplement as “ACL Holdings,” filed a petition with the U.S. Bankruptcy Court for the Southern District of Indiana to reorganize under Chapter 11 of the U.S. Bankruptcy Code. We wrote off our investment in ACL as an other than temporarily impaired asset at the end of the first quarter of 2003. ACL Holdings and ACL confirmed a plan of reorganization on December 30, 2004. As a result, under the ACL plan of reorganization, Danielson’s equity interest in ACL was canceled and we received warrants to purchase 3% of ACL’s new common stock at a price of $12.00 per share from certain creditors of ACL.
      As of May 25, 2005, our executive officers and directors as a group owned approximately 7.6% of common stock that is outstanding and entitled to vote. This percentage reflects shares beneficially owned by affiliates of executive officers and directors, as well as shares underlying currently exercisable options to purchase shares of common stock that our executive officers and directors have the right to acquire within 60 days of the date hereof, excluding any shares which they might be entitled to receive upon exercise of warrants in this rights offering.
      Our principal executive offices are located at 40 Lane Road, Fairfield, New Jersey 07004, and our telephone number is (973)882-9000.
About Covanta Energy Corporation
      Covanta develops, constructs, owns and operates for itself and others infrastructure for the conversion of waste to energy and independent power production in the United States and abroad. Covanta owns or operates 49 power generation facilities, 37 of which are in the United States and 12 of which are located outside of the United States. Covanta’s power generation facilities use a variety of fuels, including municipal solid waste, hydroelectric, natural gas, coal, wood waste, landfill gas and heavy fuel oil. Covanta also operates one water treatment facility which is located in the United States. Until September 1999, and under prior management, Covanta was also actively involved in the entertainment and aviation services industries.

      Prior to March 10, 2004, when we acquired Covanta upon its emergence from bankruptcy proceedings, it and most of its domestic subsidiaries had been operating as debtors in possession under Chapter 11 of the United States Bankruptcy Code.
      When Covanta emerged from bankruptcy proceedings, Covanta and certain of its subsidiaries entered into both secured and unsecured financing arrangements, which will be repaid and replaced with new financing arrangements in connection with the pending acquisition of American Ref-Fuel Holdings Corp., which we refer to as “Ref-Fuel” in this prospectus supplement. In addition, many of Covanta’s operating subsidiaries are parties to financing arrangements for individual operating projects which are secured by the assets of the project. Danielson has no obligations with respect to the existing debt of Covanta or any of its subsidiaries. Danielson has agreed to guarantee Covanta’s obligations with respect to the new financing arrangements in connection with the pending acquisition of Ref-Fuel.
American Ref-Fuel Holdings Corp. Acquisition
      As of January 31, 2005, we entered into a stock purchase agreement with Ref-Fuel, an owner and operator of waste-to-energy facilities in the northeast United States, and Ref-Fuel’s stockholders to purchase 100% of the issued and outstanding shares of Ref-Fuel’s capital stock. Under the terms of the agreement, we will pay $740 million in cash for the stock of Ref-Fuel and will assume the consolidated net debt of Ref-Fuel, which as of March 31, 2005 was approximately $1.2 billion. In addition, prior to March 31, 2005, and in accordance with the terms of the agreement, Ref-Fuel distributed $35 million to its stockholders. After the acquisition is completed, Ref-Fuel will be a wholly-owned subsidiary of Covanta.
      The acquisition is expected to close after all of the closing conditions to the purchase agreement have been satisfied or waived. These closing conditions include receipt of approvals, consents and the satisfaction of all waiting periods as required by certain governmental and regulatory authorities. Other closing conditions of the transaction include:

•	Completion of this rights offering;

•	Obtaining financing for the Ref-Fuel acquisition, as described below;

•	Cancellation of all outstanding options to purchase stock of Ref-Fuel;

•	Our entering into letter of credit or other financial accommodations in the aggregate amount of $100 million to replace two currently outstanding letters of credit that have been entered into by two respective subsidiaries of Ref-Fuel and issued in favor of a third subsidiary of Ref-Fuel; and

•	Other customary closing conditions.
      On March 21, 2005, we received notice of early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, commonly referred to as “HSR,” and, on March 29, 2005, we received approval from the Federal Energy Regulatory Commission, commonly referred to as “FERC.” We also have received all other regulatory approvals. While it is anticipated that all of the applicable conditions will be satisfied, there can be no assurance as to whether or when all of those conditions will be satisfied or, where permissible, waived.
      Either we or the stockholders of Ref-Fuel may terminate the purchase agreement if the acquisition does not occur on or before June 30, 2005, but if a required governmental or regulatory approval has not been received by such date or there shall be a pending governmental proceeding to enjoin or otherwise prevent the consummation of the acquisition, then either party may extend the closing to a date that is no later than the later of August 31, 2005 or the date 25 days after which Ref-Fuel has provided us with certain financial statements described in the purchase agreement.
      If the purchase agreement is terminated because of our failure to complete this rights offering and the related debt financing, and all other closing conditions are capable of being satisfied, then we must pay to the selling stockholders of Ref-Fuel a termination fee of $25 million, of which no less than $10 million shall be paid in cash and of which up to $15 million may be paid in shares of our common stock at our election based upon a price of $8.13 per share. As of the date of the purchase agreement, we entered into a registration rights agreement granting registration rights to the selling stockholders of Ref-Fuel with respect to such stock and we deposited $10 million in cash in an escrow account pursuant to the terms of an escrow agreement.
      We intend to finance this transaction through a combination of debt and equity financing. The equity component of the financing is this rights offering. Three of our largest stockholders, SZ Investments, L.L.C., together with its affiliate EGI Fund (05-07) Investors, L.L.C., and referred to in this prospectus supplement together as “SZ Investments,” Third Avenue Trust, on behalf of Third Avenue Value Fund, referred to in this prospectus supplement as “Third Avenue,” and D. E. Shaw Laminar Portfolios, L.L.C., referred to in this prospectus supplement as “Laminar,” collectively representing ownership of approximately 40.4% of our outstanding common stock, have each separately committed to participate in this rights offering and acquire their respective pro rata portion of the shares. As consideration for their commitments, we will pay each of these stockholders an amount equal to 1.75% of their respective equity commitments, provided that no further extensions of the commitments are required prior to closing the Ref-Fuel acquisition. We also agreed to amend an existing registration rights agreement to provide these stockholders with the right to demand that we undertake an underwritten offering within twelve months of the closing of the acquisition of Ref-Fuel in order to provide such stockholders with liquidity.
      We have received a commitment from Goldman Sachs Credit Partners, L.P. and Credit Suisse First Boston for a debt financing package for Covanta necessary to finance the acquisition, as well as to refinance the existing recourse debt of Covanta, to repurchase, if necessary, publicly-held notes of two indirect, wholly-owned subsidiaries of Ref-Fuel, and to provide additional liquidity for us. This financing will consist of two tranches, each of which is secured by pledges of the stock of Covanta’s subsidiaries that has not otherwise been pledged, guarantees from certain of Covanta’s subsidiaries and all other available assets of Covanta’s subsidiaries. The first tranche, a first priority senior secured bank facility is expected to be made up of a $250 million term loan facility, a $100 million revolving credit facility and a $340 million letter of credit facility. The second tranche, a second priority senior secured term loan facility due 2013, is expected to be in the principal amount of $425 million, up to $212.5 million of which may be replaced with fixed rate notes within 120 days after the closing of the financing without premium or penalty.
      The closing of the financing and this offering are closing conditions under the purchase agreement. Under the terms of the stock purchase agreement, the proceeds that must be received by the Company in this rights offering will be equal to the difference between $399 million and the sum of (1) the cash contributed as common equity to Covanta by us from our unrestricted cash, and (2) not more than $25 million of cash from Covanta.
      Immediately upon closing of the acquisition, Ref-Fuel will become a wholly-owned subsidiary of Covanta, and Covanta will control the management and operations of the Ref-Fuel facilities. The current project and other debt of Ref-Fuel subsidiaries will not be refinanced in connection with the acquisition, except to the extent certain subsidiaries of Ref-Fuel may be required to repurchase outstanding notes, at a premium of 101% of par value, from existing holders. The principal amount of notes repurchased, if any, may not exceed $425 million. Our existing commitments from Goldman Sachs Credit Partners, L.P. and Credit Suisse First Boston provide sufficient financing for any such repurchases. In addition, existing revolving credit facilities, which includes letters of credit availability, of American Ref-Fuel Company LLC (the parent of each Ref-Fuel project company) will be cancelled and replaced with the new facilities, described above, at the Covanta level.
      We estimate that we will incur approximately $45 million in aggregate transaction expenses, including customary underwriting and commitment fees, relating to the first and second tranches described above. To the extent that Ref-Fuel subsidiaries are required to repurchase notes as described above, we will incur additional commitment fees on the notes repurchased, plus additional transaction costs relating to such repurchases. The amount of such additional fees and transaction costs will depend on whether and to what extent any such repurchases are required.

Ref-Fuel’s Business
      Ref-Fuel derives all of its revenue from its indirect investment in Ref-Fuel Holdings LLC, referred to in this prospectus supplement as “Ref-Fuel Holdings.” Ref-Fuel Holdings is a holding company whose sole asset and source of operating cash flow relate to its 100% membership interest in American Ref-Fuel Company LLC, referred to in this prospectus supplement as “ARC.” ARC owns or controls and operates six waste-to-energy facilities located in the northeastern United States and TransRiver Marketing Company, L.P., a waste procurement company referred to in this prospectus supplement as “TransRiver.”
      The subsidiaries of ARC that operate the ARC facilities derive revenues principally from disposal or tipping fees received by the ARC facilities for accepting waste and the sale of electricity and steam produced by those facilities.
      ARC has outstanding credit facilities consisting of $275 million original principal amount of 6.26% senior notes due 2015. As of March 31, 2005 the outstanding principal amount of such notes was $240 million. ARC also has a $75 million revolving credit facility, which revolving credit facility will be terminated and replaced in connection with the acquisition of Ref-Fuel. MSW Energy Holdings LLC, a subsidiary of Ref-Fuel, has outstanding $200 million aggregate principal amount of 8.5% senior secured notes due 2010. MSW Energy Holdings II LLC, a subsidiary of Ref-Fuel, has outstanding $225 million aggregate principal amount of 7.375% senior secured notes due 2010. Holders of the notes issued by both MSW entities may require the issuer of such notes to repurchase the notes at a premium of 101% of par value upon the occurrence of certain change in control transactions or sales of assets by Ref-Fuel.
      Ref-Fuel’s executive offices are care of American Ref-Fuel Company LLC, 155 Chestnut Ridge Road, Montvale, NJ 07645, telephone number (800)727-3835.
The Rights Offering

Warrants	We are conducting a rights offering and issuing, at no charge, one non-transferable warrant with respect to each share of our common stock outstanding as of the close of business on May 27, 2005. If all of the warrants are exercised in the rights offering, the total purchase price of our common stock in the rights offering will be $400,038,024.

Record Date	Close of business on May 27, 2005. This is the date the warrants are issued to record holders of our common stock.

Transferability of Warrants	The warrants are not transferable separately from the underlying shares of our common stock. Transfer of ownership of a share of our common stock after the record date will also transfer ownership of the warrant issued with respect to such share.

Basic Subscription Privilege Exercise Price	Holders of warrants will be entitled to purchase 0.90 shares of our common stock for every warrant held at an exercise price of $6.00 per share, in immediately available funds.

Oversubscription Privilege	Each warrantholder may also subscribe for additional shares at the same exercise price per share pursuant to the oversubscription privilege. If an insufficient number of shares are available to fully satisfy oversubscription privilege requests, the available shares, if any, will be allocated pro rata among warrantholders who exercised their oversubscription privilege based upon the number of shares each warrantholder subscribed for under the basic subscription privilege and the application of our certificate of incorporation’s ownership change limitations. The warrant agent will return any excess payments by mail or by book-entry transfer, without interest or deduction, as soon as is reasonably practicable following the expiration of the rights offering.

Conditions to the Rights Offering	The closing of the rights offering is subject to conditions. See “The Rights Offering — Conditions to The Rights Offering” for more details. Your right to exercise your warrants is subject to, among other things, ownership restrictions imposed by our certificate of incorporation and the escrow protection mechanics described herein.

Expiration Date	The warrants will expire if they are not exercised by 5:00 p.m., New York City time, on June 21, 2005, unless extended by us from time to time in our sole discretion.

Certificate of Incorporation Restrictions; Escrow Protection Mechanics	Our ability to utilize our NOLs would be substantially reduced if we were to undergo an ownership change within the meaning of Section 382 of the Internal Revenue Code. In order to reduce the risk of an ownership change, our certificate of incorporation restricts the ability of any holder of 5% or more of our common stock to sell or otherwise transfer any shares owned by such holder or to purchase or otherwise acquire shares of our common stock. Our certificate of incorporation also restricts the ability of any other holder to make an acquisition of our common stock which will result in total ownership by such stockholder of 5% or more of our common stock. These restrictions will apply unless and until we determine that such acquisition will not result in an unreasonable risk of an ownership change. We have the right, in our sole and absolute discretion, to limit the exercise of warrants, including instructing the warrant agent to refuse to honor any exercise of warrants by 5% stockholders or stockholders who would become 5% holders upon exercise of their warrants.

The total number of shares of our common stock to be outstanding upon completion of the rights offering, assuming the offering is fully subscribed, would be 140,754,120. Five percent of 140,754,120 is 7,037,706.

In order to avoid an “ownership change” for federal income tax purposes, we have implemented the escrow protection mechanics, which are as follows: (1) by exercising warrants, each holder will represent to us that such holder will not be, after giving effect to the exercise of warrants, an owner, directly or indirectly (as described in this prospectus supplement), of more than 6,500,000 shares of our common stock; (2) if such exercise would result in such holder owning, directly or indirectly, more than 6,500,000 shares of our common stock, such holder must notify the warrant agent at the telephone number set forth under “The Rights Offering — Delivery of Subscription Materials and Payment”; (3) if requested, each holder will provide us with additional information regarding the amount of common stock that the holder owns; and (4) we shall have the right to instruct the warrant agent to refuse to honor such holder’s exercise to the extent such exercise of warrants or oversubscription privileges might, in our sole and absolute discretion, result in such holder owning 5% or more of our common stock. By exercising warrants in the rights offering, you agree that the escrow protection mechanics are valid, binding and enforceable against you. See “The Rights Offering — Certificate of Incorporation Restrictions; Escrow Protection Mechanics.”

Procedure for Exercising Warrants	You may exercise all or any portion of your warrants by delivering the following to the warrant agent at the address and in the manner described below at or prior to 5:00 p.m., New York City time, on the expiration date:

• your properly completed and executed exercise form with any required signature guarantees or other supplemental documentation; and

• your full exercise price payment for each share subscribed for under your basic subscription privilege and your oversubscription privilege; and

• if you hold your shares of our common stock in certificated form, the certificates evidencing the shares of our common stock in an amount at least equal to the warrants to be exercised; or

• if you hold your shares of our common stock through The Depository Trust Company, referred to in this prospectus supplement as “DTC,” an exercise form instructing your broker, nominee or other custodian to instruct DTC to transfer the shares of common stock representing the warrants to be exercised to a suspense account with the warrant agent, to be held in escrow for you until after the expiration date.

Once you have exercised the basic subscription privilege or oversubscription privilege, your exercise may not be revoked in whole or in part.

Warrants not exercised prior to the expiration date will lose their value.

United States Federal Income Tax Consequences to Holders of Our Common Stock	For United States federal income tax purposes, the receipt of warrants in the rights offering by holders of our common stock should not be a taxable event.

Issuance of Our Common Stock	We will issue certificates or make the necessary book-entry transfers representing shares purchased in the rights offering, and return the underlying shares of our common stock delivered to us, as soon as reasonably practicable after the closing of the rights offering. All exercises of warrants will be effective on the closing of the rights offering.

No Recommendation to Warrant Holders	Our board of directors is not making any recommendation to you as to whether you should exercise your warrants. You should decide whether to exercise your warrants based upon your own assessment of your best interests.

American Stock Exchange Listing of our Common Stock	Our common stock is traded on the American Stock Exchange, which we sometimes refer to as the “AMEX,” under the symbol “DHC.” On January 31, 2005, the last trading day prior to our public announcement of our decision to commence the rights offering, the closing price of our common stock on the AMEX was $8.17 per share. On May 26, 2005, the closing price of our common stock on the AMEX was $16.15 per share. We expect that shares of our common stock issued upon the exercise of the warrants will also be listed on the AMEX under the same symbol.

Listing of the Warrants	The warrants will not be listed on the AMEX or any stock exchange or market.

Equity Commitments	SZ Investments, Third Avenue and Laminar, who together own approximately 40.4% of our common stock, have each separately agreed to acquire their respective pro rata portion of the shares in this rights offering.

QUESTIONS AND ANSWERS ABOUT THIS RIGHTS OFFERING
      This section highlights information contained elsewhere or incorporated by reference in this prospectus supplement. This section does not contain all of the important information that you should consider before exercising your warrants and investing in our common stock. You should read this entire prospectus supplement carefully.

Q:	What are we offering in this prospectus supplement?

A:	We are conducting a rights offering and issuing at no charge one non-transferable warrant with respect to each share of our common stock outstanding as of the close of business on May 27, 2005. Through this prospectus supplement, we are offering the shares of common stock that holders of warrants may purchase upon exercise of their warrants.

Q:	Who may participate in this rights offering and on what date will the company determine who are its stockholders?

A:	Holders of record of our common stock as of the close of business on May 27, 2005, or the “record date,” will receive one warrant for each outstanding share of our common stock that they hold. Since the warrants do not trade separately from our common stock, any purchaser of those shares of common stock after the record date and prior to the expiration or termination of this rights offering will be permitted to exercise the warrants “stapled” to such shares of our common stock.

Q:	What is the subscription privilege I am entitled to for each warrant?

A:	Each warrant carries with it a basic subscription privilege to purchase 0.90 shares of our common stock and an oversubscription privilege.

Q:	What is the basic subscription privilege each warrant gives me the right to purchase?

A:	Each warrant issued under this rights offering entitles you to purchase 0.90 shares of our common stock at an exercise price of $6.00 per share. You may exercise any number of your warrants, or you may choose not to exercise any of the warrants issued to you. We will not distribute any fractional shares, but instead will pay you cash in lieu of fractional shares as a result of your exercise of your warrants pursuant to this rights offering.

Q:	What is the oversubscription privilege associated with each warrant?

A:	If all of our stockholders do not exercise all of the warrants issued to them in this rights offering, then you may have the opportunity to purchase additional shares of our common stock at $6.00 per share under the oversubscription privilege. By extending oversubscription privileges to our stockholders, we are providing stockholders that exercise all of their warrants with the opportunity to purchase those shares that are not purchased by other stockholders in this rights offering, at $6.00 per share. If there are not enough shares available to fully satisfy all oversubscription privilege requests, the available shares will be distributed proportionately among rights holders who exercised their oversubscription privilege based on the number of shares each rights holder subscribed for under the basic subscription privilege. The “warrant agent,” American Stock Transfer & Trust Company, will return any excess payments by mail without interest or deduction as soon as reasonably practical after the expiration of the subscription period.

Q:	How long will the subscription period last?

A:	You will be able to exercise your warrants only during a limited period. If you do not exercise your warrants before 5:00 p.m., New York City time, on June 21, 2005, your warrants will expire and be of no further value. We may, in our sole discretion, decide to extend this rights offering until some later time. If we extend the expiration date, we will give oral or written notice to the warrant agent on or before such expiration date, followed by a press release no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Q:	Is there any limit on how long the subscription period will last?

A:	Although the rights offering is scheduled to remain open until June 21, 2005, we have kept the ability to extend the rights offering for as long or as many times as our board of directors determines is necessary to consummate the rights offering or otherwise in our best interests.

Q:	Am I required to participate in this rights offering?

A:	No.

Q:	What happens if I choose not to exercise my warrants?

A:	You will retain your current number of shares of common stock even if you do not exercise your warrants. If you choose not to exercise your warrants, then the percentage of our common stock that you own will decrease. The magnitude of the reduction of your percentage ownership will depend upon the extent to which you and the other stockholders exercise their rights. See “Risk Factors — Risks Related to The Rights Offering — Stockholders who do not fully exercise their warrants will have their interests diluted by those other stockholders who do exercise their warrants” for more information regarding the amount of potential dilution.

Q:	How do I exercise my warrants?

A:	You may exercise your warrants by delivering the following to the warrant agent at or prior to 5:00 p.m., New York City time, on the expiration date:

•	your properly completed and executed exercise form with any required signature guarantees or other supplemental documentation; and

•	your full exercise price payment (by check, bank draft, money order or wire transfer) for each share subscribed for under your subscription privileges and any oversubscription privilege; and

•	if you hold your shares of our common stock in certificated form, certificates representing at least the number of shares of our common stock representing the warrants to be exercised; or

•	if you hold your shares of our common stock through DTC an exercise form instructing your broker, nominee or other custodian to instruct DTC to transfer the shares of common stock representing the warrants to be exercised to a suspense account established by the warrant agent, to be held in escrow for you until after the expiration date.

If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you pay by an uncertified personal check, your warrants will not be deemed exercised until such uncertified check clears. See “The Rights Offering — Delivery of Subscription Materials and Payment.”

Q:	What should I do if I want to exercise my warrants but my shares are held in the name of my broker, custodian bank or other nominee?

A:	If you hold shares of our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to exercise your warrants, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled “Nominee Holder Certification.” You should receive this form from your broker, custodian bank or other nominee with the other offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in this rights offering but you have not received this form.

Q:	What restrictions may there be on my right to exercise my warrants?

A:	Our ability to utilize our NOLs would be substantially reduced if we were to undergo an “ownership change” as that term is defined under federal income tax regulations. In order to reduce the risk of an ownership change, our certificate of incorporation restricts the ability of any holder of 5% or more of our common stock to purchase or otherwise acquire additional shares of our common stock. Our certificate of incorporation also restricts the ability of any other holder to purchase or otherwise acquire shares of our common stock which will result in total ownership by such stockholder of 5% or more of our common stock. We have the right, in our sole and absolute discretion, to limit the exercise of warrants, including instructing the warrant agent to refuse to honor any exercise of warrants, by 5% stockholders or by any stockholders who would become 5% stockholders through the exercise of their warrants or oversubscription rights. In order to avoid an ownership change, we are requiring any holder who holds at least 6,500,000 shares or holders who would acquire this number of shares through the exercise of warrants or oversubscription rights to notify the warrant agent and to provide us with additional information we may request. See “The Rights Offering — Certificate of Incorporation Restrictions; Escrow Protection Mechanics” for a discussion on how our escrow mechanics operate.

Q:	What should I do if I want to exercise my warrants and I am a stockholder in a foreign country or in the Armed Services?

A:	The warrant agent will not mail any rights offering materials to you if you are a rights holder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. To exercise your rights, you must notify the warrant agent on or prior to 5:00 p.m., New York City time, on June 21, 2005, and take all other steps which are necessary to exercise your rights, on or prior to that time. If you do not follow these procedures prior to the expiration date, your rights will expire.

Q:	Will I be charged a sales commission or a fee if I exercise my warrants?

A:	No. We will not charge a brokerage commission or a fee to rights holders for exercising their warrants. However, if you exercise your warrants through a broker or nominee, you will be responsible for any fees charged by your broker or nominee.

Q:	What are the United States federal income tax consequences of exercising my warrants as a holder of common stock?

A:	A holder of common stock generally will not recognize income or loss for federal income tax purposes in connection with the receipt or exercise of warrants. We urge you to consult your own tax advisor with respect to the particular tax consequences of this rights offering to you. See “United States Federal Income Tax Consequences” for more information on the tax consequences of this rights offering.

Q:	When will I receive certificates for the shares purchased in this rights offering?

A:	We will issue certificates representing shares purchased in this rights offering to you or to DTC on your behalf, as the case may be, as soon as practicable after the expiration of the subscription period and after all allocations and adjustments have been completed.

Q:	If this rights offering is not completed, will my subscription payment be refunded to me?

A:	Yes. The warrant agent will hold all funds it receives in escrow until completion of this rights offering. If this rights offering is not completed, the warrant agent will return promptly, without interest, all subscription payments and any oversubscription payments that are not exercised.

Q:	Are there risks in exercising my warrants?

A:	Yes. The exercise of your rights involves risks. Exercising your rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment in our company. Among other things, you should carefully consider the risks described under the heading “Risk Factors,” beginning on page S-14 of this prospectus supplement.

Q:	After I exercise my warrants, can I change my mind and cancel my purchase?

A:	No. Once you send in your subscription certificate and payment you will not be able to revoke the exercise of your warrants even if you later learn information about us that you consider to be unfavorable and even if the market price of our common stock is below the warrant exercise price. You should not exercise your warrants unless you are certain that you wish to purchase additional shares of our common stock at the warrant exercise price.

Q:	May I transfer my warrants if I do not want to purchase any shares?

A:	No. The warrants are not separately transferable. Transfer of ownership of a share of our common stock, however, after the record date and before any warrant associated with such share is exercised will also transfer ownership of the warrant issued with respect to such share.

Q:	Can I sell my shares after I have exercised my warrants?

A:	No. The exercise of your warrants in this rights offering requires you to deliver to the warrant agent the certificates of shares of our common stock representing at least the shares of stock exercised in this rights offering. Therefore, if you exercise your warrants, you will be unable to sell or otherwise transfer your shares of our common stock until your stock certificates are returned after completion or termination of this rights offering. This also means that if you only exercise a portion of your warrants and deliver stock certificates representing more shares than the warrants you are exercising, you will not be able to sell those shares represented by certificates held by the warrant agent until they are returned after completion or termination of this rights offering.

Q:	If I purchase shares after the rights offering has commenced, will I be able to participate in the rights offering?

A:	You will be able to participate in this rights offering only if you can deliver your shares of common stock to the warrant agent in accordance with the instructions in this prospectus supplement. Since stock trades may take three business days to settle, you may not receive your shares in time to be able to satisfy our delivery and escrow requirements. In particular, purchases of our common stock after June 13, 2005 may not settle in sufficient time to be able to satisfy the delivery procedures in this prospectus supplement. We are under no obligation, and have no intention, to adjust our procedures to accommodate holders who acquire shares after the rights offering has commenced.

Q:	Why is Danielson Holding Corporation engaging in this rights offering?

A:	We are making this rights offering in order to raise approximately $400 million, before expenses, in new capital to be used to pay a portion of the $740 million in cash we have agreed to pay for all of the outstanding shares of capital stock of Ref-Fuel.

Q:	How were the terms of the rights offering and the warrant exercise price established?

A:	The warrant exercise price and other terms of the rights offering were approved by a special committee of independent members of our board of directors who were advised by independent financial and legal advisors.

Q:	What is the board of directors’ recommendation regarding this rights offering?

A:	Our board of directors is not making any recommendation as to whether you should exercise your warrants. You should make your decision based on your own assessment of this rights offering and our company.

Q:	How many shares of our common stock will be outstanding after this rights offering?

A:	As of May 27, 2005, we had approximately 74.1 million shares of common stock issued and outstanding. After this rights offering, we anticipate that we will have approximately 141 million shares of common stock outstanding assuming all the warrants that are issued pursuant to the rights offering are exercised. In addition, we may issue up to an additional 5.7 million shares of our common stock under a subsequent offering that we will make to certain creditors of Covanta who voted in favor of the second plan of reorganization that we sponsored.

Q:	Will the new shares be initially listed on the American Stock Exchange and treated like other shares?

A:	Yes. Our common stock is traded on the American Stock Exchange under the symbol “DHC.” The shares of common stock issued upon the exercise of warrants will also be listed on the AMEX under the same symbol. The warrants, however, do not trade separately and will not be listed on the AMEX or any other stock exchange or market.

Q:	Can the board of directors amend or withdraw this rights offering?

A:	Yes. We reserve the right to cancel the rights offering at any time. If canceled, the exercise price and certificates for the underlying shares will be promptly returned by mail to exercising warrantholders, without interest or deduction. If this rights offering is canceled, the warrants will not be exercisable and will have no value. We also reserve the right to extend the expiration date and to amend the terms or conditions of the rights offering. If this rights offering is extended, the warrant agent will hold your shares and exercise funds, and you will not be able to sell or transfer your shares so held during the extension period. If we amend the terms or conditions of this rights offering, a new prospectus supplement will be distributed to all warrantholders who have previously exercised warrants and to holders of record of unexercised warrants on the date we amend the terms, and such warrantholders will once again be given the opportunity to participate or withdraw from the rights offering.

Q:	What should I do if I have other questions or need assistance?

A:	We have appointed Innisfree M&A Incorporated as information agent for the rights offering. Any questions or requests for additional copies of this prospectus supplement or any ancillary documents may be directed to the information agent at the following address and telephone number:

501 Madison Avenue
20th Floor
New York, New York 10022
Telephone: (888) 750-5834 (toll-free)
      For a more complete description of this rights offering, see “The Rights Offering” beginning on page S-78.
Risk Factors
      Exercising the warrants requires an investment in our common stock. An investment in our common stock is very risky. You should consider carefully the risk factors beginning on page S-14 of this prospectus supplement before exercising your warrants.
Use of Proceeds
      The proceeds from the rights offering will be used to pay a portion of the $740 million in cash we have agreed to pay for all of the outstanding shares of capital stock of Ref-Fuel.

RISK FACTORS
      An investment in our common stock is very risky. You should carefully consider the following factors and all the information in this prospectus supplement and the information incorporated by reference herein before exercising your warrants.
Risks Related to the Rights Offering

Stockholders who do not fully exercise their warrants will have their interests diluted by those other stockholders who do exercise their warrants.
      Prior to this rights offering, we had approximately 74.1 million shares of our stock outstanding. If you choose not to fully exercise your warrants, your relative ownership interest in our common stock will be diluted. Warrantholders who do not exercise their warrants will lose any value in their warrants.

We have the right to limit the exercise of the warrants.
      Article Fifth of our certificate of incorporation generally restricts the ability of any 5% holder of our common stock from disposing of or acquiring shares of our common stock without our consent. Our certificate of incorporation also restricts the ability of other holders from becoming 5% stockholders without our consent. In order to comply with these restrictions, the terms of the warrants may limit the number of shares exercisable by a holder. If the exercise of your warrants might result in a risk of your becoming a 5% stockholder, your exercise may be reduced in order to eliminate that risk. We may also limit the exercise of warrants by holders who possess 5% of our outstanding common stock. In addition, you may be required to provide certain information concerning your share ownership in order to help us enforce these restrictions.

Warrantholders who exercise their warrants will be unable to sell or otherwise transfer their shares during the rights offering.
      Warrantholders who exercise their warrants in the rights offering are required to deliver to the warrant agent the certificates of shares of our common stock representing at least the shares of stock exercised in the rights offering. Therefore, if you exercise your warrants, you will be unable to sell or otherwise transfer the shares of our common stock represented by the certificates held by the warrant agent during the rights offering, even if you are only exercising a portion of the warrants attached to such shares.

The exercise of irrevocable subscription rights may adversely affect investors.
      Once you have exercised your subscription rights, your exercise may not be revoked in whole or in part for any reason, including a decline in our common stock price. Rights not exercised prior to the expiration date will lose their value.

The market price of our common stock may decline prior to the expiration date of the rights offering.
      The exercise of warrants pursuant to the rights offering is irrevocable. During the past twelve months, the market price per share of our common stock has ranged from $5.40 to $17.70. Although the exercise price is at a significant discount to the market price per share of our common stock as of the commencement of the rights offering, the market price of our common stock may decline prior to the expiration date due to many factors, including business exigencies, acts of terrorism, general market declines, interruptions to our business, accidents or other catastrophic events, changes in investor perception, unanticipated financial results, defaults on indebtedness or other factors that could affect our stock price. In such event, you may be forced to purchase the common stock at a price higher than the market price.

We may cancel the rights offering at any time.
      We may cancel the rights offering at any time. If we cancel the rights offering, the warrants cannot be exercised unless and until another rights offering is commenced by us.
Danielson-Specific Risks

We cannot be certain that our net operating loss tax carryforwards will continue to be available to offset our tax liability.
      As of December 31, 2004, we estimated that we had approximately $516 million of NOLs. In order to utilize the NOLs, we must generate taxable income which can offset such carryforwards. The NOLs are also utilized by income from certain grantor trusts that were established as part of the Mission Insurance reorganization. The NOLs will expire if not used. The availability of NOLs to offset taxable income would be substantially reduced if we were to undergo an “ownership change” within the meaning of Section 382(g)(1) of the Internal Revenue Code. We will be treated as having had an “ownership change” if there is more than a 50% increase in stock ownership during a three year “testing period” by “5% stockholders.”
      In order to help us preserve the NOLs, our certificate of incorporation contains stock transfer restrictions designed to reduce the risk of an ownership change for purposes of Section 382 of the Internal Revenue Code. The transfer restrictions were implemented in 1990, and we expect that the restrictions will remain in force as long as the NOLs are available. We cannot assure you, however, that these restrictions will prevent an ownership change.
      The NOLs will expire in various amounts, if not used, between 2005 and 2023. The Internal Revenue Service, referred to in this prospectus supplement as the “IRS,” has not audited any of our tax returns for any of the years during the carryforward period including those returns for the years in which the losses giving rise to the NOLs were reported. We cannot assure you that we would prevail if the IRS were to challenge the availability of the NOLs. If the IRS were successful in challenging our NOLs, all or some portion of the NOLs would not be available to offset our future consolidated income and we may not be able to satisfy our obligations to Covanta under a tax sharing agreement described below, or to pay taxes that may be due from our consolidated tax group.
      Reductions in our NOLs could occur in connection with the administration of the grantor trusts associated with the Mission Insurance entities which are in state insolvency proceedings. During or at the conclusion of the administration of these grantor trusts, material taxable income could result which could utilize a substantial portion of our NOLs, which in turn could materially reduce our cash flow and ability to service our current debt or the debt we will incur under the new senior secured credit facilities that we expect to enter into in connection with the Ref-Fuel acquisition. The impact of a material reduction in our NOLs could also cause an event of default under our current debt or such new senior secured credit facilities that we expect to enter into and/or a reduction of a substantial portion of our deferred tax asset relating to such NOLs. For a more detailed discussion of the Mission Insurance entities and the grantor trusts, please see Note 25 to Notes to Consolidated Financial Statements, as filed in our annual report on Form 10-K for the year ended December 31, 2004, as amended, which is incorporated by reference herein, and “Danielson’s Business” in this prospectus supplement below.
      In addition, if our existing insurance services business were to require capital infusions from us in order to meet certain regulatory capital requirements, and were we to fail to provide such capital, some or all of our subsidiaries comprising our insurance services business could enter insurance insolvency or bankruptcy proceedings. In such event, such subsidiaries might no longer be included in our consolidated tax return, and a portion, which could constitute a significant portion, of our remaining NOLs might no longer be available to us and we might recognize significant taxable income.

The market for our common stock has been historically illiquid which may affect your ability to sell your shares.
      The volume of trading in our stock has historically been low. In the last six months, the daily trading volume for our stock has been approximately 314,000 shares. Having a market for shares without substantial liquidity can adversely affect the price of the stock at a time when you might want to sell your shares.

Reduced liquidity and price volatility could result in a loss to investors.
      Although our common stock is listed on the AMEX, there can be no assurance as to the liquidity of an investment in our common stock or as to the price an investor may realize upon the sale of our common stock. These prices are determined in the marketplace and may be influenced by many factors, including the liquidity of the market for our common stock, the market price of our common stock, investor perception and general economic and market conditions.

Concentrated stock ownership and a restrictive certificate of incorporation provision may discourage unsolicited acquisition proposals.
      Excluding the issuance of 5.7 million shares of our common stock in a previously announced rights offering to holders of 9.25% debentures issued by Covanta who voted in favor of Covanta’s plan of reorganization, which we refer to in this prospectus supplement as the “9.25% Offering,” and which includes a modification to allow additional purchases as if holders of 9.25% debentures were able to participate in this rights offering, SZ Investments, Third Avenue and Laminar separately own or will have the right to acquire as of May 24, 2005, approximately 15.9%, 6.1% and 18.4% (not including Laminar’s right to purchase up to 595,180 shares under the 9.25% Offering), respectively, or when aggregated, 40.4% of our outstanding common stock. These stockholders have each separately committed to participate in this rights offering and to acquire their pro rata portion of shares in this rights offering. Although there are no agreements among SZ Investments, Third Avenue and Laminar regarding their voting or disposition of shares of our common stock, the level of their combined ownership of shares of common stock could have the effect of discouraging or impeding an unsolicited acquisition proposal. In addition, the change in ownership limitations contained in Article Fifth of our certificate of incorporation could have the effect of discouraging or impeding an unsolicited takeover proposal.

Future sales of our common stock may depress our stock price.
      No prediction can be made as to the effect, if any, that future sales of our common stock, or the availability of our common stock for future sales, will have on the market price of our common stock. Sales in the public market of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock. In addition, in connection with the Covanta acquisition financing, we filed a registration statement on Form S-3 to register the resale of 17,711,491 shares of our common stock held by Laminar, Third Avenue and SZ Investments, which was declared effective on August 24, 2004. We have also filed a registration statement on Form S-3 to register the issuance of up to 3.0 million shares of our common stock in the 9.25% Offering. We have also agreed to restructure the 9.25% Offering in order to give those offerees that exercise their rights to purchase shares of common stock at $1.53 per share, the additional right to purchase up to 2.7 million additional shares at $6.00 per share, as if they were participating in this rights offering. In connection with our proposed acquisition of Ref-Fuel, we have agreed to register the resale of certain shares held or acquired by Laminar, Third Avenue and SZ Investments in an underwritten public offering. We have also agreed to register any shares issuable to current stockholders of Ref-Fuel in the event the purchase agreement we entered into with Ref-Fuel stockholders is terminated due to our failure to complete the equity and debt financing for such acquisition. The potential effect of these shares being sold may be to depress the price at which our common stock trades.

Our disclosure controls and procedures may not prevent or detect all acts of fraud.
      Our disclosure controls and procedures are designed to reasonably assure that information required to be disclosed by us in reports we file or submit under the Securities Exchange Act is accumulated and communicated to management, recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms.
      Our management, including our Chief Executive Officer and Chief Financial Officer, believes that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, they cannot provide absolute assurance that all control issues and instances of fraud, if any, within our companies have been prevented or detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by an unauthorized override of the controls. The design of any systems of controls also is based in part upon certain assumptions about the likelihood of future events, and we cannot assure you that any design will succeed in achieving its stated goals under all potential future conditions. Accordingly, because of the inherent limitations in a cost effective control system, misstatements due to error or fraud may occur and not be detected.

Failure to maintain an effective system of internal control over financial reporting may have an adverse effect on our stock price.
      Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated by the Securities and Exchange Commission, commonly referred to as the “SEC,” to implement Section 404, we are required to furnish a report by our management to include in our annual report on Form 10-K regarding the effectiveness of our internal control over financial reporting. The report includes, among other things, an assessment of the effectiveness of our internal control over financial reporting as of the end of our fiscal year, including a statement as to whether or not our internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by management.
      We have in the past, and in the future may discover, areas of our internal control over financial reporting which may require improvement. For example, during the course of its audit of our 2004 financial statements, our independent auditors, Ernst & Young LLP, identified errors, principally related to complex manual “fresh start” accounting calculations, predominately affecting Covanta’s investments in its international businesses. Although the net effect of these errors was immaterial (less than $2.0 million, pretax), and such errors were corrected before our 2004 consolidated financial statements were issued, management determined that errors in complex fresh start and other technical accounting areas originally went undetected due to insufficient technical in-house expertise necessary to provide sufficiently rigorous review. As a result, management has concluded that Danielson’s internal control over financial reporting was not effective as of December 31, 2004. Although we have identified and undertaken steps necessary in order to remediate this material weakness, as of our quarterly report on Form 10-Q for the period ended March 31, 2005, we were unable to conclude that we had remediated this material weakness or that our internal controls over financial reporting were effective. The effectiveness of our internal control over financial reporting in the future will depend on our ability to fulfill these steps to remediate this material weakness. If we are unable to assert that our internal control over financial reporting is effective now or in any future period, or if our auditors are unable to express an opinion on the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on our stock price.

Covanta-Specific Risks

Covanta emerged from bankruptcy with a large amount of domestic debt, and we cannot assure you that its cash flow from domestic operations will be sufficient to pay this debt.
      As of March 31, 2005, Covanta’s outstanding domestic corporate debt was $237 million. Although Covanta is currently in compliance with all of its domestic debt covenants, Covanta’s ability to service its domestic debt will depend upon:

•	its ability to continue to operate and maintain its facilities consistent with historical performance levels;

•	its ability to maintain compliance with its debt covenants;

•	its ability to avoid increases in overhead and operating expenses in view of the largely fixed nature of its revenues;

•	its ability to maintain or enhance revenue from renewals or replacement of existing contracts, which begin to expire in October 2007 and from new contracts to expand existing facilities or operate additional facilities;

•	market conditions affecting waste disposal and energy pricing, as well as competition from other companies for contract renewals, expansions, and additional contracts, particularly after its existing contracts expire;

•	the continued availability to Covanta of the benefit of Danielson’s net operating losses under a tax sharing agreement; and

•	its ability to refinance its domestic corporate debt, whether in conjunction with the Ref-Fuel acquisition or otherwise.
      For a more detailed discussion of Covanta’s domestic debt covenants, please see Item 7 of our annual report on Form 10-K for the fiscal year ended December 31, 2004, as amended, and Item 7 of Covanta’s annual report on Form 10-K for the fiscal year ended December 31, 2004, as amended.
      Covanta’s ability to make payments on its indebtedness, to refinance its indebtedness, and to fund planned capital expenditures and other necessary expenses will depend on its ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that Covanta’s business will generate sufficient cash flow from operations or that Covanta will be able to refinance any of its indebtedness on commercially reasonable terms or at all.

Covanta may not be able to refinance its domestic debt agreements prior to maturity.
      Covanta issued secured notes, which mature in 2011. Prior to maturity, Covanta is obligated to pay only interest, and no principal, with respect to these notes. Covanta’s cash flow may be insufficient to pay the principal at maturity, which will be $230 million at such time. Consequently, Covanta may be obligated to refinance these notes prior to maturity. Covanta may refinance the notes during the first two years after issuance without paying a premium, and thereafter may refinance these notes but must pay a premium to do so.
      Several of Covanta’s contracts require it to provide certain letters of credit to contract counterparties. The aggregate stated amount of these letters declines materially each year, particularly prior to 2010. Covanta’s financing arrangements under which these letters of credit are issued expire in 2009, and so it must refinance these arrangements in order to allow Covanta to continue to provide the letters of credit beyond the current expiration date.
      Although we have received a commitment from Goldman Sachs Credit Partners, L.P. and Credit Suisse First Boston for a debt financing package for Covanta necessary to finance the proposed acquisition of Ref-Fuel, as well as to refinance the existing recourse debt and letter of credit arrangements of Covanta, such refinancing is contingent upon consummation of the Ref-Fuel acquisition. We cannot assure you that Covanta will be able to obtain refinancing on acceptable terms or at all, either in conjunction with the Ref-Fuel acquisition or otherwise.

Covanta’s ability to grow its business is limited.
      Covanta’s ability to grow its domestic business by investing in new projects will be limited by debt covenants in its principal financing agreements, unless such financing agreements are refinanced, and from potentially fewer market opportunities for new waste-to-energy facilities. Covanta’s business is based upon building and operating municipal solid waste processing and energy generating projects, which are capital intensive businesses that require financing through direct investment and the incurrence of debt. When we acquired Covanta and it emerged from bankruptcy proceedings in March 2004, Covanta entered into financing arrangements with restrictive covenants typical of financings for companies emerging from bankruptcy. These covenants essentially prohibit investments in new projects or acquisitions of new businesses and place restrictions on Covanta’s ability to expand existing projects. The covenants prohibit borrowings to finance new construction, except in limited circumstances related to specifically identified expansions of existing facilities. The covenants also limit spending for new business development and require that excess cash flow be trapped to collateralize outstanding letters of credit.
      Although we will be negotiating debt covenants for the refinancing of Covanta’s recourse debt in connection with the Ref-Fuel acquisition, such financing is contingent upon consummation of the Ref-Fuel acquisition. We cannot assure you that, when it seeks to refinance its domestic debt agreements, Covanta will be able to negotiate covenants that will provide it with more flexibility to grow its business.

Covanta’s liquidity is limited by the amount of domestic debt issued when it emerged from bankruptcy.
      Covanta believes that its cash flow from domestic operations will be sufficient to pay for its domestic cash needs, including debt service on its domestic corporate debt, and that its revolving credit facility will provide a secondary source of liquidity. For the period March 11, 2004 through March 31, 2005, Covanta’s cash flow from operating activities for domestic operations was $118.2 million. We cannot assure you, however, that Covanta’s cash flow from domestic operations will not be adversely affected by adverse economic conditions or circumstances specific to one or more projects or that if such conditions or circumstances do occur, its revolving credit facility will provide Covanta with access to sufficient cash for such purposes.

Operation of Covanta’s facilities and the expansion of facilities involve significant risks.
      The operation of Covanta’s facilities and the construction of new or expanded facilities involve many risks, including:

•	the inaccuracy of Covanta’s assumptions with respect to the timing and amount of anticipated revenues;

•	supply interruptions;

•	the breakdown or failure of equipment or processes;

•	difficulty or inability to find suitable replacement parts for equipment;

•	the unavailability of sufficient quantities of waste;

•	decreases in the fees for solid waste disposal;

•	decreases in the demand or market prices for recovered ferrous or non-ferrous metal;

•	disruption in the transmission of electricity generated;

•	permitting and other regulatory issues, license revocation and changes in legal requirements;

•	labor disputes and work stoppages;

•	unforeseen engineering and environmental problems;

•	unanticipated cost overruns;

•	weather interferences, catastrophic events including fires, explosions, earthquakes, droughts and acts of terrorism;

•	the exercise of the power of eminent domain; and

•	performance below expected levels of output or efficiency.
      We cannot predict the impact of these risks on Covanta’s business or operations. These risks, if they were to occur, could prevent Covanta from meeting its obligations under its operating agreements. In addition, although Covanta maintains insurance to protect it against operating risks, the proceeds from its insurance policies may not be adequate to cover lost revenues or increased expenses.

Development and construction of new projects may not commence operation as scheduled, or at all.
      The development and construction of new facilities involves many risks including siting, permitting, financing and construction delays and expenses, start-up problems, the breakdown of equipment and performance below expected levels of output and efficiency. New facilities have no operating history and may employ recently developed technology and equipment. Covanta maintains insurance to protect against risks relating to the construction of new projects; however, such insurance may not be adequate to cover lost revenues or increased expenses. As a result, a new facility may be unable to fund principal and interest payments under its debt service obligations or may operate at a loss. In certain situations, if a facility fails to achieve commercial operation, at certain levels or at all, termination rights in the agreements governing the facility’s financing may be triggered, rendering all of the facility’s debt immediately due and payable. As a result, the facility may be rendered insolvent and Covanta may lose its interest in the facility.

Covanta’s insurance and contractual protections may not always cover lost revenues, increased expenses or liquidated damages payments.
      Although Covanta maintains insurance, obtains warranties from vendors, requires contractors to meet certain performance levels and attempts, where feasible, to pass risks Covanta cannot control to the service recipient or output purchaser, the proceeds of such insurance, warranties, performance guarantees or risk sharing arrangements may not be adequate to cover lost revenues, increased expenses or liquidated damages payments.

Performance reductions could materially and adversely affect Covanta and its projects may operate at lower levels than expected.
      Most service agreements for Covanta’s waste-to-energy facilities provide for limitations on damages and cross-indemnities among the parties for damages that such parties may incur in connection with their performance under the contract. In most cases, such contractual provisions excuse Covanta from performance obligations to the extent affected by uncontrollable circumstances and provide for service fee adjustments if uncontrollable circumstances increase its costs. We cannot assure you that these provisions will prevent Covanta from incurring losses upon the occurrence of uncontrollable circumstances or that if Covanta were to incur such losses it would continue to be able to service its debt.
      Covanta and certain of its subsidiaries have issued or are party to performance guarantees and related contractual obligations associated with its waste-to-energy, independent power and water facilities. With respect to its domestic businesses, Covanta has issued guarantees to its municipal clients and other parties that Covanta’s subsidiaries will perform in accordance with contractual terms, including, where required, the payment of damages or other obligations. The obligations guaranteed will depend upon the contract involved. Many of Covanta’s subsidiaries have contracts to operate and maintain waste-to-energy facilities. In these contracts the subsidiary typically commits to operate and maintain the facility in compliance with legal requirements; to accept minimum amounts of solid waste; to generate a minimum amount of electricity per ton of waste; and to pay damages to contract counterparties under specified circumstances, including those where the operating subsidiary’s contract has been terminated for default. Any contractual damages or other obligations incurred by Covanta could be material, and in circumstances where one or more subsidiary’s contract has been terminated for its default, such damages could include amounts sufficient to repay project debt. Additionally, damages payable under such guarantees on Covanta-owned waste-to-energy facilities could expose Covanta to recourse liability on project debt. Covanta may not have sufficient sources of cash to pay such damages or other obligations. We cannot assure you that Covanta will be able to continue to avoid incurring material payment obligations under such guarantees or that if it did incur such obligations that it would have the cash resources to pay them.
      With respect to the international projects, Covanta Power International Holdings, Inc., referred to in this prospectus supplement as “CPIH,” Covanta and certain of Covanta’s domestic subsidiaries have issued guarantees of CPIH’s operating obligations. The potential damages that may be owed under these guarantees may be material. Covanta is generally entitled to be reimbursed by CPIH for any payments it may make under guarantees related to international projects; however we cannot assure you that Covanta will be able to collect any amount owned to it by CPIH.

Covanta generates its revenue primarily under long term contracts and must avoid defaults under its contracts in order to service its debt and avoid material liability to contract counterparties.
      Covanta must satisfy its performance and other obligations under contracts governing waste-to-energy facilities. These contracts typically require Covanta to meet certain performance criteria relating to amounts of waste processed, energy generation rates per ton of waste processed, residue quantity and environmental standards. Covanta’s failure to satisfy these criteria may subject it to termination of its operating contracts. If such a termination were to occur, Covanta would lose the cash flow related to the projects and incur material termination damage liability. In circumstances where the contract of one or more subsidiaries has been terminated due to Covanta’s default, Covanta may not have sufficient sources of cash to pay such damages. We cannot assure you that Covanta will be able to continue to perform its obligations under such contracts in order to avoid such contract terminations, or damages related to any such contract termination, or that if it could not avoid such terminations that it would have the cash resources to pay amounts that may then become due.

Covanta may face increased risk of market influences on its domestic revenues after its contracts expire.
      Covanta’s contracts to operate waste-to-energy projects expire on various dates between 2007 and 2023, and its contracts to sell energy output generally expire when the project’s operating contract expires. One of Covanta’s contracts will expire in 2007. During the twelve-month period January 1 to December 31, 2004, this contract contributed $12.5 million in revenues. Expiration of these contracts will subject Covanta to greater market risk in maintaining and enhancing its revenues. As its operating contracts at municipally-owned projects approach expiration, Covanta will seek to enter into renewal or replacement contracts to continue operating such projects. However, we cannot assure you that Covanta will be able to enter into renewal or replacement contracts on favorable terms to Covanta, or at all. Covanta will seek to bid competitively for additional contracts to operate other facilities as similar contracts of other vendors expire. The expiration of Covanta’s existing energy sales contracts, if not renewed, will require Covanta to sell project energy output either into the electricity grid or pursuant to new contracts.
      At some of Covanta’s facilities, market conditions may allow Covanta to effect extensions of existing operating contracts along with facility expansions. Such extensions and expansions are currently being considered at a limited number of Covanta’s facilities in conjunction with its municipal clients. If Covanta were unable to reach agreement with its municipal clients on the terms under which it would implement such extensions and expansions, or if the implementation of these extensions and expansions is materially delayed, this may adversely affect Covanta’s cash flow and profitability.

      Covanta’s cash flow and profitability may be adversely affected if it is unable to obtain contracts acceptable to it for such renewals, replacements or additional contracts, or extension and expansion contracts. We cannot assure you that Covanta will be able to enter into such contracts or that the terms available in the market at the time will be favorable to Covanta.

Covanta depends on performance by third parties under contractual arrangements.
      Covanta depends on a limited number of third parties to, among other things, purchase the electric and steam energy produced by its facilities, and supply and deliver the waste and other goods and services necessary for the operation of Covanta’s facilities. The viability of Covanta’s facilities depends significantly upon the performance by third parties in accordance with long-term contracts, and such performance depends on factors which may be beyond Covanta’s control. If those third parties do not perform their obligations, or are excused from performing their obligations because of nonperformance by Covanta or other parties to the contracts, or due to force majeure events or changes in laws or regulations, Covanta may not be able to secure alternate arrangements on substantially the same terms, if at all, for the services provided under the contracts. In addition, the bankruptcy or insolvency of a participant or third party in Covanta’s facilities could result in nonpayment or nonperformance of that party’s obligations to Covanta.

Concentration of suppliers and customers may expose Covanta to heightened financial exposure.
      Covanta often relies on single suppliers and single customers at Covanta’s facilities, exposing such facilities to financial risks if any supplier or customer should fail to perform its obligations.
      Covanta often relies on a single supplier to provide waste, fuel, water and other services required to operate a facility and on a single customer or a few customers to purchase all or a significant portion of a facility’s output. In most cases Covanta has long-term agreements with such suppliers and customers in order to mitigate the risk of supply interruption. The financial performance of these facilities depends on such customers and suppliers continuing to perform their obligations under their long-term agreements. A facility’s financial results could be materially and adversely affected if any one customer or supplier fails to fulfill its contractual obligations and Covanta is unable to find other customers or suppliers to produce the same level of profitability. We cannot assure you that such performance failures by third parties will not occur, or that if they do occur, such failures will not adversely affect Covanta’s cash flow or profitability.
      In addition, for its waste-to-energy facilities, Covanta relies on its municipal clients as a source not only of waste for fuel but also of revenue from fees for disposal services Covanta provides. Because Covanta’s contracts with its municipal clients are generally long term, Covanta may be adversely affected if the credit quality of one or more of its municipal clients were to decline materially.

Covanta’s international businesses emerged from bankruptcy with a large amount of debt, and we cannot assure you that its cash flow from international operations will be sufficient to pay this debt.
      Covanta’s subsidiary holding the equity interests in its international businesses, CPIH, is also highly leveraged, and its debt will be serviced solely from the cash generated from the international operations. Cash distributions from international projects are typically less dependable as to timing and amount than distributions from domestic projects, and we cannot assure you that CPIH will have sufficient cash flow from operations or other sources to pay the principal or interest due on its debt. As of March 31, 2005, Covanta’s outstanding international debt was $178 million, consisting of $77 million of CPIH recourse debt and $101 million of project debt.
      Although CPIH is currently not in default under its debt covenants, CPIH’s ability to service its debt will depend upon:

•	its ability to continue to operate and maintain its facilities consistent with historical performance levels;

•	stable foreign political environments that do not resort to expropriation, contract renegotiations or currency or exchange changes;

•	the financial ability of the electric and steam purchasers to pay the full contractual tariffs on a timely basis;

•	the ability of its international project subsidiaries to maintain compliance with their respective project debt covenants in order to make equity distributions to CPIH; and

•	its ability to sell existing projects in an amount sufficient to repay CPIH indebtedness at or prior to its maturity in March 2007 or to refinance its indebtedness at or prior to such maturity.
      For a more detailed discussion of CPIH’s international debt covenants, please see Item 7 of our annual report on Form 10-K for the fiscal year ended December 31, 2004, as amended, and Item 7 of Covanta’s annual report on Form 10-K for the fiscal year ended December 31, 2004, as amended. While we have financing commitments to refinance Covanta’s debt, and to repay CPIH’s debt entirely, in connection with the acquisition of Ref-Fuel, such financing is contingent upon consummation of the Ref-Fuel acquisition. We cannot assure you that we will be able to refinance CPIH’s debt on acceptable terms or at all, either in conjunction with the Ref-Fuel acquisition or otherwise.

CPIH’s debt is due in March 2007, and it will need to refinance its debt or obtain cash from other sources to repay this debt at maturity.
      Covanta believes that cash from CPIH’s operations, together with liquidity available under CPIH’s revolving credit facility, will provide CPIH with sufficient liquidity to meet its needs for cash, including cash to pay debt service on CPIH’s debt prior to maturity in March 2007. Covanta believes that CPIH will not have sufficient cash from its operations and its revolving credit facility to pay off its debt at maturity, and so if it is unable to generate sufficient additional cash from asset sales or other sources, CPIH will need to refinance its debt at or prior to maturity. While CPIH’s debt is non-recourse to Covanta, it is secured by a pledge of Covanta’s stock in CPIH and CPIH’s equity interests in certain of its subsidiaries. While we have financing commitments to refinance Covanta’s debt, and to repay CPIH’s debt entirely, in connection with the acquisition of Ref-Fuel, such financing is contingent upon consummation of the Ref-Fuel acquisition. We cannot assure you that we will be able to refinance CPIH’s debt on acceptable terms or at all, either in conjunction with the Ref-Fuel acquisition or otherwise.

CPIH’s assets and cash flow will not be available to Covanta.
      Although CPIH’s results of operations are consolidated with Danielson’s and Covanta’s for financial reporting purposes, as long as the existing CPIH term loan and revolver remain outstanding, CPIH is restricted under its existing credit agreements from distributing cash to Covanta. Under these agreements, CPIH’s cash may only be used for CPIH’s purposes and to service CPIH’s debt. Accordingly, although reported on Danielson’s and Covanta’s consolidated financial statements, Covanta does not have access to CPIH’s revenues or cash flows and will have access only to Covanta’s domestically generated cash flows. While we have financing commitments to refinance Covanta’s debt, and to repay CPIH’s debt entirely, in connection with the acquisition of Ref-Fuel, such financing is contingent upon consummation of the Ref-Fuel acquisition. We cannot assure you that we will be able to refinance CPIH’s debt on acceptable terms or at all, either in conjunction with the Ref-Fuel acquisition or otherwise.

A sale or transfer of CPIH or its assets may not be sufficient to repay CPIH indebtedness.
      Although CPIH’s results of operations are consolidated with Danielson’s and Covanta’s for financial reporting purposes, due to CPIH’s indebtedness and the terms of Covanta’s credit agreements, CPIH’s cash flow is available only to repay CPIH’s debt. Similarly, in the event that CPIH determines that it is desirable to sell or transfer all or any portion of its assets or business, the proceeds would first be applied to reduce CPIH’s debt. We cannot assure you that the proceeds of any such sale would be sufficient to repay all of CPIH’s debt, consisting of principal and accrued interest or, if sufficient to repay CPIH’s debt, that such proceeds would offset the loss of CPIH’s revenues and earnings as reported by Danielson and Covanta in their respective consolidated financial statements.

      Although Danielson has received a commitment from Goldman Sachs Credit Partners, L.P. and Credit Suisse First Boston for a debt financing package for Covanta necessary to finance the acquisition of Ref-Fuel, as well as to refinance the existing recourse debt of Covanta and repay all of CPIH’s recourse debt, such financing is contingent upon consummation of the Ref-Fuel acquisition. We cannot assure you that this financing will close. In the absence of a successful closing of the Ref-Fuel acquisition and its related financing, we cannot assure you that CPIH will be able to obtain refinancing on acceptable terms or at all, either in conjunction with the Ref-Fuel acquisition or otherwise.

Exposure to international economic and political factors may materially and adversely affect Covanta’s business.
      CPIH’s operations are entirely outside the United States and expose it to legal, tax, currency, inflation, convertibility and repatriation risks, as well as potential constraints on the development and operation of potential business, any of which can limit the benefits to CPIH of a foreign project. For the twelve months ended March 31, 2005, CPIH contributed $131.1 million, or 19%, to Covanta’s consolidated revenues.
      CPIH’s projected cash distributions from existing facilities over the next five years comes from facilities located in countries with sovereign ratings below investment grade, including Bangladesh, the Philippines and India. In addition, Covanta continues to provide operating guarantees and letters of credit for certain of CPIH’s projects, which, if drawn upon, would require CPIH to reimburse Covanta for any related payments it may be required to make. The financing, development and operation of projects outside the United States can entail significant political and financial risks, which vary by country, including:

•	changes in law or regulations;

•	changes in electricity tariffs;

•	changes in foreign tax laws and regulations;

•	changes in United States federal, state and local laws, including tax laws, related to foreign operations;

•	compliance with United States federal, state and local foreign corrupt practices laws;

•	changes in government policies or personnel;

•	changes in general economic conditions affecting each country, including conditions in financial markets;

•	changes in labor relations in operations outside the United States;

•	political, economic or military instability and civil unrest; and

•	expropriation and confiscation of assets and facilities.
      The legal and financial environment in foreign countries in which CPIH currently owns assets or projects also could make it more difficult for it to enforce its rights under agreements relating to such projects.
      In addition, the existence of the operating guarantees and letters of credit provided by Covanta for CPIH projects could expose us to any or all of the risks identified above with respect to the CPIH projects, particularly if CPIH’s cash flow or other sources of liquidity are insufficient to reimburse Covanta for amounts due under such instruments. As a result, these risks may have a material adverse effect on Covanta’s business, consolidated financial condition and results of operations and on CPIH’s ability to service its debt.

Exposure to foreign currency fluctuations may affect Covanta’s costs of operations.
      CPIH participates in projects in jurisdictions where limitations on the convertibility and expatriation of currency have been lifted by the host country and where such local currency is freely exchangeable on the international markets. In most cases, components of project costs incurred or funded in the currency of the United States are recovered with limited exposure to currency fluctuations through negotiated contractual adjustments to the price charged for electricity or service provided. This contractual structure may cause the cost in local currency to the project’s power purchaser or service recipient to rise from time to time in excess of local inflation. As a result, there is a risk in such situations that such power purchaser or service recipient will, at least in the near term, be less able or willing to pay for the project’s power or service.

Exposure to fuel supply prices may affect CPIH’s costs and results of operations.
      Changes in the market prices and availability of fuel supplies to generate electricity may increase CPIH’s cost of producing power, which could adversely impact Covanta’s profitability and financial performance.
      The market prices and availability of fuel supplies of some of CPIH’s facilities fluctuate. Any price increase, delivery disruption or reduction in the availability of such supplies could affect CPIH’s ability to operate its facilities and impair its cash flow and profitability. CPIH may be subject to further exposure if any of its future operations are concentrated in facilities using fuel types subject to fluctuating market prices and availability. Covanta may not be successful in its efforts to mitigate its exposure to supply and price swings.

Covanta’s inability to obtain resources for operations may adversely affect its ability to effectively compete.
      Covanta’s waste-to-energy facilities depend on solid waste for fuel, which provides a source of revenue. For most of Covanta’s facilities, the prices it charges for disposal of solid waste are fixed under long-term contracts and the supply is guaranteed by sponsoring municipalities. However, for some of Covanta’s waste-to-energy facilities, the availability of solid waste to Covanta, as well as the tipping fee that Covanta must charge to attract solid waste to its facilities, depends upon competition from a number of sources such as other waste-to-energy facilities, landfills and transfer stations competing for waste in the market area. In addition, Covanta may need to obtain waste on a competitive basis as its long-term contracts expire at its owned facilities. There has been consolidation and there may be further consolidation in the solid waste industry which would reduce the number of solid waste collectors or haulers that are competing for disposal facilities or enable such collectors or haulers to use wholesale purchasing to negotiate favorable below-market disposal rates. The consolidation in the solid waste industry has resulted in companies with vertically integrated collection activities and disposal facilities. Such consolidation may result in economies of scale for those companies as well as the use of disposal capacity at facilities owned by such companies or by affiliated companies. Such activities can affect both the availability of waste to Covanta for disposal at some of Covanta’s waste-to-energy facilities and market pricing.

Compliance with environmental laws could adversely affect Covanta’s results of operations.
      Costs of compliance with federal, state and local existing and future environmental regulations could adversely affect Covanta’s cash flow and profitability. Covanta’s business is subject to extensive environmental regulation by federal, state and local authorities, primarily relating to air, waste (including residual ash from combustion) and water. Covanta is required to comply with numerous environmental laws and regulations and to obtain numerous governmental permits in operating Covanta’s facilities. Covanta may incur significant additional costs to comply with these requirements. Environmental regulations may also limit Covanta’s ability to operate Covanta’s facilities at maximum capacity or at all. If Covanta fails to comply with these requirements, Covanta could be subject to civil or criminal liability, damages and fines. Existing environmental regulations could be revised or reinterpreted and new laws and regulations could be adopted or become applicable to Covanta or its facilities, and future changes in environmental laws and regulations could occur. This may materially increase the amount Covanta must invest to bring its facilities into compliance. In addition, lawsuits or enforcement actions by federal and/or state regulatory agencies may materially increase our costs. Stricter environmental regulation of air emissions, solid waste handling or combustion, residual ash handling and disposal, and waste water discharge could materially affect Covanta’s cash flow and profitability.
      Covanta may not be able to obtain or maintain, from time to time, all required environmental regulatory approvals. If there is a delay in obtaining any required environmental regulatory approvals or if Covanta fails to obtain and comply with them, the operation of Covanta’s facilities could be jeopardized or become subject to additional costs.

Federal energy regulation could adversely affect Covanta’s revenues and costs of operations.
      Covanta’s business is subject to extensive energy regulations by federal and state authorities. The economics, including the costs, of operating Covanta’s facilities may be adversely affected by any changes in these regulations or in their interpretation or implementation or any future inability to comply with existing or future regulations or requirements.
      The Public Utility Holding Company Act of 1935, commonly referred to as “PUHCA,” and the Federal Power Act, commonly referred to as “FPA,” regulate public utility holding companies and their subsidiaries and place constraints on the conduct of their business. The FPA regulates wholesale sales of electricity and the transmission of electricity in interstate commerce by public utilities. Under the Public Utility Regulatory Policies Act of 1978, commonly referred to as “PURPA,” Covanta’s domestic facilities are exempt from regulations under PUHCA, most provisions of the FPA and state rate regulation. Covanta’s foreign projects are also exempt from regulation under PUHCA.
      If Covanta becomes subject to either the FPA or PUHCA, the economics and operations of Covanta’s energy projects could be adversely affected, including as a result of rate regulation by the FERC with respect to its output of electricity, which could result in lower prices for sales of electricity. If an alternative exemption from PUHCA was not available, Covanta could be subject to substantial regulation by the SEC as a public utility holding company and may incur material administrative costs to comply with additional regulatory requirements. In addition, depending on the terms of the project’s power purchase agreement, a loss of Covanta’s exemptions could allow the power purchaser to cease taking and paying for electricity under existing contracts or to seek refunds of past amounts paid. Such results could cause the loss of some or all contract revenues or otherwise impair the value of a project and could trigger defaults under provisions of the applicable project contracts and financing agreements. Defaults under such financing agreements could render the underlying debt immediately due and payable. Under such circumstances, Covanta cannot assure you that revenues received, the costs incurred, or both, in connection with the project could be recovered through sales to other purchasers.

Failure to obtain regulatory approvals could adversely affect Covanta’s operations.
      Covanta is continually in the process of obtaining or renewing federal, state and local approvals required to operate Covanta’s facilities. While Covanta currently has all necessary operating approvals, Covanta may not always be able to obtain all required regulatory approvals, and Covanta may not be able to obtain any necessary modifications to existing regulatory approvals or maintain all required regulatory approvals. If there is a delay in obtaining any required regulatory approvals or if Covanta fails to obtain and comply with any required regulatory approvals, the operation of Covanta’s facilities or the sale of electricity to third parties could be prevented, made subject to additional regulation or subject Covanta to additional costs.

The energy industry is becoming increasingly competitive, and Covanta might not successfully respond to these changes.
      Covanta may not be able to respond in a timely or effective manner to the changes resulting in increased competition in the energy industry in both domestic and international markets. These changes may include deregulation of the electric utility industry in some markets, privatization of the electric utility industry in other markets and increasing competition in all markets. To the extent U.S. competitive pressures increase and the pricing and sale of electricity assumes more characteristics of a commodity business, the economics of Covanta’s business may come under increasing pressure. Regulatory initiatives in foreign countries where Covanta has or will have operations involve the same types of risks.

Changes in laws and regulations affecting the solid waste and the energy industries could adversely affect Covanta’s business.
      Covanta’s business is highly regulated. Covanta cannot predict whether the federal or state governments or foreign governments will adopt legislation or regulations relating to the solid waste or energy industries. These laws and regulations can result in increased capital, operating and other costs to Covanta, particularly with regard to enforcement efforts. The introduction of new laws or other future regulatory developments that increase the costs of operation or capital to Covanta may have a material adverse effect on Covanta’s business, financial condition or results of operations.

Changes in technology may have a material adverse effect on Covanta’s profitability.
      Research and development activities are ongoing to provide alternative and more efficient technologies to dispose of waste or produce power, including fuel cells, microturbines and solar cells. It is possible that advances in these or other technologies will reduce the cost of waste disposal or power production from these technologies to a level below Covanta’s costs. Furthermore, increased conservation efforts could reduce the demand for power or reduce the value of Covanta’s facilities. Any of these changes could have a material adverse effect on Covanta’s revenues and profitability.
Insurance Services — Specific Risks

Insurance regulations may affect NAICC’s operations.
      The insurance industry is highly regulated. NAICC is subject to regulation by state and federal regulators, and a significant portion of NAICC’s operations are subject to regulation by the state of California. Changes in existing insurance regulations or adoption of new regulations or laws which could affect NAICC’s results of operations and financial condition may include, without limitation, proposed changes to California regulations regarding a broker’s fiduciary duty to select the best carrier for an insured, extension of California’s Low Cost Automobile Program beyond Los Angeles and San Francisco counties and changes to California’s workers’ compensation laws. We cannot predict the impact of changes in existing insurance regulations or adoption of new regulations or laws on NAICC’s results of operations and financial condition.

The insurance products sold by NAICC are subject to intense competition.
      The insurance products sold by NAICC are subject to intense competition from many competitors, many of whom have substantially greater resources than NAICC. The California non-standard personal automobile marketplace consists of over 100 carriers.
      In order to decrease rates, insurers in California must obtain the prior permission for rate reductions from the California Department of Insurance. In lieu of requesting rate decreases, competitors may soften underwriting standards as an alternative means of attracting new business. Such tactics, should they occur, would introduce new levels of risk for NAICC and could limit NAICC’s ability to write new policies or renew existing profitable policies. We cannot assure you that NAICC will be able to successfully compete in these markets and generate sufficient premium volume at attractive prices to be profitable. This risk is enhanced by the reduction in lines of business NAICC writes as a result of its decision to reduce underwriting operations.

If NAICC’s loss experience exceeds its estimates, additional capital may be required.
      Unpaid losses and loss adjustment expenses are based on estimates of reported losses, historical company experience of losses reported for reinsurance assumed and historical company experience for unreported claims. Such liability is, by necessity, based on estimates that may change in the near term. NAICC cannot assure you that the ultimate liabilities will not exceed, or even materially exceed, the amounts estimated. If the ultimate liability materially exceeds estimates, then additional capital may be required to be contributed to some of our insurance subsidiaries. NAICC and the other insurance subsidiaries received additional capital contributions from Danielson in 2003 and 2002, and NAICC cannot provide any assurance that it and its subsidiaries will be able to obtain such additional capital on commercially reasonable terms or at all.
      In addition, due to the fact that NAICC and its other insurance subsidiaries are in the process of running off several significant lines of business, the risk of adverse development and the subsequent requirement to obtain additional capital is heightened.

Failure to satisfy capital adequacy and risk-based capital requirements would require NAICC to obtain additional capital.
      NAICC is subject to regulatory risk-based capital requirements. Depending on its risk-based capital, NAICC could be subject to various levels of increasing regulatory intervention ranging from company action to mandatory control by insurance regulatory authorities. NAICC’s capital and surplus is also one factor used to determine its ability to distribute or loan funds to us. If NAICC has insufficient capital and surplus, as determined under the risk-based capital test, it will need to obtain additional capital to establish additional reserves. NAICC cannot provide any assurance that it will be able to obtain such additional capital on commercially reasonable terms or at all.

Proposed tort reform legislation could decrease demand for liability insurance, thereby reducing our revenues.
      Legislation concerning tort reform has been considered, from time to time, in the United States Congress and in several states. Among the provisions considered for inclusion in proposed legislation have been limitations on damage awards and various restrictions applicable to class action lawsuits. Enactment of these or similar provisions could result in a reduction in the demand for liability insurance policies or a decrease in limits on policies NAICC sells, thereby reducing our commission and fee revenues.
Risks Related to the Ref-Fuel Acquisition
      The business of Ref-Fuel is substantially similar to that of Covanta. Accordingly, risks associated with Covanta’s business generally are also associated with Ref-Fuel and would be associated with a combined Covanta and Ref-Fuel. Specifically, risks associated with Ref-Fuel’s ability to:

•	repay its outstanding debt;

•	refinance its existing debt;

•	grow its business;

•	construct new facilities;

•	commence new operations;

•	comply with environmental laws, rules and regulations;

•	expand using new technology;

•	perform at expected levels;

•	avoid contract defaults; and

•	respond to increased market influences upon expiration of long-term contracts;
as well as other risk factors facing Covanta’s business as described in this prospectus supplement may have an effect on the combined business. In addition to these general risks, set forth below are additional risks specific to the acquisition of Ref-Fuel by Covanta.

In connection with the Ref-Fuel acquisition, Covanta will incur a large amount of debt, and we cannot assure you that our cash flow from operations will be sufficient to pay this debt.
      Covanta expects that following the acquisition it will have corporate debt of $675 million, which we will guarantee. Our ability to service this debt will depend upon:

•	the continued operation and maintenance of our facilities, including those of Ref-Fuel, consistent with historical performance levels;

•	compliance with our debt covenants under our various credit arrangements;

•	compliance by the Ref-Fuel subsidiaries with their respective debt covenants in order to permit distributions of cash to Covanta;

•	maintenance or enhancement of revenue from renewals or replacement of existing contracts, which begin to expire in 2007 and from new contracts to expand existing facilities or operate additional facilities;

•	market conditions affecting waste disposal and energy pricing, as well as competition from other companies for contract renewals, expansions, and additional contracts, particularly after Covanta’s existing contracts expire; and

•	the continued availability to Covanta of the benefit of Danielson’s NOLs under a tax sharing agreement.
      For a more detailed discussion of Covanta’s expected new domestic debt covenants, please see “Danielson’s Business — Description of Acquisition Debt” in this prospectus supplement.
      Covanta’s ability to make payments on its indebtedness, to refinance its indebtedness, and to fund planned capital expenditures and other necessary expenses will depend on its ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative regulatory and other factors that are beyond our control. We cannot assure you that Covanta’s business will generate sufficient cash flow from operations or that Covanta will be able to refinance any of its indebtedness on commercially reasonable terms or at all.

We may be unable to integrate the operations of Ref-Fuel and Covanta successfully and may not realize the full anticipated benefits of the acquisition.
      Achieving the anticipated benefits of the acquisition of Ref-Fuel will depend in part upon our ability to integrate the two companies’ businesses in an efficient and effective manner. Our attempt to integrate two companies that have previously operated independently may result in significant challenges, and we may be unable to accomplish the integration smoothly or successfully. In particular, the necessity of coordinating organizations in additional locations and addressing possible differences in corporate cultures and management philosophies may increase the difficulties of integration. The integration will require the dedication of significant management resources, which may temporarily distract management’s attention from the day-to-day operations of the businesses of the combined company. The process of integrating operations after the transaction could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company’s businesses and the loss of key personnel. Employee uncertainty and lack of focus during the integration process may also disrupt the businesses of the combined company.

Any inability of management to successfully integrate Ref-Fuel’s operations with the operations of Covanta could have a material adverse effect on our business and financial condition.
      The anticipated benefits of the transaction include the elimination of duplicative costs, the strategic expansion of Covanta’s core waste-to-energy business in the northeast region of the United States and the strengthening of Covanta’s credit profile and lowering of our costs of capital. We may not be able to realize, in whole or in part, or within the anticipated time frames, any of these expected costs of savings or improvements. The realization of the anticipated benefits of the transaction are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. As a result, we may not be able to achieve our expected results of operations and our actual income, cash flow or earnings available to satisfy debt obligations may be materially lower than the pro forma results which are included in this prospectus supplement.

We will incur significant transaction and combination-related costs in connection with the transaction.
      If the proposed transaction with Ref-Fuel closes, we expect that we will incur transaction fees and other expenses related to the transaction of approximately $45 million, including financial advisors’ fees, legal and accounting fees, and fees and expenses to refinance the existing Covanta recourse debt. Furthermore, we expect to incur significant costs, which we currently estimate to be approximately $20 million through 2007, associated with combining the operations of the two companies. However, we cannot predict with certainty the specific size of those charges before we begin the integration process. Although we expect the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, we cannot give any assurance that this net benefit will be achieved as planned in the near future or at all.

Failure to close the Ref-Fuel acquisition may adversely affect our financial condition.
      If we are unable to consummate our planned acquisition of Ref-Fuel, we will have incurred substantial transaction fees and other expenses in connection with our pursuit of the transaction, without achieving the benefits of the acquisition. If our inability to close the Ref-Fuel acquisition results from our failure to complete this rights offering and the related financing for the transaction, and all other closing conditions are capable of being satisfied, then we must pay the selling stockholders of Ref-Fuel a termination fee of $25 million, not less than $10 million of which must be paid in cash. In addition, if we fail to close the transaction, the refinancing of Covanta’s existing recourse debt which is contemplated in connection with the acquisition will not occur. Covanta’s and CPIH’s need to either satisfy their debts upon maturity or refinance them will continue and there can be no assurance that Covanta or CPIH will be able to refinance their respective debts on acceptable terms or at all, or obtain sufficient cash to satisfy their debts at maturity.

Fees payable in Danielson’s common stock if the Ref-Fuel acquisition fails to close may have a dilutive effect on your interest.
      If we fail to close the Ref-Fuel acquisition due to our failure to complete this rights offering and the related financing for the transaction, and all other closing conditions are capable of being satisfied, then we must pay the selling stockholders of Ref-Fuel a termination fee of $25 million. Not less than $10 million of this termination fee must be paid in cash and up to $15 million of the fee may be paid in stock at our election, at a price of $8.13 per share. In addition, in connection with their commitments to participate in this rights offering and acquire their respective pro rata portions of the shares in this rights offering, we have agreed to pay each of SZ Investments, Third Avenue and Laminar an amount equal to 1.5% to 2.25% of their respective equity commitments depending upon the timing of the transaction. If this rights offering is terminated before August 15, 2005, we may elect to pay this amount to SZ Investments, Third Avenue and Laminar in the form of our common stock at a price based upon the 10-day average closing price of our common stock following termination of this rights offering. Payment of these fees in our common stock will have a dilutive effect on your relative ownership interest in our stock.

Ref-Fuel’s business model includes greater risk in the waste disposal market than does Covanta’s.
      While Covanta and Ref-Fuel both sell the majority of energy pursuant to long-term contracts, Covanta typically sells a greater proportion of its aggregate waste processing capacity under long-term contracts than does Ref-Fuel. Following the acquisition, a larger percentage of our revenue from our waste-to-energy facilities will be subject to market risk from fluctuations in waste market prices than has historically been the case. Consequently, short-term fluctuations in the waste markets may have a greater impact on our waste-to energy revenues than we have previously experienced.

Ref-Fuel’s operations are concentrated in one region, and our acquisition of Ref-Fuel will expose us to regional economic declines.
      All of Ref-Fuel’s operating facilities are located in the northeastern United States. Adverse economic developments in the northeast region could affect regional waste generation rates and demand for services from waste-to-energy facilities, which could have a material adverse effect on distributions to us from Ref-Fuel.

Ref-Fuel’s energy contracts involve greater risk of exposure to performance levels which could result in materially lower revenues.
      While Covanta typically is contractually entitled to only a small share (generally 10%) of the energy revenues generated by a waste-to-energy project, Ref-Fuel typically is entitled to a materially greater share of such revenues from its projects. Of these projects, Ref-Fuel receives 100% of the energy revenues it generates in four of its six projects.
      As a result, if we are unable to operate the Ref-Fuel facilities at their historical performance levels for any reason, our revenues from energy sales could materially decrease.

A material portion of Ref-Fuel’s revenues are derived from three of its projects.
      Ref-Fuel receives a substantial portion of its revenue from three projects, and we expect these projects will continue to account for a substantial amount of revenues for the foreseeable future. With respect to one of these facilities, the existing waste supply contract and power purchase agreement will expire in 2009. During the twelve month period January 1, 2004 to December 31, 2004, this project contributed approximately $77 million in revenues. During that same period, all three projects contributed approximately $258 million in revenues. We may not be able to secure alternative arrangements on substantially the same terms, if at all, to replace existing waste supply contracts or power purchase agreements.

ARC is obligated to provide guarantees and support in connection with its subsidiaries’ projects.
      ARC is obligated to guarantee or provide financial support for its subsidiaries’ projects in one or more of the following forms:

•	direct guarantees of certain debt relating to its Hempstead, Niagara and Seconn facilities;

•	support agreements in connection with service or operating agreement-related obligations for each of its facilities;

•	contingent obligation to pay lease payment installments in connection with Hempstead and Seconn facilities;

•	contingent credit support for damages for performance failures;

•	environmental indemnities; and

•	contingent capital and credit support to finance costs, in most cases in connection with a corresponding increase in service fees, relating to uncontrollable circumstances.

      Many of these contingent obligations cannot readily be quantified, but, if we were required to provide this support, it may be material to our cash flow and financial condition.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the MSW Energy Holdings LLC and MSW Energy Holdings II LLC indentures.
      Under the terms of the indentures governing the 8 1/2% senior secured notes of MSW Energy Holdings LLC, referred to in this prospectus supplement as “MSW I,” and the 7 3/8% senior secured notes of MSW Energy Holdings II LLC, referred to in this prospectus supplement as “MSW II,” the acquisition of Ref-Fuel will constitute a “change of control” of MSW I and MSW II. As a result, MSW I and/or MSW II may be required to offer to purchase all of the outstanding MSW I notes and/or MSW II notes, respectively, and to purchase all of the notes tendered in such an offer to purchase. The purchase price, in either case as provided under the terms of the indentures, would be equal to 101% of the outstanding principal amount of such notes plus accrued and unpaid interest.
      We have obtained a commitment from Goldman Sachs Credit Partners, L.P. and Credit Suisse First Boston to provide bridge financing of senior unsecured notes to provide the funds necessary to purchase the MSW I notes and the MSW II notes tendered, if such an offer to purchase is required or made. However, such commitment is subject to various conditions and the negotiation of definitive documentation. Accordingly, we cannot assure you that we will be able to complete such bridge financing or obtain alternate financing on acceptable terms or at all. If MSW I or MSW II are required to make such repurchase offers, their inability to repurchase all the tendered MSW I or MSW II notes would constitute an event of default under the respective indentures governing the MSW I notes and MSW II notes. Such an event of default could, in turn, result in an event of default under our new senior secured credit facility and our other outstanding indebtedness, which would have a material and adverse effect on our liquidity and financial condition.

We may not be able to integrate our disclosure controls and procedures with Ref-Fuel’s in a timely manner.
      Our management is required to evaluate the effectiveness of our disclosure controls and procedures. Our disclosure controls and procedures are designed to provide reasonable assurance that the information we must disclose in reports we file with the SEC is accumulated and communicated to allow timely decisions to be made by our management regarding disclosure, and to allow that information to be recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms.
      We are unable to determine how long it will take to integrate Ref-Fuel’s and our systems of disclosure controls and procedures. As a result, we cannot be certain when our management will be able to evaluate the effectiveness of our disclosure controls and procedures as they relate to the acquired businesses. Until such time as our management is able to reach a determination as to the effectiveness of our disclosure controls and procedures as they relate to the acquired businesses, there may be uncertainty with respect to our disclosure controls, and procedures and our auditors may be unable to express an opinion on the effectiveness of our internal controls, and we could lose investor confidence in the accuracy and completeness of our financial reports which could have an adverse effect on our stock price.

FORWARD-LOOKING STATEMENTS
      This prospectus supplement and the documents incorporated by reference in this prospectus supplement contain forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. Any statements that express or involve discussions as to expectations, beliefs and plans involve known and unknown risks, uncertainties and other factors that may cause the actual results to materially differ from those considered by the forward-looking statements. Factors that could cause actual results to differ materially include: our ability to fund our capital requirements in the near term and in the long term, and other factors, risks and uncertainties that are described in this prospectus supplement, and Covanta’s and our filings and MSW I’s and MSW II’s filings with the SEC. As a result, no assurances can be given as to future results, levels of activity and achievements. Any forward-looking statements speak only as of the date the statements were made. Neither we nor Covanta undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, unless otherwise required by law.
NO BOARD RECOMMENDATION
      Our board of directors believes the rights offering is in our best interests. The rights offering proceeds will be used to pay a portion of the purchase price for the acquisition of Ref-Fuel. See “Use of Proceeds” for a discussion of how we intend to allocate and use the proceeds from the rights offering.
      Our board of directors is not making any recommendation to you as to whether you should exercise your warrants. You must make your own decision as to whether to exercise your warrants.
      No dealer, salesman or other person has been authorized by us to provide you with any information other than the information contained in this prospectus supplement, the accompanying prospectus, the information incorporated by reference in this prospectus supplement and the other documents delivered herewith. You should rely only on the information provided in this document or other information that we have referred you to. This prospectus supplement, the accompanying prospectus and the other documents referred to do not constitute an offer to sell or a solicitation to buy securities in any jurisdiction in which an offer or a solicitation would be unlawful.
      The Information Agent for the rights offering, Innisfree M&A Incorporated, has agreed to provide services to us in connection with the rights offering. If you require assistance, please contact the Information Agent at 501 Madison Avenue, 20th Floor, New York, New York 10022, Telephone (888) 750-5834 (Toll-Free).

DANIELSON’S BUSINESS
      We are a holding company incorporated in Delaware. Substantially all of our current operations were conducted in the insurance services industry prior to our acquisition of Covanta in March 2004. We engage in insurance operations through our indirect subsidiaries, National American Insurance Company of California and related entities. A significant portion of our operating losses in the past three years stem from lines of insurance business, such as commercial automobile and workers’ compensation insurance, which the company has ceased actively underwriting. Our insurance operations under National American Insurance Company of California and related subsidiaries reported segment losses of $0.8 million, $10.2 million and $10.5 million, for the three fiscal years ended December 31, 2004, 2003 and 2002, respectively.
      Our strategy had been to grow by making strategic acquisitions. As part of this corporate strategy, we had sought acquisition opportunities, such as the recent acquisition of Covanta and the pending acquisition of Ref-Fuel, which management believed would enable us to earn an attractive return on our investment. Accordingly, with the recent acquisitions, our corporate strategy has evolved to focus on the waste and energy markets generally, and positioning Covanta as a leader in these sectors, specifically. Also see “Our Business Strategy” in this section below for a more detailed discussion of our new corporate strategy.
      As a result of the consummation of the Covanta acquisition on March 10, 2004, our performance predominantly reflects the performance of Covanta’s operations which are significantly larger than our other operations. The nature of our business, the risks attendant to such business and the trends that we face have been significantly altered by the acquisition of Covanta and our pending acquisition of Ref-Fuel. Accordingly, our financial results prior to the acquisition of Covanta in March 2004 are not directly comparable to our current and future financial results.
      In May 2002, we acquired a 100% ownership interest in ACL, thereby entering into the marine transportation, construction and related service provider businesses. On January 31, 2003, ACL and many of its subsidiaries and its immediate direct parent entity, ACL Holdings, filed a petition with the U.S. Bankruptcy Court to reorganize under Chapter 11 of the U.S. Bankruptcy Code. We wrote off our remaining investment in ACL at the end of the first quarter of 2003 as an other than temporary asset impairment.
      As a result of ACL’s bankruptcy filing, beginning in the year ended December 31, 2003, we accounted for our investment in ACL under the equity method, reflecting our significant influence, but not control, over ACL. On December 30, 2004, a plan of reorganization for ACL was confirmed by the U.S. Bankruptcy Court for the Southern District of Indiana, referred to in this prospectus supplement as the “ACL Plan of Reorganization.” At the time of confirmation, there were no material conditions that needed to be fulfilled for emergence and, as a result of the confirmation of the ACL Plan of Reorganization, for purposes of generally accepted accounting principles, all of our equity interests in ACL were canceled. On January 10, 2005, ACL emerged from Chapter 11 proceedings and upon emergence a warrant was issued to us under the ACL Plan of Reorganization to purchase up to 3% of the common stock of ACL at a price of $12.00 per share.
      As of October 6, 2004, we sold our 5.4% interest and ACL sold its 50% interest in Global Materials Services, LLC.
      As of the end of 2004, we had estimated aggregate consolidated NOLs for federal income tax purposes of approximately $516 million. These losses will expire over the course of the next 18 years unless utilized prior thereto. These NOLs are primarily from the taxable results of certain grantor trusts established in 1990 as part of a reorganization in which Mission Insurance Group, Inc. emerged from bankruptcy as Danielson. These trusts were created for the purpose of assuming various liabilities of their grantors, consisting of certain present and former subsidiaries of Danielson, allowing state regulators to administer the run off of the Mission Insurance Group business while releasing Danielson and certain of its present and former subsidiaries from the proceedings free of claims and liabilities, including any obligation to provide for the funding to the trusts.

      As described in “Danielson-Specific Risks — We cannot be certain that our net operating loss tax carryforwards will continue to be available to offset our tax liability,” possible changes in the status of certain liabilities and the manner of distributions to holders of certain claims in the Mission Insurance insolvency proceedings may require us to recognize significant taxable income, which may substantially reduce our available NOLs. While we cannot predict with certainty what amounts, if any, may be includable in our taxable income, we are in discussions with the representatives of the Mission Insurance entities in order to obtain additional information regarding the potential amount of includible taxable income.
      We are considering a number of potential permissible actions and approaches intended to reduce the amount of taxable income we may be required to recognize. These include working cooperatively with representatives of the Mission Insurance entities and the California Commissioner of Insurance to clarify the treatment of certain liabilities and the manner of distributions to claimsholders in such insolvency proceedings, as well as the application of the tax rules consistent with the original Mission Insurance restructuring, and the terms of our agreement with the grantor trusts established in connection with that restructuring. Depending upon the type of arrangements that could be implemented, a possibility exists that additional losses could be recognized by us. Given the preliminary stage of some of these issues and the lack of definitive information available as of the date of this prospectus supplement, we cannot assure you that any such arrangements will be agreed to, or the amount, if any, of additional income or losses that could possibly be recognized.
      Our principal executive offices are located at 40 Lane Road, Fairfield, New Jersey 07004 and our telephone number is (973) 882-9000.
Acquisition of Covanta Energy Corporation
      On December 2, 2003, we executed a definitive investment and purchase agreement to acquire Covanta in connection with Covanta’s emergence from Chapter 11 proceedings. The primary components of the transaction were: (1) the purchase by us of 100% of the equity of Covanta in consideration for a cash purchase price of $30 million, and (2) agreement as to new letter of credit and revolving credit facilities for Covanta’s domestic and international operations, provided by some of the existing Covanta lenders and three additional lenders arranged by us. We amended this agreement with Covanta as of February 23, 2004 to reduce the purchase price and release from an escrow account $175,000 so that a limited liability company formed by us and one of our subsidiaries could acquire an equity interest in Covanta Lake, Inc., a wholly-owned indirect subsidiary of Covanta, in a transaction separate and distinct from the acquisition of Covanta out of bankruptcy.
      As required by the investment and purchase agreement Covanta filed a proposed plan of reorganization, a proposed plan of liquidation for specified non-core businesses, and the related draft disclosure statement, each reflecting the transactions contemplated under the investment and purchase agreement, with the Bankruptcy Court and collectively referred to in this prospectus supplement as the “Covanta Plan of Reorganization.” On March 5, 2004, the Bankruptcy Court confirmed the proposed plans. As part of the Covanta Plan of Reorganization, we agreed to offer to sell up to 3.0 million shares of our common stock, at a price of $1.53 per share, to holders, as of January 12, 2004, of the $100 million of principal amount of 9.25% debentures issued by Covanta who voted in favor of the Covanta Plan of Reorganization.
      Under the terms of the investment and purchase agreement, on March 10, 2004, we acquired 100% of Covanta’s equity in consideration for $30 million (net of $175,000 discussed above). As part of the investment and purchase agreement, we arranged for a new $118 million replacement letter of credit facility for Covanta, secured by a second lien on Covanta’s domestic assets. This financing was provided by each of SZ Investments, a Danielson stockholder, Third Avenue, a Danielson stockholder, and Laminar, a creditor of Covanta and a Danielson stockholder. In addition, in connection with a note purchase agreement, Laminar arranged for a $10 million revolving loan facility for Covanta’s international assets that we acquired, secured by these assets.

      The purchase price we recognized in our financial statements was $47.5 million, which included the cash purchase price of $29.8 million, an expense estimate of approximately $6.4 million for professional fees and other costs incurred in connection with the acquisition, and an estimated fair value of $11.3 million for our commitment to conduct the 9.25% Offering under which we have agreed to offer and sell up to 3.0 million shares of our common stock at $1.53 per share to the holders, as of January 12, 2004, of the $100 million of principal amount of 9.25% debentures issued by Covanta who voted in favor of the Covanta Plan of Reorganization.
      Based upon information provided to us by Laminar, Laminar was a holder of $10.4 million in principal amount of the 9.25% debentures issued by Covanta as of January 12, 2004. As of the date of this prospectus supplement, we have not had any discussions with Laminar regarding Laminar’s participation in the 9.25% Offering.
      On May 18, 2004, we commenced a pro rata rights offering to our stockholders to purchase 0.75 shares of our common stock, at a price of $1.53 per share, for each share of our common stock held by our stockholders. The rights offering was completed on June 11, 2004. We issued a total of 27,438,118 additional shares of our common stock in the rights offering, constituting all of the shares offered for sale, with net proceeds to us of approximately $42 million. We repaid $40 million of bridge financing notes obtained in connection with the Covanta acquisition with the proceeds from the rights offering and through the conversion of a portion of the notes held by Laminar.
      As part of our negotiations with Laminar and its becoming a 5% stockholder, pursuant to a letter agreement dated December 2, 2003, Laminar agreed to additional restrictions on the transferability of the shares of our common stock that Laminar holds or will acquire. Further, in accordance with the transfer restrictions contained in Article Fifth of our certificate of incorporation restricting the resale of our common stock by 5% stockholders, we have agreed with Laminar to provide it with limited rights to resell the common stock that it holds. Finally, pursuant to our agreement with the bridge financing lenders on July 28, 2004, we have filed a registration statement with the SEC to register the shares of Danielson common stock issued to or acquired by them under the note purchase agreement. The registration statement was declared effective on August 24, 2004. In addition, we also agreed to amend an existing registration rights agreement to provide these stockholders with the right to demand that we undertake an underwritten offering within twelve months of the closing of the Ref-Fuel acquisition in order to provide such stockholders with liquidity.

Our Business Strategy
      With the acquisition of Covanta and our pending acquisition of Ref-Fuel, Danielson has a materially different business profile. Accordingly, our previous strategy has changed from seeking opportunistic acquisitions to focusing on Covanta taking a leadership role in the waste and energy businesses. Our “mission statement” is to be a world-class waste disposal and energy generation company by providing our clients safe, reliable, environmentally sound and cost-effective service. In order to accomplish this mission, we intend to:

•	Leverage our core competencies by:

•	providing outstanding client service,

•	utilizing an experienced management team,

•	developing and utilizing world-class technologies and operational expertise, and

•	applying proven asset management and cost control;

•	Maximize long-term value of our existing portfolio by:

•	continuing to operate at historic production levels,

•	continuing to execute effective maintenance programs,

•	extending operating contracts, and

•	enhancing the value of Covanta-owned facilities after expiration of existing contracts; and

•	Capitalize on growth opportunities by:

•	expanding existing waste-to-energy facilities in attractive markets,

•	developing TransRiver and its waste procurement and other expertise by leveraging that knowledge across a larger platform,

•	seeking new operating contract opportunities for waste-to-energy and other energy projects; and

•	seeking additional opportunities in businesses ancillary to its existing business, including additional waste transfer, transportation, processing and landfill businesses.
Energy Service Business

Domestic Energy Business
      Covanta’s domestic business is the design, construction and long-term operation of key infrastructure for municipalities and others in waste-to-energy and independent power production. Covanta’s largest operations are in waste-to-energy projects, and it currently operates 25 waste-to-energy projects, the majority of which were developed and structured contractually as part of competitive procurements conducted by municipal entities. The waste-to-energy plants combust municipal solid waste as a means of environmentally sound disposal and produce energy that is typically sold as electricity to utilities and other electricity purchasers. Covanta processes approximately 4% of the municipal solid waste produced in the United States.

Waste-to-Energy Projects
      The essential purpose of Covanta’s waste-to-energy projects is to provide waste disposal services, typically to municipal clients who sponsor the projects. Generally, Covanta provides these services pursuant to long-term service contracts. The electricity or steam is sold pursuant to long-term power purchase agreements with local utilities or industrial customers, with one exception, and most of the resulting revenues reduce the overall cost of waste disposal services to the municipal clients. The original terms of the service contracts are each 20 or more years, with the majority now in the second half of the applicable term. Most of Covanta’s service contacts may be renewed for varying periods of time, at the option of the municipal client. Covanta receives its revenue in the form of fees pursuant to the service contracts, and in some cases, power purchase agreements, at facilities it owns.

Independent Power Projects
      Since 1989, Covanta has been engaged in developing, owning and/or operating independent power production facilities utilizing a variety of energy sources including hydroelectric, waste wood (biomass) and landfill gas. Covanta currently owns 12 of the 13 such facilities it operates domestically. The electrical output from each facility, with one exception, is sold to local utilities. Covanta’s revenue from the independent power production facilities is derived primarily from the sale of energy and capacity. During 2003, Covanta sold its interests in its geothermal business.

International Energy Business
      As with its domestic business, Covanta conducts its international energy businesses through wholly-owned subsidiaries. Internationally, the largest element of Covanta’s energy business is its 26.2% ownership in and operation of the 460 MW (net) pulverized coal-fired electrical generating facility in Quezon Province, the Philippines. Covanta has interests in other fossil-fuel generating projects in Asia, a waste-to-energy project in Italy and two small hydroelectric projects in Costa Rica. In general, these projects provide returns primarily from equity distributions and, to a lesser extent, operating fees. The projects sell the electricity and steam they generate under long-term contracts or market concessions to utilities, governmental agencies providing power distribution, creditworthy industrial users or local governmental units. In select cases, such sales of electricity and steam may be provided under short-term arrangements as well. Similarly, Covanta seeks to obtain long-term contracts for fuel supply from reliable sources.
Covanta Reorganization
      On March 10, 2004, Covanta and most of its domestic affiliates consummated a plan of reorganization and emerged from their reorganization proceedings under Chapter 11 of the Bankruptcy Code. As a result of the consummation of the plan, Covanta is our wholly-owned subsidiary. The Covanta bankruptcy commenced on April 1, 2002, when Covanta and most of its domestic subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. After the first petition date, 32 additional subsidiaries filed their Chapter 11 petitions for relief under the Bankruptcy Code. Prior to emergence, the debtors under the Chapter 11 cases operated their businesses as debtors-in-possession pursuant to the Bankruptcy Code.
Acquisition of Ref-Fuel
      As of January 31, 2005, we entered into a stock purchase agreement with Ref-Fuel, an owner and operator of waste-to-energy facilities in the northeast United States, and Ref-Fuel’s stockholders to purchase 100% of the issued and outstanding shares of Ref-Fuel capital stock. Under the terms of the agreement, we will pay $740 million in cash for the stock of Ref-Fuel and will assume the consolidated net debt of Ref-Fuel, which as of March 31, 2005 was approximately $1.2 billion. See “Description of Acquisition Debt” below for a more detailed description of the indebtedness that will be assumed in connection with the transaction. After the transaction is completed, Ref-Fuel will be a wholly-owned subsidiary of Covanta.
      The acquisition is expected to close after all of the closing conditions to the purchase agreement obligations have been satisfied or waived. These closing conditions include receipt of approvals, consents and the satisfaction of all waiting periods as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and as required by certain governmental authorities, such as FERC, and other applicable regulatory authorities. For a more complete discussion of the conditions to closing, see “Description of Significant Ref-Fuel Acquisition Agreements — Stock Purchase Agreement” below. While it is anticipated that all of the applicable conditions will be satisfied, there can be no assurance as to whether or when all of those conditions will be satisfied or, where permissible, waived.
      Either we or the stockholders of Ref-Fuel may terminate the purchase agreement if the acquisition does not occur on or before June 30, 2005, but if a required governmental or regulatory approval has not been received by such date or there shall be a pending governmental proceeding to enjoin or otherwise prevent the consummation of the acquisition, then either party may extend the closing to a date that is no later than the later of August 31, 2005 or the date 25 days after which Ref-Fuel has provided us with certain financial statements described in the purchase agreement.
      We intend to finance this transaction through a combination of debt and equity financing. The equity component of the financing is this rights offering. SZ Investments, Third Avenue and Laminar, representing ownership of approximately 40.4% of our outstanding common stock, have each separately committed to acquire their respective pro rata portion of the shares offered in this rights offering. As consideration for their commitments, we will pay each of these stockholders an amount equal to 1.75% of their respective equity commitments, provided that no further extensions of the commitments are required prior to the closing of the Ref-Fuel acquisition. We also agreed to amend an existing registration rights agreement to provide these stockholders with the right to demand that we undertake an underwritten offering within twelve months of the closing of the acquisition of Ref-Fuel in order to provide such stockholders with liquidity.

      As part of our obligations as the sponsor of a second plan of reorganization for Covanta, we agreed to offer rights to purchase 3.0 million shares of our common stock in the 9.25% Offering. We have executed a letter agreement with Laminar pursuant to which have agreed that because the 9.25% Offering has not closed prior to the record date for this rights offering, we will revise the terms of the 9.25% Offering so that participants in the 9.25% Offering are offered up to 2.7 million additional shares of our common stock at the same $6.00 per share purchase price as in this rights offering. We have filed a registration statement with the SEC to register the 9.25% Offering, which registration statement has not been declared effective. Since the 9.25% Offering was not commenced prior to this rights offering, we will amend and restructure the 9.25% Offering in accordance with our agreement.
      Assuming exercise of all rights in this rights offering and the purchase of 5.7 million shares in the 9.25% Offering, we estimate that we will have approximately 146.5 million shares outstanding following the consummation of both rights offerings.
      We have received a commitment from Goldman Sachs Credit Partners, L.P. and Credit Suisse First Boston for a debt financing package for Covanta necessary to finance the acquisition, as well as to refinance the existing recourse debt of Covanta and provide additional liquidity for us. This financing shall consist of two tranches, each of which is secured by pledges of the stock of Covanta’s subsidiaries that has not otherwise been pledged, guarantees from certain of Covanta’s subsidiaries and all other available assets of Covanta’s subsidiaries. The first tranche, a first priority senior secured bank facility, is expected to be made up of a $250 million term loan facility due 2012, a $100 million revolving credit facility due 2011 and a $340 million letter of credit facility due 2012. The second tranche, a second priority senior secured term loan facility due 2013, is expected to be in the principal amount of $425 million, up to $212.5 million of which may be replaced with fixed rate notes within 120 days after the closing of the financing without premium or penalty. See “Description of Acquisition Debt” in this section below for a more detailed description of this debt financing.
      The closing of the financing and receipt of proceeds under this rights offering are closing conditions under the purchase agreement.
      Immediately upon closing of the acquisition, Ref-Fuel will become a wholly-owned subsidiary of Covanta, and Covanta will control the management and operations of the Ref-Fuel facilities. The current project and other debt of Ref-Fuel subsidiaries will not be refinanced in connection with the acquisition, except to the extent certain subsidiaries of Ref-Fuel may be required to repurchase outstanding notes, at a premium of 101% of par value, from existing holders. The principal amount of notes repurchased, if any, may not exceed $425 million. Our existing commitments from Goldman Sachs Credit Partners, L.P. and Credit Suisse First Boston provide sufficient financing for any such repurchases. In addition, existing revolving credit and letter of credit facility of American Ref-Fuel Company LLC (the direct parent of each Ref-Fuel project company) will be canceled and replaced with the new facilities, described above, at the Covanta level.
      We estimate that we will incur approximately $45 million in aggregate transaction expenses, including customary underwriting and commitment fees, relating to the first and second tranches described above. To the extent that Ref-Fuel subsidiaries are required to repurchase notes as described above, we will incur additional commitment fees on the notes repurchased, plus additional transaction costs relating to such repurchases. The amount of such additional fees and transaction costs will depend on whether and to what extent any such repurchases are required.
      If the Ref-Fuel acquisition is completed, Ref-Fuel will become a wholly-owned subsidiary of Covanta, and Covanta will control the management and operations of the ARC facilities. The current project and other debt of Ref-Fuel subsidiaries will be unaffected by the acquisition, except that the revolving credit and letter of credit facility of ARC (the direct parent of each Ref-Fuel project company) will be canceled and replaced with new facilities at the Covanta level.

Acquisition Rationale
      We believe that the Ref-Fuel acquisition will strengthen our business in several important respects, including primarily the following:

•	complementing and building upon our recent acquisition of Covanta, through which we operate our core waste-to-energy business, and in which our management team has extensive experience;

•	materially adding to our existing base of contracted revenues, as approximately 70% of our combined revenues are derived from long-term contracts;

•	diversifying our cash flow with which to service our corporate debt;

•	materially adding to our existing asset base, as Ref-Fuel owns five of the six waste-to-energy projects it operates, which we will continue to operate after existing contracts expire;

•	expanding our presence in the attractive Northeast region, where population density, waste generation rates, high demand for waste disposal services and difficulty in siting new disposal facilities combine to create favorable industry fundamentals;

•	allowing us to create additional value through cost savings and efficiencies, which we estimate to be approximately $15 million to $20 million annually phased in through 2007;

•	strengthening our credit profile and lowering our overall cost of capital;

•	providing the opportunity for material deleveraging, which we expect to be approximately $900 million through 2009 from scheduled payments alone;

•	providing more flexible financial covenants, through the related refinancing, in our principal financing arrangements, which will allow us to execute our business strategy;

•	providing us, through the related refinancing, with access to, and the ability to manage cash from, our international businesses in a manner consistent with our overall business strategy; and

•	allowing us to capitalize on TransRiver’s market knowledge in waste procurement, transfer operations, materials handling and other areas to ensure our facility capacity is utilized fully through municipal solid waste and specialty waste deliveries and to leverage that expertise over a broader platform of facilities.
Description of Acquisition Debt
      We have negotiated the terms and conditions of two credit and guaranty agreements with a syndicate of lenders led by Goldman Sachs Credit Partners, L.P. and Credit Suisse First Boston, collectively with all other lenders party thereto referred to in this prospectus supplement as the “Lenders,” and other parties thereto. Under these credit and guaranty agreements, the Lenders have agreed to provide secured revolving credit, letter of credit and term loan facilities, referred to in this prospectus supplement as the senior secured credit facilities, in the amount of up to $1.115 billion as described below.
      The following is a description of the general terms of the senior secured credit facilities. This information relating to the senior secured credit facilities is subject to execution of definitive documentation and we cannot assure you that the terms and conditions set forth herein will be the final terms and conditions upon execution. The senior secured credit facilities are expected to be comprised of the following:

•	a first priority secured term loan facility in the amount of $250 million that will mature in 2012, referred to in this prospectus supplement as the “First Lien Term Loan Facility”;

•	a first priority secured revolving credit facility in the amount of $100 million, available for revolving loans, up to $75 million of which may be utilized for letters of credit, that will mature in 2011, referred to in this prospectus supplement as the “Revolving Credit Facility”;

•	a first priority secured synthetic letter of credit facility in the amount of $340 million that will mature in 2012, referred to in this prospectus supplement as the “Synthetic L/ C Facility”; and

•	a second priority secured term loan facility in the amount of $425 million that will mature in 2013, referred to in this prospectus supplement as the “Second Lien Term Loan Facility.”
      The First Lien Term Loan Facility, the Revolving Credit Facility and the Synthetic L/ C Facility are referred to collectively in this prospectus supplement as the “First Lien Facilities.”

Amortization Payments
      We expect the First Lien Term Loan Facility will have mandatory annual amortization, paid on a quarterly basis, through the date of maturity according to the following schedule:

First Lien Term
Loan Facility

(In millions)
2005	$1.25
2006	2.50
2007	2.50
2008	2.50
2009	2.50
2010	2.50
2011	118.75
2012	117.50
      We expect that the Second Lien Term Loan Facility will have no mandatory amortization requirements and will be required to be repaid in full on its maturity date.

Interest
      For purposes of calculating interest, loans under the senior secured credit facilities are designated as eurodollar rate loans or, in certain circumstances, base rate loans.
      Eurodollar loans bear interest at a reserve adjusted British Bankers Association Interest Settlement Rate, commonly referred to as “LIBOR,” for deposits in dollars plus a borrowing margin as described below. Interest on eurodollar rate loans is payable at the end of the applicable interest period of one, two, three and six months (and at the end of every three months in the case of six month eurodollar loans).
      Base rate loans bear interest at (a) a rate per annum equal to the greater of (i) the rate most recently quoted in The Wall Street Journal Money Rates Section as the “prime rate” or (ii) the federal funds rate plus 0.50% per annum, plus (b) a borrowing margin as described below.
      We expect letters of credit issued under the Revolving Credit Facility to accrue fees at the then effective borrowing margins on eurodollar rate loans, plus a fee on each issued letter of credit payable to the issuing bank. Letter of credit availability under the Synthetic Letter of Credit Facility accrues fees (whether or not letters of credit are issued thereunder) at the then-effective borrowing margin for eurodollar rate loans described below times the total availability under letters of credit (whether or not then utilized), plus a fee on each issued letter of credit payable to the issuing bank.
      We are currently negotiating the applicable borrowing margins for the First Lien Facilities and the Second Lien Term Loan Facility with the Lenders.

Security and Guarantees
      We expect the obligations of Covanta under the First Lien Facilities to be guaranteed by Danielson and by certain of Covanta’s subsidiaries, referred to as the “subsidiary guarantors.” Covanta’s obligations under the First Lien Facilities and certain interest rate or other hedging arrangements entered into with any of the Lenders and their affiliates and the subsidiary guarantors’ guaranty obligation will be secured by a first priority security interest in substantially all assets, including substantially all of the personal, real and mixed property of Covanta and its subsidiary guarantors. The First Lien Facilities also will be secured by a first priority perfected lien or pledge on 100% of the capital stock of Covanta and certain direct subsidiaries of Covanta and their subsidiary guarantors, at least 65% of the capital stock of each first tier foreign subsidiary of Covanta and the subsidiary guarantors, and all intercompany debt owed to Covanta or the subsidiary guarantors. Other subsidiaries of Danielson will not be subject to any guaranty.
      The Second Lien Term Loan Facility is expected to be secured by a second priority security interest in substantially all assets, including substantially all of the personal, real and mixed property of Covanta and its subsidiary guarantors. The Second Lien Term Loan Facility will be secured by a second priority perfected lien or pledge on 100% of the capital stock of Covanta and certain direct subsidiaries of Covanta and their subsidiary guarantors, at least 65% of the capital stock of each first tier foreign subsidiary of Covanta and the subsidiary guarantors, and all intercompany debt owed to Covanta or the subsidiary guarantors.

Intercreditor Agreement
      The priority of the security interests and related creditor rights between the First Lien Facilities, referred to in this prospectus supplement as the “First Lien Obligations,” and those of the Second Lien Term Loan Facility, referred to in this prospectus supplement as the “Second Lien Obligations,” will be set forth in an intercreditor agreement. For as long as any of the First Lien Obligations are outstanding, we expect that:

•	liens securing the Second Lien Obligations will be junior and subordinated in all respects to liens securing the First Lien Obligations;

•	the collateral agent for the Second Lien Obligations will not exercise any rights or remedies with respect to any collateral for 180 days from the date of delivery of notice in writing to the collateral agent for the First Lien Obligations;

•	the collateral agent for the Second Lien Obligations will not take or receive any collateral or any proceeds of collateral in connection with the exercise of any right or remedy (including setoff) with respect to any collateral;

•	any proceeds of collateral received in connection with the sale or disposition of such collateral by the collateral agent for the holders of the First Lien Obligations will be applied to the First Lien Obligations in the order specified by the applicable First Lien Obligation documents. Upon discharge of the First Lien Obligations, any proceeds of collateral held by the collateral agent for the First Lien Obligations will be delivered to the collateral agent for the Second Lien Obligations to be applied in the order specified by the applicable Second Lien Obligation documents; and

•	except as permitted under the intercreditor agreement and the senior secured credit facilities, Covanta will not make prepayments of the Second Lien Obligations prior to any voluntary or mandatory prepayment of any amounts outstanding under the First Lien Obligations.

Covenants
      The loan documentation is expected to contain customary affirmative and negative covenants and financial covenants. During the term of the senior secured credit facilities, we expect that the negative covenants will restrict our ability to take specified actions, subject to exceptions including, but not limited to:

•	incurring additional indebtedness, including guarantees;

•	creating, incur, assume or permit to exist liens on property and assets;

•	making loans and investments and entering into mergers, consolidations, acquisitions and joint ventures;

•	engaging in sales, transfers and other dispositions of our property or assets;

•	paying, redeeming or repurchasing debt, or amending or modifying the terms of certain material debt or certain other agreements;

•	declaring or paying dividends to, making distributions to, or making redemptions and repurchases from, equity holders;

•	entering into certain affiliate transactions; and

•	entering into agreements that would restrict the ability of our subsidiaries to pay dividends and make distributions, making certain loans and advances to Covanta, incurring liens or transfer property or assets to Covanta or its subsidiaries.
      The financial covenants are expected to include the following:

•	maximum Covanta leverage ratio measuring recourse debt to a specified Covanta cash flow;

•	maximum capital expenditures;

•	minimum Covanta interest coverage ratio measuring recourse debt interest expense to a specified Covanta cash flow; and

•	minimum consolidated adjusted earnings before interest, taxes, depreciation and amortization.

Mandatory Prepayment
      We expect that we will be required to make mandatory annual prepayments of the senior secured credit facilities in an amount equal to 50% of excess cash flow as defined in the loan documentation, or 25% of excess cash flow when the consolidated leverage ratio is lower than specified levels to be negotiated. In addition, we expect that we will be required to make a mandatory prepayment of the senior secured credit facilities with, among other things:

•	100% of the net cash proceeds of any property or asset sale, subject to certain exceptions and reinvestment requirements;

•	100% net insurance and condemnation proceeds, subject to certain exceptions and reinvestment provisions;

•	50% of the net cash proceeds from the issuance of additional equity securities, subject to certain exceptions; and

•	100% of the net cash proceeds of certain debt issuances, subject to certain exceptions.
      Mandatory prepayments are expected to be applied to the senior secured credit facilities, first, to prepay the First Lien Term Loan Facility and then to the remaining senior secured credit facilities in amounts and orders to be negotiated with the Lenders.

Events of Default
      The loan documentation for the senior secured credit facilities is expected to contain events of default, including, but not limited to, failure to make payments when due, cross defaults to our other material debt, certain change of control events and specified material reductions in NOLs available to us, other than through utilization.
Description of Significant Ref-Fuel Acquisition Agreements
      The following summary is qualified by reference to each of these agreements and certain exhibits thereto, each of which is incorporated by reference in this prospectus supplement.

Stock Purchase Agreement
      On January 31, 2005, we entered into a stock purchase agreement with Ref-Fuel and Ref-Fuel’s stockholders to purchase 100% of the issued and outstanding shares of Ref-Fuel capital stock.
      Under the terms of the purchase agreement, we will pay $740 million in cash for all of the stock of Ref-Fuel and will assume the consolidated net debt of Ref-Fuel, which, as of March 31, 2005, was approximately $1.2 billion. After the transaction is completed, Ref-Fuel will be a wholly-owned subsidiary of our subsidiary, Covanta.
      The transaction is expected to close after all of the closing conditions in the purchase agreement have been satisfied or waived. These closing conditions include the receipt of approvals and clearances and the satisfaction of all waiting periods as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and as required by certain governmental authorities such as FERC and other applicable regulatory authorities. On March 21, 2005 we received notice from the Federal Trade Commission that the waiting period under the Hart-Scott-Rodino Act had been terminated. On March 29, 2005 we received our required approval from FERC. We have also received all other regulatory approvals. Other closing conditions of the transaction include our completion of this rights offering and the other financing described in this prospectus supplement, the cancellation of all outstanding options to purchase stock of Ref-Fuel, our entering into letter of credit or other financial accommodations in the aggregate amount of $100 million to replace two currently outstanding letters of credit that have been entered into by two respective subsidiaries of Ref-Fuel and issued in favor of a third subsidiary of Ref-Fuel, and other customary closing conditions.
      The purchase agreement contains customary representations and warranties of the selling stockholders of Ref-Fuel, Ref-Fuel and us, including representations of:

•	the selling stockholders of Ref-Fuel as to the validity of their respective organization, authority to enter into the transactions, any pre-approvals or consents required by them to consummate the transaction and as to their ownership and title to their shares of Ref-Fuel stock;

•	representations of Ref-Fuel as to the validity of its organization, capitalization, authority to enter into the transactions, any pre-approvals or consents required by it to consummate the transaction, its respective capital resources, solvency and the accuracy and validity of its securities filings with the SEC and financial statements, the liabilities and certain actions taken by it, various operational matters, including insurance, property, litigation, compliance with laws, contracts, taxes, labor and employee matters, environmental matters, intellectual property, regulatory matters and related party transactions, among others; and

•	representations of us as to the validity of our organization, authority to enter into the transactions, any pre-approvals or consents required by us to consummate the transaction, our respective capital resources, solvency and the accuracy and validity of our securities filings with the SEC.
      Under the purchase agreement, Ref-Fuel is required to operate its business in the ordinary and usual course of business and maintain its assets and properties in their current condition until the closing. However, prior to the closing of the transaction, the board of directors of Ref-Fuel shall take the necessary actions to cancel all outstanding options to purchase stock of Ref-Fuel as of the closing.
      The purchase agreement contains several other covenants typical to a transaction of this nature. Certain material covenants contained in the purchase agreement include the following:

•	Ref-Fuel will adopt, and we will be required to maintain for a period of one year, a severance policy with respect to individuals who are employed by Ref-Fuel immediately prior to the closing of the transaction. Ref-Fuel will also make payments required under its management incentive plan immediately following the closing;

•	On or before the closing date, Ref-Fuel will terminate all contracts between itself and its affiliates, other than its subsidiaries, without the payment of any consideration for such termination;

•	Until the closing, Ref-Fuel will provide us with unaudited monthly financial statements and operating or management reports;

•	All transaction-related expenses of Ref-Fuel and its subsidiaries will be paid by Ref-Fuel prior to the closing of the transactions; and

•	For a period of 90 days prior to the closing date, Ref-Fuel will not effect any plant closing, mass layoff, or other action requiring notification under the Worker Adjustment and Retraining Notification Act.
      The purchase agreement contains an exclusivity provision prohibiting the selling stockholders of Ref-Fuel and Ref-Fuel from engaging in discussions or negotiations with anyone other than us with respect to the acquisition of Ref-Fuel from the date of the agreement until the earlier of the closing of the transaction or the termination of the purchase agreement.
      The purchase agreement does not provide us with indemnification by the selling stockholders of Ref-Fuel or Ref-Fuel. Following the closing, Ref-Fuel will continue to provide indemnification for its officers and directors and will maintain directors’ and officers’ liability insurance with similar coverage and amounts as currently in place at Ref-Fuel. We will not be permitted to amend any of the indemnification provisions of Ref-Fuel’s certificate of incorporation or by-laws.
      The closing of the financing and receipt of proceeds under this rights offering are closing conditions under the purchase agreement. The proceeds that must be received by us in this rights offering will be equal to the difference between $399 million and the sum of (1) the cash contributed as common equity to Covanta by us from our unrestricted cash, and (2) not more than $25 million of cash from Covanta.
      Either we or the selling stockholders of Ref-Fuel may terminate the purchase agreement if the acquisition does not occur on or before June 30, 2005, but if a required governmental or regulatory approval has not been received by such date or there shall be a pending governmental proceeding to enjoin or otherwise prevent the consummation of the acquisition, then either party may extend the closing to a date that is no later than the later of August 31, 2005 or the date 25 days after which Ref-Fuel has provided us with certain financial statements described in the purchase agreement. The selling stockholders of Ref-Fuel may terminate the purchase agreement if we breach certain of our obligations under the agreement, and we may terminate the agreement if Ref-Fuel or its selling stockholders breach certain of their obligations under the purchase agreement.
      If the purchase agreement is terminated because of our failure to complete the offering described in this prospectus supplement and the other financing described herein, and all other closing conditions are capable of being satisfied, we must pay a termination fee of $25 million to the selling stockholders of Ref-Fuel, of which not less than $10 million will be paid in cash and of which up to $15 million may be paid, at our election, in shares of our common stock based on a price of $8.13 per share. Pursuant to the terms of the purchase agreement, we have deposited $10 million in cash in an escrow account, which will be released to the selling stockholders of Ref-Fuel in the event that the termination fee becomes payable.

Registration Rights Agreement
      Also on January 31, 2005, we entered into a registration rights agreement granting registration rights to the selling stockholders of Ref-Fuel with respect to shares of our common stock which we may elect to issue to the selling stockholders in connection with the payment of a termination fee under the purchase agreement, as described in the preceding paragraph. Pursuant to this registration rights agreement, we have agreed with the selling stockholders to file, upon their request and at our expense, a “shelf” registration statement with the SEC to register such shares of our common stock issued to each of them under the purchase agreement. The selling stockholders were also granted certain “piggy-back” registration rights with respect to such shares of our common stock. The registration rights agreement terminates on the earlier to occur of (1) the termination or closing of the purchase agreement, (2) the expiration of the “shelf” registration statement, or (3) January 31, 2010.

Equity Commitment for Rights Offering
      SZ Investments, Third Avenue and Laminar, together representing ownership of approximately 40.4% of our outstanding common stock, have each separately committed to participate in this rights offering and acquire their respective pro rata portion of the shares, as set forth in the equity commitments for rights offering agreements entered into between us and each of them respectively. Their obligations initially were to expire on May 31, 2005, but we have the option to extend their obligations up to three times (through August 31, 2005) by increasing their consideration by 0.25% of their respective equity commitments for each such extension. On May 10, 2005, we exercised our option under the equity commitment agreements with each of these stockholders to extend their obligations to June 30, 2005. As consideration for their commitments, we will pay each of these stockholders an amount equal to 1.75% of their respective equity commitment amounts, provided that no further extensions of the commitments are required prior to closing of the Ref-Fuel acquisition.
      In the event that this rights offering is terminated, we have agreed to pay the consideration otherwise payable to these stockholders in shares of our common stock. We have also agreed to amend an existing registration rights agreement to provide these stockholders with the right to demand that we undertake an underwritten offering within twelve months of the closing of the acquisition of Ref-Fuel in order to provide such stockholders with liquidity. We also agreed to reimburse these stockholders for their reasonable out-of-pocket fees and expenses incurred in connection with the execution of the respective equity commitments.

REF-FUEL’S BUSINESS
Ref-Fuel’s Structure
      Ref-Fuel is a holding company whose sole source of operating cash flow relates to its indirect ownership interest in MSW I and MSW II. The sole source of operating cash flow for MSW I and MSW II depends on the cash flow of Ref-Fuel Holdings and, indirectly, ARC. MSW I and MSW II are 100% owned, directly or indirectly, by Ref-Fuel. Ref-Fuel, which, through a series of transactions between December 12, 2003 and April 30, 2004, is owned 60% by DLJ Merchant Banking Partners III, L.P. and several affiliated private equity funds, referred to in this prospectus supplement as the “DLJMB Funds,” each of which is managed by entities affiliated with Credit Suisse First Boston Private Equity, Inc. and 40% by investment funds, referred to in this prospectus supplement as the “AIG Highstar Funds,” managed by AIG Global Investment Corp., referred to in this prospectus supplement as “AIGGIC,” an indirect subsidiary of American International Group, Inc.

      The following chart reflects Ref-Fuel’s current ownership structure (certain intermediary companies not presented):

(1)	To simplify the presentation, the ownership shown includes a 49.9% membership interest directly held by MSW Energy Holdings II and a 0.1% membership interest held by ARC II Corp. (formerly known as UAE Ref-Fuel II Corp.), a wholly owned subsidiary of MSW Energy Holdings II.

(2)	MSW Energy Holdings holds its 49.8% membership interest through its wholly-owned subsidiary, MSW Energy Hudson LLC. MSW Energy Holdings also has the right to vote an additional 0.2% interest held by Duke Energy Corporation.

Ref-Fuel’s History And Reorganization
      Ref-Fuel (formerly known as United American Energy Holdings Corp.) was principally engaged in the ownership, management and operation of electric power generating facilities, including coal, municipal solid waste, natural gas, oil and water power. Ref-Fuel owned interests in twelve facilities, including an equity interest in the six ARC waste-to-energy facilities. In December 1997, Ref-Fuel acquired a 17.5% indirect interest in ARC through a joint venture with Duke Energy Corporation. In April 2001, Ref-Fuel increased its ownership interest in Ref-Fuel Holdings (which at such time owned 50% of ARC) from 35% to 50% with the purchase of a 15% interest from Duke Energy Corporation. In separate transactions on the same date, Ref-Fuel Holdings increased its ownership in ARC from 50% to 100% by acquiring certain interests of Allied Waste Industries, Inc., referred to in this prospectus supplement as “Allied,” in ARC and restructuring Ref-Fuel Holdings’ remaining interests in ARC. On December 12, 2003, MSW Merger LLC, an entity formed by the DLJMB Funds, merged with and into Ref-Fuel, following which the DLJMB Funds became the sole stockholders of Ref-Fuel. Prior to completing the merger, Ref-Fuel primarily derived its revenue from:

•	the sale of electrical energy and capacity, thermal energy and waste disposal services;

•	earnings on equity investments; and

•	providing operation and management services to various energy businesses for fixed and variable fees.
      Following the merger, Ref-Fuel sold, on December 15, 2003, several of its operating subsidiaries to a wholly-owned subsidiary of Delta Power Company, LLC. In addition, Ref-Fuel sold, on August 18, 2004, its interest in UAE Mecklenberg Cogeneration LLP, which owns a coal fired generating facility in Clarksville, Virginia, to Virginia Electric and Power Company. As a result of the sale of Ref-Fuel’s assets, other than its interests in Ref-Fuel Holdings, Ref-Fuel derives all of its operating cash flow from its indirect investment in Ref-Fuel Holdings. Upon the completion of these transactions and a series of additional transactions in which Ref-Fuel, the DLJMB Funds, the AIG Highstar Funds and affiliates of AIGGIC restructured their equity investments in Ref-Fuel and in MSW I, Ref-Fuel now has a 99.8% indirect equity interest in Ref-Fuel Holdings, and Ref-Fuel is now owned 60% by the DLJMB Funds and 40% by the AIG Highstar Funds.

MSW I
      MSW I was formed in March 2003 as a Delaware limited liability company for the purpose of acquiring an indirect membership interest in Ref-Fuel Holdings.
      On June 25, 2003, MSW I completed the issuance of $200 million aggregate principal amount of 8.5% senior secured notes due 2010. Net proceeds from the financing were used, together with capital contributions, to fund the acquisition of a 49.8% indirect membership interest in Ref-Fuel Holdings.
      Interest on MSW I’s notes is payable on March 1 and September 1 of each year. Interest only is payable throughout the term of such notes with the principal and unpaid interest payable at maturity on September 1, 2010. MSW I’s notes are general obligations of MSW I and are secured by a first priority lien on substantially all of the assets of MSW I, including a first priority pledge of the membership interest in MSW I’s subsidiaries and of Ref-Fuel Holdings indirectly owned by MSW I.
      The indenture under which MSW I’s notes were issued provides for restrictive covenants including, among other things, restrictions on incurrence of indebtedness, certain payments to related and unrelated parties, acquisitions and assets sales. Such indenture also requires, among other things, that MSW I offer to repurchase the notes upon a change of control at 101% of par value and meet certain ratio tests and be in compliance with other covenants prior to paying a dividend or making a distribution to Ref-Fuel. See “MSW I and MSW II Financings” for a more detailed description of the change of control offer and the restrictions imposed by the MSW I’s indenture on distributions to Ref-Fuel.

MSW II
      MSW II was formed in August 2003 as a Delaware limited liability company for the purpose of issuing notes, the proceeds of which were used to partially fund the merger, in December 2003, of MSW Merger LLC, an entity formed by DLJ Merchant Banking Partners III, L.P. and affiliated investment funds, with and into Ref-Fuel.
      On November 24, 2003, MSW II completed the issuance of $225 million aggregate principal amount of 7.375% senior secured notes due 2010. Interest on MSW II’s notes is payable on March 1 and September 1 of each year. Interest only is payable throughout the term of such notes with the principal and unpaid interest payable at maturity on September 1, 2010. MSW II’s notes are general obligations of MSW II and are secured by a first priority lien on substantially all of the assets of MSW II, including a first priority pledge of the capital stock of MSW II’s subsidiaries and of Ref-Fuel Holdings held directly and indirectly by MSW II.
      The indenture under which MSW II’s notes were issued provides for certain restrictive covenants including, among other things, restrictions on incurrence of indebtedness, certain payments to related and unrelated parties, acquisitions and asset sales. Such indenture also requires, among other things, that MSW II offer to repurchase the notes upon a change of control at 101% of par value and meet certain ratio tests and be in compliance with other covenants prior to paying a dividend or making a distribution to Ref-Fuel. See “MSW I and MSW II Financings” for a more detailed description of the change of control offer and the restrictions imposed by MSW II’s indenture on distributions to Ref-Fuel.
Ref-Fuel Holdings and ARC

Overview
      Ref-Fuel Holdings was formed for the purpose of obtaining ownership and control of partnerships that develop, own and operate waste-to-energy facilities that combust municipal solid waste and produce energy in the form of electricity and steam.
      Ref-Fuel Holdings owns a 100% interest in ARC which in turn owns interests in the following:

•	American Ref-Fuel Company of Hempstead, a New York general partnership and the beneficial owner of the Hempstead facility, referred to in this prospectus supplement as the “Hempstead Partnership”;

•	American Ref-Fuel Company of Essex County, a Delaware general partnership and the beneficial owner of the Essex facility, referred to in this prospectus supplement as the “Essex Partnership”;

•	American Ref-Fuel Company of Southeastern Connecticut, a Connecticut general partnership and the beneficial owner of the Seconn facility, referred to in this prospectus supplement as the “Seconn Partnership”;

•	American Ref-Fuel Company of Niagara, L.P., a Delaware limited partnership and the beneficial owner of the Niagara facility, referred to in this prospectus supplement as the “Niagara Partnership”;

•	American Ref-Fuel Company of Semass, L.P., a Massachusetts limited partnership, referred to in this prospectus supplement as “Semass L.P.” and the owner of 90% of the Semass Partnership, the owner of the Semass facility, referred to in this prospectus supplement as the “Semass Partnership,” and American Ref-Fuel Operations of Semass, L.P., a Delaware limited partnership and the operator of the Semass facility, referred to in this prospectus supplement as the “Semass Operator”; and

•	American Ref-Fuel Company of Delaware Valley, L.P., a Delaware limited partnership and the lessee of the Delaware Valley facility, referred to in this prospectus supplement as the “Delaware Partnership.”

      These entities, including the Semass Partnership and Semass Operator but not including Semass, L.P., are sometimes referred to in this prospectus supplement collectively as the “ARC operating companies.”
      Ref-Fuel Holdings also owns a 100% indirect interest in TransRiver Marketing Company, L.P., a waste procurement company, and American Ref-Fuel Company, ARC’s management subsidiary.
      The following is a chart of the ARC operating companies and TransRiver, each of which is indirectly 100% owned by ARC, except for the Semass Partnership, which is indirectly 90% owned by ARC:
      The ARC operating facilities are located in:

•	Hempstead, New York;

•	Newark, New Jersey;

•	Preston, Connecticut;

•	Niagara Falls, New York;

•	Rochester, Massachusetts; and

•	Chester, Pennsylvania.
      The ARC operating facilities together process approximately 5 million tons of waste and sell approximately 2.6 million megawatt hours, or MWH, of electricity each year.
      TransRiver provides waste marketing services to ARC and owns a transfer station in Lynn, Massachusetts. ARC, through ARC Management Company, provides technical support, environmental permitting support, operating and maintenance support, and general and administrative services to the ARC operating companies and TransRiver.
      For a description of operating information regarding the ARC operating companies, please see “Item 1. Business — Overview” and for a description of the ARC operating companies’ facilities, please see “Item 2. Properties” in the annual report on Form 10-K for the fiscal year ended December 31, 2004 for MSW I and MSW Energy Finance Co., Inc., which is incorporated by reference herein.
      For a description of energy regulatory matters and environmental matters relating to Ref-Fuel and its subsidiaries, please see “Item 1. Business — Recent Developments — Energy Regulatory Matters” and “— Environmental Matters” and for a description of legal proceedings relating to Ref-Fuel and its subsidiaries, please see “Item 3. Legal Proceedings” in the annual report on Form 10-K for the fiscal year ended December 31, 2004 for MSW I and MSW Energy Finance Co., Inc., which is incorporated herein by reference.

ARC Financing
      ARC has outstanding debt financing consisting of $275 million original principal amount of 6.26% senior notes due 2015, and a $75 million revolving credit facility, which is expected to be canceled as part of the acquisition. ARC is obligated to make semi-annual principal payments on the senior notes. The ARC senior notes outstanding as of March 31, 2005 were $240 million. There were approximately $10.9 million of letters of credit outstanding and no advances outstanding under the revolving credit facility as of March 31, 2005, all of which are expected to be replaced with new letters of credit. The indebtedness under the ARC senior notes requires that ARC maintain debt service reserve amounts solely for the benefit of the bond holders and lenders in an amount equal to the greater of 50% of the next twelve months interest and scheduled principal and other payments or 100% of the next six months interest and scheduled principal and other payments. They also maintain indirect equity interests in the ARC operating companies as collateral.
      The agreements governing the indebtedness evidenced by the ARC senior notes include, among other restrictive covenants, limitations on the ability of ARC and its subsidiaries to incur additional indebtedness. Permitted indebtedness under these agreements is generally limited to:

•	the notes, the revolving credit facility and other existing indebtedness;

•	purchase money indebtedness;

•	intercompany debt;

•	indebtedness that is non-recourse to ARC;

•	indebtedness incurred to finance capital expenditures required by law;

•	subordinated debt;

•	up to $5 million of indebtedness incurred in the ordinary course;

•	other indebtedness so long as cash flow coverage tests are satisfied and the ratings are not reduced on the ARC senior notes; and

•	refinancing indebtedness.
      In addition, these agreements also require ARC to redeem, on a pro rata basis, any outstanding indebtedness under the notes from the net cash proceeds that ARC receives from:

•	the sale of assets, other than in the ordinary course of business;

•	any condemnation or casualty loss or damage; or

•	the restructuring of power, steam sales, waste processing or disposal service contracts or other material contracts, unless all of the net cash proceeds received are reinvested or segregated for reinvestment and other conditions are met.
      In accordance with the terms of these agreements, ARC is limited in making distributions to Ref-Fuel Holdings. ARC will not make any distribution, unless, at the time of and after giving effect to such distribution:

•	no default or event of default shall have occurred and be continuing or would occur as a consequence of such distribution;

•	the debt service reserve accounts are funded at their required levels;

•	recourse debt coverage ratio (described below) for the preceding rolling four fiscal quarters is equal to or greater than 1.75 to 1.00;

•	the projected recourse debt coverage ratio for the succeeding rolling four fiscal quarters is equal to or greater than 1.75 to 1.00; and

•	no material adverse effect will occur as a result of making such distribution.
      The recourse debt coverage ratio under the agreements is the ratio of (1) adjusted cash flow available for fixed charges to (2) fixed charges, in each case for the twelve months immediately preceding or ending on any date of determination.
      Adjusted cash flow available for fixed charges under the agreements is (1) distributions from ARC subsidiaries, plus (2) other cash income received by ARC, minus (3) any expenses paid by ARC (other than fixed charges), minus the sum of (4) distributions and other cash income that are attributable to extraordinary gains or other non-recurring items, plus (5) fixed charges paid by each of the ARC subsidiaries in respect of recourse debt.
      Fixed charges for any period under the agreements are the sum of (1) the aggregate amount of interest expense, letter of credit and other fees with respect to recourse debt, and (2) the aggregate amount of all payments with respect to principal of any recourse debt.
      The agreement for the revolving credit facility also contains financial covenants that require ARC to maintain a recourse debt leverage ratio of not more than 5.0 to 1.0 and to maintain a recourse debt coverage ratio of not less than 1.6 to 1.0 for the preceding rolling four fiscal quarters. As of the date of this prospectus supplement, ARC was in compliance with these covenants.
MSW I and MSW II Financings

MSW I Financing
      MSW I has outstanding debt financing consisting of $200 million of 8.50% senior secured notes due 2010, referred to in this prospectus supplement as the “MSW I notes.” Interest on the MSW I notes is payable semi-annually in arrears on March 1st and September 1st of each year. The MSW I notes mature on September 1, 2010. Holders of MSW I notes may require MSW I to repurchase the MSW I notes upon a change in control or if MSW I or any of its restricted subsidiaries receives any proceeds from certain financings or asset sales by Ref-Fuel Holdings and its subsidiaries.
      The MSW I notes are general obligations of MSW I and are secured by a first priority lien on substantially all the assets of MSW I, including a first priority pledge of the membership interest in Ref-Fuel Holdings.
      The indenture under which the MSW I notes were issued, referred to in this prospectus supplement as the “MSW I indenture,” provides for certain restrictive covenants including, among other things, restrictions on incurrence of indebtedness, creation of liens, certain payments to related and unrelated parties, acquisitions, asset sales and transactions with affiliates.
      The MSW I indenture provides that MSW I is not permitted to make certain distributions or other restricted payments, subject to certain exceptions, unless, and at the time of and after giving effect to such restricted payment:

•	no default or event of default shall have occurred and be continuing or would occur as a consequence of such restricted payment;

•	MSW I is not required to make an offer, which they have not yet consummated, to repurchase or redeem MSW I notes with the net proceeds received from Ref-Fuel Holdings or its subsidiaries upon the issuance of debt or equity securities, incurrence of indebtedness or consummation of an asset sale by Ref-Fuel Holdings or any of its subsidiaries; and

•	at the time of such restricted payment, the proportionate consolidated interest coverage ratio for MSW I’s most recently ended four full fiscal quarters would have been at least 2.0 to 1.0 on a pro forma basis as if the restricted payment had been made at the beginning of such four-quarter period, and the projected proportionate consolidated interest coverage ratio for MSW I’s four full fiscal quarters commencing with the first full fiscal quarter after the date of the proposed restricted payment would be at least 2.0 to 1.0.

      Proportionate consolidated interest coverage ratio is defined in the MSW I indenture to mean the ratio obtained by dividing an amount equal to the applicable ownership percentage multiplied by the consolidated cash flow of Ref-Fuel Holdings for such period, by the sum of (1) an amount equal to the applicable ownership percentage multiplied by the consolidated interest expense of Ref-Fuel Holdings for the period, plus (2) without duplication, the consolidated interest expense of MSW I for such period. The consolidated interest coverage ratio of MSW I was 3.3x for the twelve month period ended March 31, 2005.
      Upon the occurrence of a change of control, as defined in the MSW I indenture, MSW I shall be required to make an offer to each holder of MSW I notes to repurchase all or any part of such holder’s MSW I notes at a purchase price equal to 101% of the aggregate principal amount plus accrued and unpaid interest to the date of purchase. Within 30 days following a change of control, MSW I shall mail a notice to each holder of MSW I notes stating that a change of control offer is being made and setting forth, among other things, the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed.
      The MSW I indenture governing the MSW I notes includes limitations on the ability of MSW I and its restricted subsidiaries to incur additional indebtedness or issue preferred equity. The MSW I indenture provides that MSW I and its subsidiaries may only incur indebtedness or issue preferred equity if the proportionate consolidated interest coverage ratio tests set forth above are met. Other permitted indebtedness under the MSW I indenture is generally limited to:

•	the MSW I notes;

•	indebtedness in respect of member loans;

•	refinancing indebtedness;

•	intercompany debt among MSW I and its restricted subsidiaries;

•	indebtedness in respect of hedging obligations;

•	guarantees of permitted indebtedness;

•	if ARC becomes a subsidiary of MSW I, under specific circumstances indebtedness may be permitted to be incurred by ARC and its subsidiaries including:

•	indebtedness under the ARC credit facility not to exceed $75 million;

•	purchase money indebtedness;

•	indebtedness incurred to finance capital expenditures required by law;

•	indebtedness that is non-recourse to ARC; and

•	other indebtedness not to exceed $30 million.
      Ref-Fuel Holdings and its subsidiaries are not currently deemed to be restricted subsidiaries under the MSW I indenture, including for purposes of the restrictive covenants described above.

MSW II Financing
      MSW II has outstanding debt financing consisting of $225 million aggregate principal amount of 7.375% senior secured notes due 2010, referred to in this prospectus supplement as the “MSW II notes.” Interest on the MSW II notes is payable semi-annually in arrears on March 1st and September 1st of each year. The MSW II notes mature on September 1, 2010. Holders of MSW II notes may require MSW II to repurchase the MSW II notes upon a change in control or if MSW II or any of its restricted subsidiaries receives any proceeds from certain financings or asset sales by Ref-Fuel Holdings and its subsidiaries.
      The MSW II notes are general obligations of MSW II and are secured by a first priority lien on substantially all the assets of MSW II, including a first priority pledge of the membership interest in Ref-Fuel Holdings.
      The indenture under which the MSW II notes were issued, referred to in this prospectus supplement as the “MSW II indenture” provides for certain restrictive covenants including, among other things, restrictions on incurrence of indebtedness, creation of liens, certain payments to related and unrelated parties, acquisitions, asset sales and transactions with affiliates.
      The MSW II indenture provides that MSW II is not permitted to make certain distributions or other restricted payments, subject to certain exceptions, unless, and at the time of and after giving effect to such restricted payment,

•	no default or event of default shall have occurred and be continuing or would occur as a consequence of such restricted payment;

•	MSW II is not required to make an offer, which it has not yet consummated, to repurchase or redeem MSW II notes with the net proceeds received from Ref-Fuel Holdings or its subsidiaries upon the issuance of debt or equity securities, incurrence of indebtedness or consummation of an asset sale by Ref-Fuel Holdings or any of its subsidiaries; and

•	at the time of such restricted payment, the proportionate consolidated interest coverage ratio for MSW II’s most recently ended four full fiscal quarters would have been at least 2.0 to 1.0 on a pro forma basis as if the restricted payment had been made at the beginning of such four-quarter period, and the projected proportionate consolidated interest coverage ratio for MSW II’s four full fiscal quarters commencing with the first full fiscal quarter after the date of the proposed restricted payment would be at least 2.0 to 1.0.
      Proportionate consolidated interest coverage ratio is defined in the indenture to mean the ratio obtained by dividing an amount equal to the applicable ownership percentage multiplied by the consolidated cash flow of Ref-Fuel Holdings for such period, by the sum of (1) an amount equal to the applicable ownership percentage multiplied by the consolidated interest expense of Ref-Fuel Holdings for the period, plus (2) without duplication, the consolidated interest expense of MSW II for such period. The consolidated interest coverage ratio of MSW II was 3.3x for the twelve-month period ended March 31, 2005.
      Upon the occurrence of a change of control, as defined in the MSW II indenture, MSW II shall be required to make an offer to each holder of MSW II notes to repurchase all or any part of such holder’s MSW II notes at a purchase price equal to 101% of the aggregate principal amount plus accrued and unpaid interest to the date of purchase. Within 30 days following a change of control, MSW II shall mail a notice to each holder of MSW II notes stating that a change of control offer is being made and setting forth, among other things, the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed.
      The MSW II indenture governing the MSW II notes includes limitations on the ability of MSW II and its restricted subsidiaries to incur additional indebtedness or issue preferred equity. The MSW II indenture provides that MSW II and its subsidiaries may only incur indebtedness or issue preferred equity if the proportionate consolidated interest coverage ratio tests set forth above are met. Other permitted indebtedness under the MSW II indenture is generally limited to:

•	the MSW II notes;

•	indebtedness in respect of member loans;

•	refinancing indebtedness;

•	intercompany debt among MSW II and its restricted subsidiaries;

•	indebtedness in respect of hedging obligations;

•	guarantees of permitted indebtedness;

•	if ARC becomes a subsidiary of MSW II, under specific circumstances indebtedness may be permitted to be incurred by ARC and its subsidiaries including:

•	indebtedness under the ARC credit facility not to exceed $75 million;

•	purchase money indebtedness;

•	indebtedness incurred to finance capital expenditures required by law;

•	indebtedness that is non-recourse to American Ref-Fuel; and

•	other indebtedness not to exceed $30 million.
      Ref-Fuel Holdings and its subsidiaries are not currently deemed to be restricted subsidiaries under the MSW II indenture, including for purposes of the restrictive covenants described above.
USE OF PROCEEDS
      The proceeds from the rights offering will be used to pay a portion of the $740 million in cash we have agreed to pay for all of the outstanding shares of capital stock of Ref-Fuel. See “Danielson’s Business — Description of Significant Ref-Fuel Acquisition Agreements — Stock Purchase Agreement” for a discussion of the specific terms of the acquisition. We have not engaged an underwriter so no underwriting fees or commission will be payable in connection with this rights offering.
      Assuming full participation, we expect to receive approximately $400 million from this rights offering.
      As part of our obligations as the sponsor of a second plan of reorganization for Covanta, we agreed to offer rights to purchase 3.0 million shares of our common stock, at a price of $1.53 per share, in the 9.25% Offering. We have executed a letter agreement with Laminar pursuant to which we agreed that if the 9.25% Offering has not closed prior to the record date for this rights offering, that we will revise the terms of the 9.25% Offering, so that the participants in the 9.25% Offering are offered up to 2.7 million additional shares of our common stock at the same $6.00 per share purchase price as in this rights offering. Since the 9.25% Offering was not commenced prior to this rights offering, we will amend and restructure the 9.25% Offering in accordance with our agreement. The 9.25% Offering will not be made until after (1) the closing or termination of this rights offering and (2) a registration statement registering the 9.25% Offering has been declared effective by the SEC. The proceeds of the 9.25% Offering are not required in order to consummate the Ref-Fuel acquisition.
      Assuming full participation by the public in this rights offering, we would expect to have a net cash inflow as shown below as of May 27, 2005:

(In millions)
Expected proceeds from this rights offering	$400.0
Estimated offering expenses of this rights offering	(4.0)

Net cash to Danielson	$396.0

      Assuming full participation in the rights offering, information as to share issuance and resulting outstanding shares follows:

This rights offering	66.7	million shares
Common stock outstanding prior to this rights offering	74.1	million shares

Common stock outstanding following issuances in this rights offering	140.8	million shares

      Although our common stock is currently trading at a significant premium to the $6.00 per share exercise price applicable to this rights offering, there can be no assurances as to the extent of the public participation in this rights offering. If, for example, only 50% of this rights offering was subscribed for by the “public” (i.e., approximately 33.3 million shares) the net cash result would be as follows at May 27, 2005:

(In millions)
Expected proceeds from this rights offering	$200.0
Estimated offering expenses of this rights offering	(4.0)

Net cash to Danielson	$196.0

      In that case, Danielson would not have sufficient cash to make its cash payment to the Ref-Fuel stockholders and a material condition to the Ref-Fuel acquisition purchase agreement would not be satisfied and the offering would be terminated and not consummated.
      Assuming full participation by the public in this rights offering and full participation in the 9.25% Offering, we would expect to have a net cash inflow as shown below as of May 27, 2005:

(In millions)
Expected proceeds from this rights offering	$400.0
Estimated offering expenses of this rights offering	(4.0)
Estimated proceeds from 9.25% Offerings	20.8
Estimated offering expenses of 9.25% Offering	(0.5)

Net cash available to Danielson	416.3

      Assuming full participation in the rights offering and the 9.25% Offering, information as to share issuance and resulting outstanding shares follows:

This rights offering	66.7 million shares
9.25% Offering	5.7 million shares
Common stock outstanding prior to both rights offerings	74.1 million shares

Common stock outstanding following issuances	146.5 million shares

      We will use net proceeds from this rights offering and borrowings under the new credit facilities to finance the Ref-Fuel acquisition and to refinance existing Covanta recourse debt. The following table summarizes the estimated sources and uses of funds for the transactions at closing:

Amount

(In millions)
Sources of Funds:
Cash on hand	21.3
Rights Offering(1)	$400.0
New senior secured credit facilities
Revolving credit facility(2)	—
Synthetic letter of credit facility(2)	—
First lien term loan	250.0
Second lien term loan	425.0

Total Sources	$1,096.3

Uses of Funds:
Acquisition purchase price(3)	$740.0
Repayment of Covanta senior secured debt(4)	208.7
Repayment of Covanta subordinated unsecured debt(5)	28.0
Repayment of Covanta international term loan facility(6)	77.1
Estimated fees and expenses(7)	42.5

Total Uses	$1,096.3

(1)	The Unaudited Pro Forma Condensed Combined Financial Statements presented below and presented in our current report on Form 8-K/A filed on May 12, 2005 reflected gross proceeds of $398.3 million based on an assumed offering of 66,370,000 shares of our common stock issued and outstanding at that date. The gross proceeds illustrated above of $400.0 million reflect the actual offering of 66,673,004 shares of our common stock at $6.00 per share.

(2)	The senior secured credit facilities will provide for a total of $440 million of credit facilities. After giving effect to the transactions, we expect to have $340 million of letters of credit capacity and $100 million of availability for borrowing under the revolving portion of the senior credit facilities. See “Capitalization” and “Danielson’s Business — Description of Acquisition Debt.”

(3)	Based on a purchase price of $740 million. See “Danielson’s Business — Acquisition of Ref-Fuel” and “— Description of Acquisition Debt” for additional information related to the acquisition.

(4)	Consists of $208.7 million of 8.25% senior secured notes due 2011, the principal amount of which accretes to $230 million at maturity. Funds necessary to repay such debt at closing will include all additional accretion through the date of closing.

(5)	Consists of approximately $28 million of 7.5% subordinated unsecured notes due 2012.

(6)	Consists of $77.1 million as of March 31, 2005, of a CPIH term loan that bears interest at 10.5% per annum and matures in December 2006. Funds necessary to repay such debt at closing may be less than $77.1 million if additional principal payments are made prior to closing.

(7)	Unpaid fees and expenses as of the closing.

CAPITALIZATION
      The following table sets forth our capitalization as of March 31, 2005, on an actual basis and as adjusted to give effect to the rights offering. You should read this summary in conjunction with the following:

•	“Use of Proceeds” located elsewhere in this prospectus supplement;

•	“Selected Consolidated Financial Data — Danielson” located elsewhere in this prospectus supplement;

•	“Selected Consolidated Financial Data — Ref-Fuel” located elsewhere in this prospectus supplement;

•	Our consolidated financial statements and related notes contained in our annual report on Form 10-K for the fiscal year ended December 31, 2004, as amended, and incorporated by reference in this prospectus supplement;

•	Ref-Fuel’s consolidated financial statements and related notes for the three years ended December 31, 2004 were filed as Exhibit 99.2 to our current report on Form 8-K dated April 8, 2005 and incorporated into this prospectus supplement by reference thereto; and

•	“Unaudited Pro Forma Condensed Combined Financial Statements” located elsewhere in this prospectus supplement.

	As of
	March 31, 2005

	Danielson	Pro Forma

	(In millions)
Cash and cash equivalents and restricted funds held in trust
Cash and cash equivalents	$58.0	$94.3
Restricted funds held in trust	245.4	384.6

Total cash, cash equivalents and restricted funds held in trust	$303.4	$478.9

Debt
Non-recourse project debt:
Ref-Fuel non-recourse project	$—	$471.2
Covanta non-recourse project debt	879.0	879.0
Project and intermediate debt:
Other recourse project debt	—	251.2
ARC 6.26% senior notes due 2015	—	240.0
MSW I 8.5% senior secured notes due 2010	—	200.0
MSW II 7.375% senior secured notes due 2010(1)	—	225.0
Covanta 8.25% senior secured debt(2)	208.7	—
Covanta 7.5% subordinated unsecured debt	28.0	—

	As of
	March 31, 2005

	Danielson	Pro Forma

	(In millions)
Senior secured credit facilities:
First lien revolving credit facility(3)	—	—
First lien letter of credit facility(3)	—	—
First lien term loan	—	250.0
Second lien term loan	—	425.0
International term loan facility(4)	77.1	—
Unamortized premium on debt	35.1	98.3

Total debt	$1,227.9	$3,039.7

Stockholders’ equity:
Preferred Stock ($0.10 par value; authorized 10,000,000 shares; none issued and outstanding)	$—	$—
Common Stock ($0.10 par value; authorized 150,000,000 shares; issued and outstanding 74,081,116 actual and 140,754,120, as adjusted shares)(5)	7.4	14.0
Additional Paid-in Capital	197.0	586.4
Unearned Compensation	(2.7)	(2.7)
Accumulated other comprehensive income	(0.5)	(0.5)
Accumulated Deficit	(54.0)	(54.0)
Treasury Stock (Cost of 10,796 shares)	(0.1)	(0.1)

Total stockholders’ equity(6)	$147.1	$543.1

Total capitalization	$1,375.0	$3,582.8

(1)	Although the Unaudited Pro Forma Condensed Combined Financial Statements presented below and presented in our current report on Form 8-K/A filed on May 12, 2005 assumed that all of the outstanding MSW II notes were redeemed at 101% of par value and replaced with new MSW II notes, we did not incorporate such assumption into this capitalization table since the principal amount of outstanding debt would not be materially different.

(2)	The principal amount of such debt accretes to $230 million at maturity in March 2011. The outstanding principal amount of such debt to be repaid at closing will include all additional accreted amounts through closing.

(3)	The senior secured credit facilities will provide for a total of $440 million of credit facilities. After giving effect to the transactions, we expect to have $340 million of letters of credit capacity and $100 million of availability for borrowing under the revolving portion of the senior credit facilities. See “Capitalization” and “Danielson’s Business — Description of Acquisition Debt.”

(4)	As of March 31, 2005, Covanta Energy’s international debt consisted of $77.1 million of borrowing under an international term loan credit facility.

(5)	As of May 27, 2005.

(6)	Assumes receipt of $396.0 million of net proceeds from this rights offering.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
      The following unaudited pro forma condensed combined financial statements for the year ended December 31, 2004, and as of and for the quarter ended March 31, 2005 are based on the historical financial statements of Danielson, Covanta, Ref-Fuel and Ref-Fuel Holdings LLC, and give effect to the acquisition of Covanta and the proposed acquisition of Ref-Fuel and related financings. The unaudited pro forma condensed statements of combined operations are presented as if the transactions discussed below occurred on January 1, 2004 and are adjusted for events that are (1) directly attributable to the transactions, (2) expected to have continuing impact and (3) factually supportable. The unaudited pro forma condensed balance sheet is presented as if the transactions discussed below occurred on March 31, 2005 and is adjusted for events that are (1) directly attributable to the transactions and (2) factually supportable.
      The unaudited pro forma condensed combined financial statements reflect the following assumptions:
Covanta Transactions

•	We purchased Covanta on January 1, 2004, pursuant to an investment and purchase agreement (the “Investment and Purchase Agreement”) for an assumed aggregate purchase price of $47.5 million which includes the cash purchase price of $29.8 million, approximately $6.4 million for professional fees and other costs incurred in connection with the acquisition, and an estimated fair value of $11.3 million for our commitment to sell up to 3.0 million shares of our common stock at $1.53 per share to certain creditors of Covanta.

•	All shares associated with the acquisition of Covanta are considered issued and outstanding as of January 1, 2004, including 5.1 million of contingently returnable shares to the bridge lenders, 8.75 million shares that resulted from the conversion of a part of the convertible bridge loan and 27.4 million shares issued in connection with the pro rata rights offering to all of our stockholders.

•	Covanta emerged from bankruptcy on January 1, 2004 simultaneous with our purchase of Covanta. Accordingly, a purchase price allocation of fair values to the assets acquired and liabilities assumed has been performed at the assumed date of acquisition in conformity with Statement of Financial Accounting Standards (SFAS) No. 141 “Business Combinations” and SFAS No. 109 “Accounting for Income Taxes.” In addition to purchase price allocation adjustments, Covanta’s assumed emergence from Chapter 11 proceedings on January 1, 2004 resulted in a new reporting entity and adoption of fresh-start accounting as of that date, in accordance with AICPA Statement of Position (SOP) 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code.”

•	The new debt structure of Covanta that was in place on March 10, 2004 upon Covanta’s emergence from bankruptcy was assumed to be refinanced in connection with the acquisition of Ref-Fuel as of January 1, 2004 as more fully described below.
Ref-Fuel Transactions

•	The pro forma financial information has been prepared assuming the probable acquisition of Ref-Fuel by us for an assumed aggregate purchase price of $2,211 million which includes the cash purchase price of $740 million, assumed debt of $1,451 million at its estimated fair value, and estimated direct transaction costs and restructuring charges of $20 million related to the acquisition.

•	At January 1, 2004, proceeds of $398 million from the issuance and stockholder exercise of rights to purchase our common stock in this rights offering are used to finance the transaction. In this rights offering, our existing stockholders will be issued rights to purchase our stock on a pro rata basis, with each holder entitled to purchase approximately 0.9 shares of our common stock at an exercise price of $6.00 per full share for each share of our common stock then held. Assuming a full participation in this rights offering, an additional 66,377,000 shares were assumed issued and outstanding as of January 1, 2004 (based on the factor of 0.9 applied to 73,752,000 shares outstanding near the time of this filing).

•	The consummation of a debt financing package to finance the transaction, refinance the existing recourse debt of Covanta, and provide additional liquidity for Covanta, referred to in this prospectus supplement as the “debt financing package,” is assumed to have occurred as of January 1, 2004. The financing consists of two tranches, each of which will be secured by pledges of the stock of Covanta’s subsidiaries that has not otherwise been pledged, guarantees from certain of Covanta’s subsidiaries and all other available assets of Covanta’s subsidiaries. The first tranche, a first priority senior secured bank facility, is expected to be comprised of a funded $250 million term loan facility, a $100 million revolving credit facility and a $340 million letter of credit facility. The revolving credit facility and the letter of credit facility will be available for Covanta’s needs in connection with its domestic and international businesses, including the existing businesses of Ref-Fuel. The second tranche is expected to be a second priority senior secured funded $425 million term loan facility, $212.5 million of which may be replaced by fixed rate notes within 120 days after the closing of the financing without premium or penalty.

•	The April 30, 2004 “Equalization Transactions,” as defined in “— Adjustments for the Ref-Fuel Transaction,” and the ownership changes that occurred on August 31, 2004 between and among Ref-Fuel and its owners are assumed to have taken place on January 1, 2004.

•	The current project and other debt of Ref-Fuel subsidiaries will not be refinanced in connection with the acquisition, except for the assumed repurchase of the MSW II notes with an outstanding principal amount of $225 million at a price equal to 101% plus accrued and unpaid interest. Our existing commitments from Goldman Sachs Credit Partners, L.P. and Credit Suisse First Boston provide sufficient financing for any such repurchases. In addition, existing revolving credit and letter of credit facilities of American Ref-Fuel Company LLC (the parent of each Ref-Fuel project company) will be canceled and replaced with new facilities at the Covanta level. Danielson will incur additional fees on the notes repurchased, plus additional transaction costs relating to such repurchases. The amount of such additional fees and transaction costs will depend on whether and to what extent any such repurchases are required.

•	The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	accompanying notes to the unaudited pro forma condensed combined financial statements;

•	Covanta’s separate historical financial statements (i) as of and for the year ended December 31, 2004 included in Covanta’s annual report on Form 10-K, as amended, and (ii) as of and for the quarter ended March 31, 2005 included in Covanta’s quarterly report on Form 10-Q;

•	our separate historical financial statements (i) as of and for the year ended December 31, 2004 included in our annual report on Form 10-K, as amended, and (ii) as of and for the quarter ended March 31, 2005 included in our quarterly report on Form 10-Q; and

•	Ref-Fuel’s separate historical financial statements (i) as of and for the year ended December 31, 2004 included in our Form 8-K filed on April 7, 2005, and (ii) as of and for the quarter ended March 31, 2005 included in our current report on Form 8-K/ A filed on May 12, 2005.

•	The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily indicative of the results of operations or financial position of the combined companies that would have occurred had the transactions been consummated on January 1, 2004, nor is it indicative of future operating results or financial position. The unaudited pro forma condensed combined financial statements do not give consideration to expense savings or asset dispositions and are based upon currently available information and upon certain assumptions that management believes are reasonable under the circumstances. The adjustments made to the financial statements are based upon the preliminary work of our management and our consultants. Since the Ref-Fuel transactions have not been consummated, the allocation of purchase price to Ref-Fuel is preliminary and subject to change as additional information and analysis is obtained and as more detailed valuation studies are completed. Based upon this preliminary purchase price allocation, the excess of purchase price over the net assets acquired, or goodwill, is approximately $353.7 million. The actual amounts that will be recorded based upon our final assessment of fair values may differ substantially from the information presented in these pro forma condensed financial statements, particularly with respect to the purchase price allocation between tangible and intangible assets and the amount of goodwill recorded.

•	Our management and our external valuation consultants used a blend of the income and cost valuation approaches to determine the fair values for Ref-Fuel’s property, plant and equipment. Relatively greater weight was placed on the income approach, consistent with the methodologies previously used by us to value the assets of Covanta upon its emergence from bankruptcy. The income approach determines the present value of estimated income over the remaining life of the specific asset or business using a discount rate appropriate for the related risk.

•	Our management and our external valuation consultants based estimates of future energy prices on recent market information and trends. In some cases, these prices are higher then those previously used by Ref-Fuel and its valuation consultants in determining fair values pursuant to a prior valuation of Ref-Fuel as of December 12, 2003. Use of higher estimates of future energy prices has the impact of allocating higher values to Ref-Fuel’s property, plant and equipment and reduces the values allocated to the contractual intangible assets. Higher future energy prices result in lower values for contracts with fixed pricing, resulting in lower fair values ascribed to contract-related intangible assets. Conversely, the value of future benefits of ownership of the business would be higher, resulting in higher fair values ascribed to property, plant and equipment.

Unaudited pro forma condensed combined balance sheet
As of March 31, 2005

	Danielson	American
	Holding	Ref-Fuel	Pro Forma		Pro Forma
	Corp.	Holdings Corp.	Adjustments		Combined

	(Dollars in thousands)
ENERGY SERVICES ASSETS
Cash and cash equivalents	$58,012	$57,610	$(32,000	)l	$83,622
Marketable securities available for sale	4,100	—			4,100
Restricted funds held in trust	121,525	46,734			168,259
Restricted funds for emergence costs	24,476	—			24,476
Receivables, net	112,146	68,241			180,387
Unbilled service receivables	56,650	—			56,650
Deferred income taxes	14,747	9,806			24,553
Other current assets	52,514	16,140	(1,500	)l	67,154

Current assets	444,170	198,531	(33,500)		609,201
Property, plant and equipment, net	814,110	1,185,048	599,191	q	2,598,349
Service and energy contracts and other intangible assets, net	173,108	526,445	(142,340	)q	557,213
Goodwill	—	123,984	229,739	m	353,723
Restricted funds held in trust	123,918	92,389	—		216,307
Investments in and advances to investees and joint ventures	67,784	—	—		67,784
Unbilled service receivables	95,799	—	—		95,799
Other assets	61,305	11,755	33,000	n	112,810
			6,750	t

Total Energy Services assets	1,780,194	2,138,152	692,840		4,611,186

PARENT COMPANY AND INSURANCE ASSETS
Cash and cash equivalents	20,384	—	—		20,384
Investments in fixed maturity debt securities and equity securities	57,345	—	—		57,345
Reinsurance recoverable on paid and unpaid losses, net of allocations	19,540	—	—		19,540
Deferred income taxes	18,083	—	—		18,083
Other assets	12,535	—	—		12,535

Total Parent Company and Insurance assets	127,887	—	—		127,887

Total assets	$1,908,081	$2,138,152	$692,840		$4,739,073

ENERGY SERVICES LIABILITIES
Accounts payable and accrued liabilities	$124,322	$74,602	$10,500	o	$209,424
Current portion of recourse debt	113	20,000	—		20,113
Current portion of project debt	114,719	55,713	4,465	q	174,897
Accrued emergence costs	24,476	—	—		24,476
Other current liabilities	14,167	—	—		14,167

Current liabilities	277,797	150,315	14,965		443,077
Long-term recourse debt	313,891	903,325	13,269	q	1,591,685
			361,200	n
Long-term project debt	799,259	459,768	(5,982	)q	1,253,045
Deferred taxes	116,406	156,584	169,455	r	442,445
Other liabilities	98,281	219,963	(6,871	)q	311,373

Total Energy Services liabilities	1,605,634	1,889,955	546,036		4,041,625
PARENT COMPANY AND INSURANCE LIABILITIES
Unpaid losses and loss adjustment expenses	61,190	—	—		61,190
Other liabilities	10,355	—	—		10,355

Total Parent Company and Insurance liabilities	71,545	—	—		71,545
Minority interests	83,825	701			84,526
Total stockholders’ equity	147,077	247,496	146,804	p	541,377

Total liabilities and stockholders’ equity	$1,908,081	$2,138,152	$692,840		$4,739,073

Unaudited pro forma condensed statement of combined operations for the three months ended March 31, 2005

	Danielson	American
	Holding	Ref-Fuel	Pro Forma		Pro Forma
	Corp.	Holdings Corp.	Adjustments		Combined

	(In thousands, except per share data)
REVENUES
Energy:
Service revenues	$111,458	$64,639	$(1,758	)h	$174,339
Energy and steam sales	58,788	32,388	14,764	h	105,940
Other	690	3,204			3,894

	170,936	100,231	13,006		284,173
Insurance and other:
Net earned premiums	3,471				3,471
Net investment income	487				487
Net other income	43				43

	4,001	—	—		4,001
COSTS AND EXPENSES
Energy:
Plant operating expenses	119,496	52,794			172,290
Depreciation and amortization	16,320	16,736	13,006	h	49,554
			3,492	q
Net interest on project debt	9,633		7,460	i	17,408
			315	t
Selling, general and administrative	12,402	12,420			24,822
Other	(617)	1,386			769

	157,234	83,336	24,273		264,843
Insurance and other:
Net losses and loss adjustment	2,307				2,307
Other	1,437				1,437

	3,744	—	—		3,744

Operating earnings	13,959	16,895	(11,267)		19,587
Interest income	779	1,233			2,012
Interest expense	(10,321)	(21,472)	7,460	i	(30,559)
			10,560	j
			(16,447	)k
			(339	)q
Other income, net	3,718	360			4,078

Earnings before minority interests, income taxes and equity earnings	8,135	(2,984)	(10,033)		(4,882)
Minority interests	(1,550)	(37)			(1,587)
Tax benefit (expense)	(2,742)	1,259	4,070	s	2,587
Equity in income (loss) of unconsolidated subsidiaries	6,460				6,460

Net Earnings	$10,303	$(1,762)	$(5,963)		$2,578

Earnings per common share
Basic	$0.14				$0.02
Diluted	$0.13				$0.02
Weighted average common shares outstanding
Basic	72,964		66,377		139,341
Diluted	77,072		69,077		146,149

Unaudited pro forma condensed statement of combined operations for the year ended December 31, 2004

	Jan 1 to	Jan 1 to	Jan 1 to	Jan 1 to	Jan 1 to
	Dec 31, 2004	Mar 10, 2004	Mar 10, 2004	Dec 31, 2004	Apr 30, 2004

	Danielson		Deconsolidation	American	Ownership Changes
	Holding	Covanta	of Covanta	Ref-Fuel	of Ref-Fuel	Pro Forma		Pro Forma
	Corp.	Energy Corp.	Entities(a)	Holdings Corp.	Entities(g)	Adjustments		Combined

	(In thousands, except per share data)
REVENUES
Energy:
Service revenues	$374,622	$89,867	$(5,282)	$194,950	$89,496	$(7,171	)h	$736,482
Energy and steam sales	181,074	53,307	(535)	93,188	41,566	59,770	h	428,370
Other	1,506	58		10,506	6,475			18,545

	557,202	143,232	(5,817)	298,644	137,537	52,599		1,183,397
Insurance and other:
Net earned premiums	17,998							17,998
Net investment income	2,405							2,405
Net other income	465							465

	20,868	—	—	—	—	—		20,868
COSTS AND EXPENSES
Energy:
Plant operating expenses	354,542	100,774	(3,632)	116,089	73,322			641,095
Depreciation and amortization	52,632	13,426	(786)	45,154	22,842	(12,640	)b	199,168
						8,598	c
						3,375	d
						52,599	h
						13,968	q
Net interest on project debt	32,586	13,407	(1,045)			(3,419	)e	75,785
						1,263	t
						32,993	i
Selling, general and
administrative	38,076	7,597	(322)	30,216	15,031			90,598
Other	(832)	(2,234)	116	1,765	342			(843)

	477,004	132,970	(5,669)	193,224	111,537	96,737		1,005,803
Insurance and other:
Net losses and loss adjustment	12,861							12,861
Other	10,850							10,850

	23,711	—	—	—	—	—		23,711

Operating earnings	77,355	10,262	(148)	105,420	26,000	(44,138)		174,751
Interest income	1,858	935		2,967	1,022			6,782
Interest expense	(43,739)	(6,142)	6	(69,219)	(21,626)	32,993	i	(125,666)
						53,213	j
						(65,788	)k
						(5,364	)q
Other income, net				303	122			425
Reorganization items		(58,282)				58,282	f	—
Fresh start adjustments		(399,063)				399,063	f	—
Gain on extinguishment of debt		510,680				(510,680	)f	—
Earnings before equity earnings, minority interests, income taxes and discontinued operations	35,474	58,390	(142)	39,471	5,518	(82,419)		56,292
Minority interests	(6,869)	(2,511)		(12,283)	11,372			(10,291)
Tax benefit (expense)	(11,535)	(30,240)		(17,818)	—	33,699	s	(25,894)
Equity in income (loss) of unconsolidated subsidiaries	17,024	3,924	142	6,148	(6,148)			21,090

Net earnings	$34,094	$29,563	$—	$15,518	$10,742	$(48,720)		$41,197

Earnings per common share
Basic	$0.54							$0.30
Diluted	$0.52							$0.29
Weighted average common shares outstanding
Basic	63,469					75,477		138,946
Diluted	65,742					78,460		144,202

Note 1:	BASIS OF PRESENTATION

Danielson
      As required by the investment and purchase agreement pursuant to which we agreed to acquire Covanta, Covanta filed a proposed plan of reorganization, proposed plan of liquidation for specified non-core businesses, and the related draft disclosure statement, each reflecting the transactions contemplated under the Investment and Purchase Agreement, with the Bankruptcy Court of the Southern District of New York (the “Bankruptcy Court”). On March 5, 2004, the Bankruptcy Court confirmed the proposed plans (the “Covanta Reorganization Plan”). Under the terms of the investment and purchase agreement, we acquired 100% of Covanta’s equity on March 10, 2004. The results of operations from Covanta are included in our consolidated results of operations from March 10, 2004.
      The aggregate purchase price was $47.5 million which included the cash purchase price of $29.8 million, approximately $6.4 million for professional fees and other estimated costs incurred in connection with the acquisition, and an estimated fair value of $11.3 million for our commitment to sell up to 3.0 million shares of our common stock at $1.53 per share to certain creditors of Covanta.
      The pro forma financial information has been prepared based upon the allocation of values to Covanta’s assets acquired and liabilities assumed at the pro forma date of acquisition, in conformity with Statement of Financial Accounting Standards (SFAS) No. 141 “Business Combinations” and SFAS No. 109 “Accounting for Income Taxes.” Final fair value determinations of the tangible and intangible assets were made by management based on anticipated discounted cash flows using currently available information. Management’s estimate of the fair value of long-term debt was based on the new principal amounts of recourse debt that was part of the reorganized capital structure of Covanta upon emergence. Management’s estimate of the fair value of project debt was based on market information available to Covanta. Covanta engaged valuation consultants to review its valuation methodology which concluded in the first quarter of 2005.
      The following depicts the summary balance sheet of Covanta after the final purchase price allocation as of March 10, 2004 (dollars in thousands):

Current assets	$522,659
Property, plant and equipment	814,369
Intangible assets	191,943
Other assets	327,065

Total assets acquired	$1,856,036

Current liabilities	$364,480
Long-term debt	328,053
Project debt	850,591
Deferred income taxes	88,405
Other liabilities	176,982

Total liabilities acquired	$1,808,511

Net assets acquired	$47,525

      The acquired intangible assets of $191.9 million primarily related to service on publicly-owned waste-to-energy projects and energy contracts, with an approximate 17-year weighted average useful life. However, many such contracts have remaining lives that are significantly shorter.

Ref-Fuel
      The following table summarizes the preliminary allocation of values to the assets acquired and liabilities assumed at the pro forma date of acquisition of March 31, 2005. Since the Ref-Fuel transactions have not been consummated, the allocation of purchase price to Ref-Fuel is preliminary and subject to change as additional information and analysis is obtained. We are in the process of performing the valuation studies necessary to finalize the fair values of the assets and liabilities of Ref-Fuel and the related allocation of purchase price. We expect that adjustments to preliminary fair values may include those relating to:

•	property, plant and equipment, intangibles, goodwill and debt, all of which may change based on consideration of additional analysis by Danielson and its valuation consultants;

•	accrued expenses for transaction costs and restructuring efforts which may change based on identification of final fees and costs; and

•	tax liabilities and deferred taxes, which may be adjusted based upon additional information to be received from taxing authorities and which result from changes in the allocated book basis of items for which deferred taxes are provided.
      The following depicts the summary balance sheet of Ref-Fuel after the preliminary purchase price allocation as of March 31, 2005 (dollars in thousands):

Purchase price
Cash	$740,000
Debt assumed	1,450,558
Estimated direct transaction costs	9,250
Estimated restructuring charges	10,500

Total	$2,210,308

Preliminary purchase price allocation
Tangible assets less liabilities assumed	$1,971,920
Intangible assets, net	211,405
Goodwill	353,723
Deferred tax liability	(326,039)
Minority interest	(701)

Total preliminary purchase price allocation	$2,210,308

Note 2:	PRO FORMA ADJUSTMENTS

Adjustments for the Covanta Transactions
      a. The “Deconsolidation of Covanta Entities” column of the unaudited pro forma condensed statements of combined operations pertains to six of Covanta’s subsidiaries which had not reorganized or filed a liquidation plan under Chapter 11 of the United States Bankruptcy Code as of March 10, 2004. For the 2004 pro forma period presented, these entities were not consolidated because Covanta did not control these debtors or the ultimate outcome of their respective Chapter 11 cases. The subsidiaries related to the Tampa Bay desalination and Lake County waste-to-energy projects emerged from Chapter 11 on August 6, 2004 and December 14, 2004, respectively, when they were reconsolidated.
      b. To reverse Covanta’s historical depreciation and amortization expense, for the period January 1, 2004 to March 10, 2004.
      c. To include pro forma depreciation expense based on fair values assigned to Covanta’s property, plant and equipment for the period January 1, 2004 to March 10, 2004. The weighted average remaining useful life of property, plant and equipment acquired in the Covanta acquisition was approximately 19 years, consisting principally of energy facilities and buildings with a weighted average remaining useful life of approximately 21 years, and machinery and equipment with a weighted average remaining useful life of approximately 13 years.

      d. To include pro forma amortization expense based on fair values assigned to Covanta’s acquired intangible assets for the period January 1, 2004 to March 10, 2004, primarily service agreements on publicly owned waste-to-energy projects.
      e. To reverse Covanta’s historical amortization of bond issuance costs ($0.8 million) on outstanding project debt and include pro forma amortization of the premium on project debt ($2.6 million) based on fair values assigned to Covanta’s project debt, for the period January 1, 2004 to March 10, 2004.
      f. To remove historical reorganization items, fresh-start adjustments and the gain on extinguishment of debt resulting from Covanta’s bankruptcy proceedings. Since the pro forma condensed statement of combined operations has been prepared on the basis that Covanta’s emergence from bankruptcy and the business combination with Danielson both occurred on January 1, 2004, these items have been removed, as these transactions to effect Covanta’s reorganization would have been completed and these items would have been recorded prior to January 1, 2004.

Adjustments for the Ref-Fuel Transactions
      g. On April 30, 2004, Ref-Fuel entered into a series of transactions (“Equalization Transactions”) that changed its ownership structure. As a result of the Equalization Transactions, Ref-Fuel gained control of MSW I, together with MSW II (a wholly-owned subsidiary of Ref-Fuel) on a combined basis, which owned substantially all interests in Ref-Fuel Holdings. Ref-Fuel Holdings is a holding company with a 100% membership interest in ARC, which through subsidiaries, owns and operates six waste-to-energy facilities in the United States. As a result of the Equalization Transactions, Ref-Fuel has effective control of Ref-Fuel Holdings, and therefore began consolidating its results of operations from May 1, 2004.
      The “Ownership Changes of Ref-Fuel Entities” column of the unaudited pro forma condensed statement of combined operations for the year-ended December 31, 2004, pertains to entities that were not consolidated by Ref-Fuel until ownership interests changed effective April 30, 2004 (the Equalization Transactions described above). Ref-Fuel reported its 50% share of earnings from its investment in Ref-Fuel Holdings under the equity method from January 1, 2004 to April 30, 2004 (four-month period) and consolidated such operations from May 1, 2004 to December 31, 2004 (eight-month period). In addition, as a result of the Equalization Transactions, Ref-Fuel obtained a 0.01% interest and was named managing member of MSW and began consolidating its operations as of April 30, 2004. On August 31, 2004, in another transaction, Ref-Fuel acquired the 99.99% non-managing interests in MSW I. As a result, Ref-Fuel owned 100% of the interests in MSW I after that date.
      This column reverses the impact of accounting under the equity method for the investment in Ref-Fuel Holdings for the four-month period ended April 30, 2004, and reflects the results of operations as if they had been consolidated as of January 1, 2004. In addition, this column reflects the results of operations for MSW I as if Ref-Fuel had owned a 100% interest in MSW I as of January 1, 2004, which includes reversing the minority interest relating to MSW I for the period of May 1, 2004 through August 31, 2004.
      h. In conjunction with a prior ownership change, Ref-Fuel’s energy and waste disposal revenue contracts were recorded at fair value as of December 12, 2003. Fair value adjustments for below-market contracts (primarily waste disposal) were amortized as an increase to Service Revenues. Fair value adjustments for the above-market contracts (primarily energy) were amortized as a decrease to Energy Revenues. The pro forma adjustments reclassify such amortization and record the net impact as amortization expense, consistent with our presentation.
      i. To conform to our accounting policy of classifying interest expense on nonrecourse project debt as an operating expense.
      j. To reverse historical interest expense (including letter of credit fees) associated with recourse debt and unfunded credit facilities refinanced with the debt financing package and net proceeds from this rights offering and to reverse interest expense related to the $40 million, 9% interest senior notes contributed by Ref-Fuel’s members as a result of the August 31, 2004 transactions (dollars in thousands).

	Annual	Quarter
	2004	2005

Covanta recourse debt (January 1 to March 10, 2004)	$6,142	$—
Danielson recourse debt (January 1 to December 31, 2004)	9,033	—
Covanta recourse debt and credit facilities (March 11 to December 31, 2004)	34,706	10,320
Ref-Fuel credit facilities	932	240
Ref-Fuel senior notes	2,400	—

Total	$53,213	$10,560

      k. To include pro forma interest expense based on the debt financing package (dollars in thousands):

			Annual	Quarter
	Principal	Rate	2004	2005

Borrowings:
First Lien Facility	$250,000	6.25%	$15,625	$3,906
Second Lien Facility	425,000	8.25%	35,063	8,766

Total Borrowings	$675,000		$50,688	$12,672
Available for letters of credit and revolving credit:
Letter of credit fees under First Lien Facility	$340,000	3.00%	$10,200	$2,550
Revolving credit facility*	100,000	0.50%	500	125

Total unfunded	$440,000		$10,700	$2,675
Amortization of debt financing package financing costs			4,400	1,100

Total			$65,788	$16,447

(*)	Available for up to $75 million of letters of credit as an alternative to borrowings. This facility remains unused.
      Interest rates under the debt financing package are based on the three month LIBOR plus an additional percentage based on commitments from Goldman Sachs Credit Partners, L.P. and Credit Suisse First Boston, which percentages are tied to our credit ratings. The rates used to determine the pro forma adjustments above were selected with regard to our current credit ratings and the three month LIBOR rate of 3.25% as of May 9, 2005. Each 1/8 percentage point change in the rates would impact earnings before taxes by $1.3 million for the annual period ended December 31, 2004, and $0.3 million for the quarterly period ended March 31, 2005.

      l. To record the difference between the following sources and uses of cash (dollars in thousands):

First Lien Facility	$250,000
Second Lien Facility	425,000
Ref-Fuel Rights Offering	398,300
Proceeds from MSW II Senior Notes Refinancing	225,000

Total sources	$1,298,300

Cash consideration	$740,000
Covanta recourse debt	313,800
Estimated transaction costs	42,500
Redemption of MSW II Senior Notes	227,250
MSW II Senior Notes Refinancing Costs	6,750

Total uses	$1,330,300

Cash payment	$32,000

      In addition to the estimated transaction costs of $42.5 million, approximately $1.5 million was paid as of March 31, 2005, and other current assets have been adjusted accordingly for pro forma purposes.
      m. To record the difference between (i) historical goodwill of Ref-Fuel ($124 million) and (ii) goodwill resulting from the acquisition of Ref-Fuel based on the preliminary purchase price allocation ($353.7 million).
      n. To reverse $313.8 million of post-emergence, Covanta recourse debt and include $675 million under the debt financing package, of which $212.5 million may be replaced by fixed rate notes within 120 days after the closing of the financing without premium or penalty. To record related financing costs of $33 million amortized over 7.5 years based on the average terms of the new facilities.
      o. Management has begun to assess and formulate plans to eliminate certain costs of the combined organization. These assessments are still in process. Based on a preliminary analysis, costs of approximately $10.5 million have been accrued for severance and benefit costs related to Ref-Fuel employees. The accrued costs have been considered as part of the purchase price. This pro forma adjustment is reflected in the unaudited pro forma condensed combined balance sheet as of March 31, 2005. This adjustment is not reflected in the unaudited pro forma condensed statements of combined operations as the adjustment is non-recurring in nature. This estimate is preliminary and subject to change based on management’s further assessments.
      p. Adjustments to stockholders’ equity (dollars in thousands):

Proceeds from this rights offering, net of transaction costs of $4,000	$394,300
To eliminate historical Ref-Fuel stockholders’ equity	(247,496)

Total	$146,804

      q. To record the difference between the preliminary estimates of the fair values and the historical amounts of Ref-Fuel’s assets and debt that will be assumed by us, and the related impacts on depreciation, amortization, and interest expense. Contract-related assets (classified as intangible assets) are attributable to revenue arrangements for which the contractual rates are greater than the market rates on the assumed date that we acquired Ref-Fuel. Contract-related liabilities (classified as Other Liabilities) are attributable to revenue arrangements for which contractual rates are less than the market rates on the assumed date we acquired Ref-Fuel. Since we are in the process of performing the valuation studies necessary to finalize the fair values and related allocation of purchase price, the adjustments are preliminary and subject to change as additional information and analysis are obtained (dollars in thousands):

					Expense Increase
					(Decrease)
	Historical	Preliminary	Balance	Life
	Balance	Fair Value	Adjustment	(Yrs)	Annual	Quarter

Property, plant and equipment	$1,185,048	$1,784,239	$599,191	20	$29,960	$7,490
Intangible assets:
Service and energy contracts	479,489	337,149	(142,340)	10	(14,234)	(3,559)
Non-amortizable intangibles	46,956	49,956	—	N/A	N/A	N/A

Service and energy contracts and other intangibles	526,445		(142,340)		(14,234)	(3,559)

Other liabilities:
Waste contracts and operating lease	155,122	172,700	17,578	10	(1,758)	(439)
Other	64,841	40,392	(24,449)	N/A	N/A	N/A

Other liabilities, net	219,963		(6,871)		(1,758)	(439)

Net impact on depreciation and amortization					$13,968	$3,492

Debt, current and non-current balances	1,483,806	1,450,558	11,752		$(10,847)	$(2,712)
Reverse historical premium amortization					16,211	3,051

Net impact on interest expense					$5,364	$339

Other adjustments
      r. To record estimated deferred income taxes at an assumed 41% combined federal and state tax rate associated with the pro forma adjustments for the fair value of debt ($4.9 million asset), property, plant and equipment ($245.7 million liability), intangible assets ($61 million asset), other temporary differences ($5.5 million liability) and estimated utilization of an additional $45 million of our net operating loss tax carryforwards from the inclusion of Ref-Fuel in our consolidated income tax return ($15.8 million asset using the federal tax rate of 35%).
      s. To record the estimated income tax effects associated with the pro forma adjustments to pre-tax income other than item (g) to arrive at a blended assumed effective tax rate of 46% and 53% for the combined company for the year ended December 31, 2004, and the quarter ended March 31, 2005, respectively.
      t. To record the impact of an assumed refinancing of the MSW II notes with the new MSW II notes, as described in Note 5. The estimated refinancing costs are based on 3% of the face amount of the notes and approximate $6.8 million.

	Annual	Quarter

	(Dollars in thousands)
Historical MSW II interest expense at 7.375%	$16,594	$4,148
New MSW II Senior Notes interest at 8.125%	(18,282)	(4,570)
Amortization of historical MSW II financing costs	1,389	348
Amortization of refinancing fees	(964)	(241)

Net (increase) in interest expense	$(1,263)	$(315)

Note 3:	EARNINGS PER SHARE
      The pro forma basic income (loss) per common share data has been computed using average number of shares of our common stock, par value $0.10 per share outstanding during the relevant period, adjusted on a pro forma basis for the following:

•	Basic and diluted earnings per share and the average shares outstanding used in the calculation of basic and diluted earnings per share of common stock and shares of common stock outstanding for the pro forma year ended December 31, 2004 and quarter ended March 31, 2005 have been adjusted, as necessary, to reflect the following equity transactions, as if they occurred on January 1, 2004, the issuance of: (a) 5.1 million of bridge shares, (b) 27.4 million shares in connection with a pro rata rights offering to all our stockholders on May 18, 2004, (c) 8.75 million shares pursuant to the conversion of approximately $13.4 million in principal amount of our convertible notes and (d) 66.4 million shares associated with this rights offering. In addition, diluted earnings per share and the average shares used in the calculation of diluted earnings per share of common stock and shares of common stock outstanding for the pro forma year ended December 31, 2004 and quarter ended March 31, 2005 have been adjusted, as necessary, to reflect the following additional equity transactions, as if they occurred on January 1, 2004; (i) our commitment to sell up to 3.0 million shares of its common stock at $1.53 per share to certain creditors of Covanta and (ii) an additional 2.7 million shares to such creditors in such offering.

Note 4:	PENSION COST
      At March 10, 2004, the amount of acquired Covanta unfunded pension liability totaled $18.5 million, net of previously recorded amounts. The $18.5 million was recorded as a liability in the successor’s opening balance sheet. Covanta’s historical net periodic pension and postretirement benefit costs for the periods March 11, 2004 through December 31, 2004, January 1, 2004 through March 10, 2004, and for the year ended December 31, 2003, amounted to $7.6 million, $1.8 million and $8.8 million, respectively for pension costs; and amounted to $0.6 million, $0.3 million and $2.0 million, respectively for post-retirement benefit costs. Covanta’s net periodic and postretirement benefit costs for three months ended March 31, 2005 amounted to $2.0 million and $0.2 million, respectively.

Note 5:	POTENTIAL ADDITIONAL FINANCING
      The current project and other debt of Ref-Fuel subsidiaries is not intended to be refinanced in connection with the acquisition. Under certain conditions, existing note holders of two subsidiaries of Ref-Fuel, MSW I and MSW II, may require that such notes be repurchased by those subsidiaries at a price equal to 101% of their principal amount plus accrued and unpaid interest. The outstanding principal amount of the MSW I notes is $200 million, while the outstanding principal amount of the MSW II notes is $225 million. Whether any or all of these notes will be tendered for repurchase will depend upon market conditions prevailing immediately prior to the closing date for such repurchases, which may be between 30 to 120 days after the closing of our acquisition of Ref-Fuel.
      We have assumed in these unaudited pro forma condensed combined financial statements, based in part on the current trading price of the notes, that all of the MSW II notes, and none of the MSW I notes, are required to be repurchased. If some or all of the note holders of MSW I notes were to require their notes to be repurchased, we would incur additional fees and transaction costs, as well as additional annual interest expense. If all of the MSW I notes were repurchased along with all of the MSW II notes, we estimate that based upon discussions with its financial advisors, the maximum amount of such additional fees and transaction costs on the MSW I refinancing would be approximately $6.0 million, and estimates the maximum amount of such additional annual interest expense would be approximately $1.0 million on an annual basis. This incremental $1.0 million of interest expense on the MSW I notes assumes a refinanced interest rate of 9%.

      The interest rate on the MSW II refinancing is assumed to be 8.125%. If the MSW I notes and MSW II notes are both required to be refinanced in full, and if the refinanced interest rate on the MSW II notes was 9%, we would incur approximately $2.0 million of additional interest expense.
      We have existing commitments from Goldman Sachs Credit Partners, L.P. and Credit Suisse First Boston to provide financing sufficient to repurchase all or a portion of such notes. We can provide no assurance as to whether any such repurchases will occur, the principal amount of any such repurchases, whether it could successfully finance such repurchases, or that the above estimates of maximum cost and expense will not be exceeded.

SELECTED CONSOLIDATED FINANCIAL DATA — DANIELSON
      The following table presents our selected consolidated financial data. The selected financial data for each of our fiscal years in the years ended December 31, 2004 and 2003, December 27, 2002, and December 31, 2001 and 2000 have been derived from our audited consolidated financial statements.
      Our selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the related notes, each contained in our annual report on Form 10-K for the fiscal year ended December 31, 2004, as amended, and incorporated by reference in this prospectus supplement.

	Years Ended

	2004(1)	2003(2)	2002(3)	2001	2000

	(In thousands, except per share amounts)
Statement of Operations Data
Operating revenue	$578,555	$41,123	$531,501	$92,104	$84,331
Operating expense	501,200	54,029	528,168	106,365	85,073
Operating income (loss)	77,355	(12,906)	3,333	(14,261)	(742)
Other income (loss)	—		2,793	—	(1,906)
Interest expense	41,881	1,424	38,735	—	—
Income (loss) before taxes, minority interest and equity income	35,474	(14,330)	(32,609)	(14,261)	1,164
Minority interest expense	6,869	—	—	—	—
Income taxes	11,535	18	346	73	134
Equity in net income (loss) from consolidated investments	17,024	(54,877)	—	—	—

Net income (loss)	$34,094	$(69,225)	$(32,955)	$(14,334)	$1,030

Income (loss) per share(5)
Basic	0.54	(1.46)	(0.82)	(0.48)	0.04
Diluted	0.52	(1.46)	(0.82)	(0.48)	0.04
Balance Sheet Data
Cash and cash equivalents	$96,148	$17,952	$25,183	$17,866	$12,545
Restricted funds held in trust	239,918	—	—	—	—
Investments	65,042	71,057	93,746	148,512	147,667
Properties — net	819,400	254	654,575	131	56
Service and energy contracts	177,290	—	—	—	—
Deferred tax asset	26,910
Total assets	1,939,081	162,648	1,032,945	208,871	210,829
Deferred income taxes	109,465	—	—	—	—
Unpaid losses and LAE	64,270	83,380	101,249	105,745	100,030
Recourse debt	312,896	40,000	597,246	—	—
Project debt(6)	944,737	—	—	—	—
Project debt premium	37,910	—	—	—	—
Minority interest	83,350	—	—	—	—
Shareholders’ equity	134,815	27,791	77,360	74,463	81,330
Book value per share of common stock(5)	$1.84	$0.50	$1.63	$2.48	$2.74
Shares of common stock outstanding (4),(5)	73,430	55,105	47,459	30,039	29,716

(1)	For the year ended December 31, 2004, Covanta’s results of operations are included in Danielson’s consolidated results since March 10, 2004. As a result of the consummation of the Covanta acquisition on March 10, 2004, our future performance will predominantly reflect the performance of Covanta’s operations which are significantly larger than our insurance operations. As a result, the nature of our business, the risks attendant to such business and the trends that it will face has been significantly altered by the acquisition of Covanta. Accordingly, our historic financial performance and results of operations will not be indicative of its future performance.

(2)	ACL, which was acquired on May 29, 2002, and certain of its subsidiaries, filed a petition on January 31, 2003 with the U.S. Bankruptcy Court for the Southern District of Indiana, New Albany Division to reorganize under Chapter 11 of the U.S. Bankruptcy Code. As a result of this filing we no longer maintained control of the activities of ACL and our equity interest in ACL was canceled when ACL’s plan of reorganization was confirmed on December 30, 2004 and it emerged from bankruptcy on January 11, 2005. Accordingly, we no longer include ACL and its subsidiaries as consolidated subsidiaries in our financial statements. Our investments in these entities are presented using the equity method effective as of the beginning of the year ending December 31, 2003. Other (loss) income above consists of our equity in the net loss of ACL, GMS and Vessel Leasing in 2003.

(3)	In 2002, we purchased 100% of ACL, 5.4% of GMS and 50% of Vessel Leasing.

(4)	Does not give effect to currently exercisable options, and, in 2001 and 2000, warrants to purchase shares of common stock.

(5)	Basic and diluted earnings per share and the average shares used in the calculation of basic and diluted earnings per share and book value per share of common stock and shares of common stock outstanding for all periods have been adjusted retroactively to reflect the bonus element contained in the rights offering issued on May 18, 2004.

(6)	Includes $38 million of unamortized debt premium.

SELECTED CONSOLIDATED FINANCIAL DATA — REF-FUEL
      Historically, Ref-Fuel engaged in the business of acquiring and operating energy-related businesses in the United States, including a 50% equity interest in Ref-Fuel Holdings. Upon completion of the sale of all of Ref-Fuel’s assets except for its indirect interest in Ref-Fuel Holdings, Ref-Fuel’s sole source of operating cash flow will be its 99.8% indirect equity interest in Ref-Fuel Holdings. Ref-Fuel’s historical reported results of operations for the periods prior to April 2004 accounted for the 50% interest in Ref-Fuel Holdings that Ref-Fuel owned at the time on an equity basis, while substantially all of Ref-Fuel’s revenues, expenses, and cash flows during those periods related to discontinued operations. The following table presents selected financial data derived from Ref-Fuel’s audited financial statements.

		For the Period from
		December 12	For the Period from
	For the Year	through	January 1 through	For the Year Ended
	December 31, 2004	December 31, 2003	December 12, 2003	December 31, 2002

		(In thousands)
Statement of Operations Data
Operating revenue	$298,644	$—	$—	$—
Earnings from equity investment in Ref-Fuel Holdings	6,148	3,969	50,204	52,898
Operating expenses	(116,089)	—	—	—
Depreciation and amortization expense	(45,154)	(4)	(258)	(281)
General and administrative expenses	(30,216)	(358)	(4,634)	(7,548)
Transactions costs related to MSW Merger	—	—	(16,600)	—
Losses on asset retirements	(1,765)	—	—	—
Interest income	2,967	133	519	616
Interest expense	(69,219)	(2,677)	(10,651)	(12,202)
Loss on early extinguishment of debt	—	—	(1,655)	—
Minority interest in net income of subsidiaries	(12,283)	—	—	—
Other, net	303	—	3,278	2,020

Earnings before income taxes	33,336	1,063	20,203	35,503
Provision for income taxes	(17,818)	(498)	(12,362)	(15,639)

Earnings from continuing operations	15,518	565	7,841	19,864

Earnings from discontinued operations, net of income tax expense of $5,373, $382, $3,310 and $418, respectively	5,589	429	2,888	2,612
Gain (loss) on disposal of discontinued operations, net of income tax expense (benefit) of $0, $0, $0 and ($3,238), respectively	—	—	—	(10,427)

Earnings (losses) from discontinued operations	5,589	429	2,888	(7,815)

Net income	$21,107	$994	$10,729	$12,049

Balance Sheet Data
Cash and cash equivalents	$$88,945	$17,537
Total assets	2,201,075	705,441
Total debt	1,471,013	308,179
Total equity	284,258	124,903
Cash Flow Data
Cash from operating activities	$154,230	$(3,095)	$44,781	$75,675
Cash from investing activities	57,064	548	(5,909)	(40,625)
Cash from financing activities	(139,886)	14,215	(110,097)	18,586
Capital expenditures	(13,047)	—	(1,049)	(4,381)

THE RIGHTS OFFERING
      Pursuant to the rights offering, we are issuing at no charge one warrant with respect to each share of our common stock outstanding as of the record date. The warrants cannot be traded separately from the underlying shares of common stock. Holders of warrants will be entitled to purchase 0.90 shares of our common stock for every warrant held at the exercise price of $6.00 per share. If all of the warrants are exercised in the rights offering, the total purchase price of all of our common stock sold in the rights offering will be $400,038,024.
      The warrants are exercisable beginning on the record date and will expire if they are not exercised by 5:00 p.m., New York City time, on June 21, 2005, unless extended by us from time to time in our sole discretion.
      Warrants that are not exercised by the expiration date of the rights offering will expire and will have no value.
      Holders should note that immediately available funds must be received by the expiration date for a subscription to be valid. Although personal checks will be accepted, if they have not cleared by the expiration date the subscription will not be valid. See “— Exercise of Warrants.” We reserve the right to limit the exercise of any warrants that would result in a risk of any stockholder becoming the owner of 5% or more of our common stock. See “Risk Factors — We have the right to limit the exercise of the warrants” and “— Certificate of Incorporation Restrictions; Escrow Protection Mechanics.” Holders who exercise their warrants will not be entitled to revoke their exercise. Holders who do not exercise their warrants will relinquish any value inherent in the warrants.
The Warrants
      Warrants distributed in the rights offering will not be separately certificated and will not trade separately from the underlying shares. In order to exercise warrants, we will require stockholders who hold their shares of our common stock in certificated form to deliver to the warrant agent the common stock certificates representing at least the warrants to be exercised. The warrant agent will hold this common stock in escrow for the stockholders. Because of this, if a stockholder exercises a warrant pursuant to such escrow arrangements, the stockholder will not be able to sell or otherwise transfer any common stock delivered to the warrant agent until the warrant agent returns such common stock after the expiration date of this rights offering or pursuant to an effective revocation prior to the time that exercises become irrevocable.
      Stockholders who hold their shares of our common stock through DTC or other nominee will be required to agree to instruct their broker, custodian or other nominee to instruct DTC to transfer the shares of common stock representing the warrants to be exercised to the warrant agent, to be held in a suspense account on behalf of the stockholder, pending the closing of the rights offering. As soon as reasonably practicable following the expiration or completion of the rights offering, the warrant agent will return to stockholders or DTC, as the case may be, the common stock held in escrow on behalf of the stockholders and will issue the common stock underlying the existing warrants to holders validly exercising their warrants.
      To determine the maximum number of shares that you may purchase, multiply the number of warrants you own by 0.90. For example, if you own 100 warrants, you may subscribe for 90 shares (100 warrants multiplied by 0.90 = 90). To avoid the inconvenience of issuing fractional shares, you will not receive fractional shares of our common stock, but instead, you will receive cash in lieu of fractional shares of our common stock as a result of your exercise of warrants pursuant to the rights offering, calculated as the product of the fraction of a share of common stock multiplied by the difference between the current market price of a share of common stock and the exercise price.

Expiration of the Rights Offering
      You may exercise your warrants at any time before 5:00 p.m., New York City time, on June 21, 2005. We may, in our sole discretion, extend the time for exercising the warrants. If you do not exercise your warrants before the expiration date, your unexercised warrants will be null and void. We will not be obligated to honor your exercise of warrants if the warrant agent, American Stock Transfer & Trust Company, receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents. We may extend the expiration date by giving oral or written notice to the warrant agent on or before the scheduled expiration date. If we elect to extend the expiration date of the rights offering, we will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.
Subscription Privileges
      Your warrants entitle you to the basic subscription privilege and the oversubscription privilege.
      Basic Subscription Privilege. With your basic subscription privilege, you may purchase 0.90 shares of our common stock for every warrant you hold, by delivery of the required documents, including your stock certificates if you hold your shares in certificated form, and payment of the exercise price. There is no minimum number of shares you must purchase as a result of the exercise of your warrants, but you may not purchase fractional shares. The warrant agent will deliver to you certificates, or make the necessary book-entry transfers, representing the shares that you purchase upon the exercise of your warrants as soon as practicable after the rights offering has expired.
      Oversubscription Privilege. In addition to your basic subscription privilege, you may subscribe for additional shares of our common stock, by delivery of the required documents, including your stock certificates if you hold your shares in certificated form, and payment of the exercise price, before the expiration of the rights offering.
      Pro Rata Allocation. If all of the warrants are not exercised under the basic subscription privilege, we will issue additional shares to warrantholders who exercise their oversubscription privilege. If there are not enough shares to satisfy all subscriptions made under the oversubscription privilege, we will allocate the remaining shares pro rata, after eliminating all fractional shares, among those oversubscribing warrantholders. “Pro rata” means in proportion to the number of shares of our common stock which you and the other warrantholders subscribed for by exercising your basic subscription privileges. If there is a pro rata allocation of the remaining shares and you receive an allocation of a greater number of shares than you subscribed for under your oversubscription privilege, then we will allocate to you only the number of shares for which you subscribed under your oversubscription privilege. We will allocate the remaining shares among all other holders exercising their oversubscription privileges.
      Return of Excess Payment. If you exercised your oversubscription privilege and are allocated less than all of the shares for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned by mail, without interest or deduction, as soon as reasonably practicable after the expiration date. The warrant agent will deliver to you certificates or make the necessary book-entry transfers, representing the shares which you purchased as soon as reasonably practicable after the expiration date and after all pro rata allocations and adjustments have been completed.
Exercise Price
      The exercise price is $6.00 per share, payable in immediately available funds. If the conditions to the completion of the rights offering are not satisfied or the rights offering is otherwise terminated, your funds will be returned to you as soon as practicable, without interest or deduction.

Exercise of Warrants
      You may exercise your warrants by delivering the following to the warrant agent at the address and in the manner described below under “— Method of Payment” and “— Delivery of Subscription Materials and Payment,” at or prior to 5:00 p.m., New York City time, on the expiration date:

•	your properly completed and executed exercise form with any required signature guarantees or other supplemental documentation; and

•	your full exercise price payment for each share subscribed for under your subscription privileges; and

•	if you hold your shares of our common stock in certificated form, certificates representing at least the number of shares of our common stock representing the warrants to be exercised; or

•	if you hold your shares of our common stock through DTC, an exercise form instructing your broker, nominee or other custodian to instruct DTC to transfer the shares of common stock representing the warrants to be exercised to a suspense account established by the warrant agent, to be held in escrow for you until after the expiration date.
Certificate of Incorporation Restrictions; Escrow Protection Mechanics
      Our ability to utilize our NOLs would be substantially reduced if we were to undergo an ownership change within the meaning of Section 382 of the Internal Revenue Code. In order to reduce the risk of an ownership change, our certificate of incorporation restricts the ability of any record or beneficial, direct or indirect, holder of 5% or more of our common stock, however acquired, including acquisition though exercise of warrants, to purchase shares granted by us, to sell, transfer, pledge, encumber or dispose of any shares owned by such 5% stockholder, or to purchase, acquire, or otherwise receive additional shares of our common stock without our prior consent. Our certificate of incorporation also restricts the ability of any other holder whether direct or indirect, record or beneficial, to make an acquisition of our common stock which will result in total ownership, either direct or indirect, record or beneficial, by such stockholder of 5% or more of our common stock without our prior consent. These restrictions will apply unless and until we determine that such acquisition will not result in an unreasonable risk of an ownership change. In determining 5% ownership, the following attribution provisions apply for purposes of Section 382 of the Code:

•	Any family group consisting of an individual, spouse, children, grandchildren and parents are treated as one person. Note that an individual can be treated as a member of several different family groups. For example, your family group would include your spouse, children, father and mother, but your mother’s family group would include her spouse, all her children and her grandchildren.

•	Any common stock owned by any entity will generally be attributed proportionately to the ultimate owners of that entity. Such attribution will also occur through tiered entity structures.

•	Any persons or entities acting in concert or having a formal or informal understanding among themselves to make a coordinated purchase of common stock will be treated as one stockholder.

•	In determining stock ownership, any person or entity that holds an option to acquire either common stock or another option or right to acquire common stock should be treated as owning the underlying common stock.

•	Ownership may not be structured with an abusive principal purpose of avoiding these rules.
      We have the right, in our sole and absolute discretion, to limit the exercise of warrants, including instructing the warrant agent to refuse to honor any exercise of warrants, by 5% stockholders.
      The total number of our common shares expected to be outstanding upon completion of the rights offering, assuming all of the warrants are exercised, is 140,754,120. Five percent of 140,754,120 is 7,037,706.

      In order to avoid an “ownership change” for federal income tax purposes, we have implemented the escrow protection mechanics as follows:

(1) by exercising warrants, each holder will represent to us that such holder will not be, after giving effect to the exercise of warrants and assuming that such holder is issued all of the shares for which the holder subscribed, an owner, either direct or indirect, record or beneficial, or by application of Section 382 attribution provisions summarized above, of more than 6,500,000 shares, constituting approximately 4.5% of our outstanding common stock;

(2) if such exercise would result in such holder owning more than 6,500,000 shares of our common stock, constituting approximately 4.5% of our outstanding common stock, such holder must notify the warrant agent at the telephone number set forth under “Delivery of Subscription Materials and Payment”;

(3) if requested, each holder will be required to provide us with additional information regarding the amount of common stock that the holder owns; and

(4) we shall have the right to instruct the warrant agent to refuse to honor such holder’s exercise to the extent such exercise might, in our sole and absolute discretion, result in such holder owning 5% or more of our common stock.
      By exercising warrants in the rights offering, you agree that the escrow protection mechanics are valid, binding and enforceable against you.
      The escrow protection mechanics are meant to be applied in conjunction with the restrictions in our certificate of incorporation and to provide us with a means to both supplement and enforce such restrictions with regard to the exercise of the warrants issued in the rights offering. We have previously received opinions of counsel that the provisions in our certificate of incorporation and the escrow protection mechanics are legal, valid, binding and enforceable under Delaware law. We intend to vigorously challenge any attempt to violate these restrictions and to pursue all available remedies in the event of any violation. Any purported exercise of warrants, in violation of either the restrictions in our certificate of incorporation or the escrow protection mechanics section, will be void and of no force and effect.
Conditions to the Rights Offering
      We may terminate the rights offering if, at any time before completion of the rights offering, the Ref-Fuel purchase agreement is terminated or if there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or could make the rights offering or its completion illegal or materially more burdensome to us or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occurs.
      In addition, if we determine that the exercise of the warrants would cause an unreasonable risk of a Section 382 ownership change, we may terminate the rights offering. See “United States Federal Income Tax Consequences — Section 382 and Limitations on Use of Losses by Us.”
      If the conditions to completion of the rights offering are not satisfied or we otherwise terminate the rights offering, all warrants will expire without value and all exercise payments received by the warrant agent will be returned promptly, without interest or deduction.
Amendments and Cancellation
      We reserve the right to extend the expiration date and to amend the terms or conditions of the rights offering. If the offering is extended the warrant agent will hold your shares and exercise funds, and you will not be able to sell or transfer your shares so held during the extension period.

      We may amend the terms of the warrants without the approval of any of the warrantholders. After the record date, we may amend the terms of the warrants only to cure an ambiguity or correct or supplement a provision which may be defective or inconsistent with other provisions. We may also add provisions relating to questions or matters which arise and additions which we and the warrant agent deem necessary or desirable and which will not adversely affect the interests of the warrantholders. If we amend the terms or conditions of the rights offering, a new prospectus supplement will be distributed to all warrantholders who have previously exercised warrants and to holders of record of unexercised warrants on the date we amend the terms.
      In addition, all warrantholders who have previously exercised warrants, or who exercise warrants within four business days after the mailing of the new prospectus supplement, shall be provided with a form of consent to amended rights offering terms on which they can confirm their exercise of warrants and their exercise under the terms of the rights offering as amended by us. A warrantholder who has previously exercised any warrants, or who exercises warrants within four business days after the mailing of the new prospectus supplement, and who does not return such consent within ten business days after the mailing of such consent by us will be deemed to have canceled his or her exercise of warrants, and the full amount of the exercise price previously paid by such warrantholder will be returned promptly by mail, without interest or deduction. Any completed exercise form received by the warrant agent five or more business days after the date of the amendment will be deemed to constitute the consent of the warrantholder who completed such exercise form to the amended terms.
      We reserve the right to cancel the rights offering at any time. If the Ref-Fuel purchase agreement is terminated or the acquisition of Ref-Fuel does not occur for any reason, the rights offering will be terminated. Such cancellation would be effected by us by giving oral or written notice of such cancellation to the warrant agent and making a public announcement by press release. If canceled, the exercise price will be promptly returned by mail to exercising warrantholders, without interest or deduction. If the rights offering is canceled, the warrants will not be exercisable and will have no value.
Warrant Agent
      We have appointed American Stock Transfer & Trust Company as warrant agent for the rights offering. The warrant agent’s address, which is the address to which the exercise forms, payment of the exercise price and other subscription documents should be delivered, and telephone number is set forth under “— Delivery of Subscription Materials and Payment” below.
      We will pay the warrant agent customary fees and reimbursements for its expenses. We have also agreed to indemnify the warrant agent against any liability that it may incur in connection with the rights offering.
Information Agent
      We have appointed Innisfree M&A Incorporated as information agent for the rights offering. Any questions or requests for additional copies of this prospectus supplement or any ancillary documents may be directed to the information agent at the following address and telephone number:

501 Madison Avenue
20th Floor
New York, New York 10022
Telephone: (888) 750-5834 (toll-free)
      We will pay the information agent customary fees and reimbursements for its expenses. We have also agreed to indemnify the information agent against any liability that it may incur in connection with the rights offering.

Method of Payment
      Your payment of the exercise price must be made in U.S. dollars for the full number of shares of common stock you are subscribing for by either:

•	certified check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to the warrant agent;

•	wire transfer of immediately available funds directed to American Stock Transfer & Trust Company, c/o Chase Manhattan Bank, ABA No. 021-000021, Credit Account No. 323-836925; or

•	personal check payable to the warrant agent.
Receipt of Payment
      Your payment will be considered received by the warrant agent only upon:

•	clearance of any uncertified check;

•	receipt by the warrant agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order; or

•	receipt of collected funds in the warrant account designated above.
Clearance of Uncertified Checks
      If you are paying by uncertified personal check, please note that uncertified checks may take at least five business days to clear. If you wish to pay the exercise price by uncertified personal check, we urge you to make payment sufficiently in advance of the expiration date to ensure that your payment is received and clears by that time. We urge you to consider using a certified or cashier’s check, money order or wire transfer of funds to avoid missing the opportunity to exercise your warrants. We will not be responsible for any delays in processing uncertified checks, even if such delays result in your warrants not being exercised.
Delivery of Subscription Materials and Payment
      You should deliver your subscription documents and payment of the exercise price to the warrant agent at the following address:

American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10038
Telephone: (877) 248-6417
      Your delivery to an address other than the address set forth above will not constitute valid delivery.
Calculation of Warrants Exercised
      If you do not indicate the number of warrants being exercised, or do not forward full payment of the total exercise price payment for the number of warrants that you indicate are being exercised, then you will be deemed to have exercised your subscription privileges with respect to the lesser of the maximum number of warrants that may be exercised with the aggregate exercise price payment and the maximum number of warrants that may be exercised with the number of our common stock certificates you delivered to the warrant agent or book-entry transfers effected. If your aggregate exercise price payment is in excess of the amount you owe for your subscription, we will return the excess amount to you by mail, without interest or deduction, as soon as practicable after the expiration date.

Exercising A Portion of Your Warrants
      If you wish to subscribe for fewer than all the shares of our common stock represented by your warrants, you should indicate on your exercise form the number of warrants you wish to exercise.
Your Funds Will Be Held by the Warrant Agent until Shares of Common Stock Are Issued
      The warrant agent will hold your payment of the exercise price payment in a segregated account with other payments received from other warrantholders until we issue your shares to you or return your payment, without interest or deduction.
Signature Guarantee May Be Required
      Your signature on each exercise form must be guaranteed by an eligible institution subject to standards and procedures adopted by the warrant agent, unless:

•	your exercise form provides that shares are to be delivered to you as record holder of those warrants; or

•	you are an eligible institution.
      An “eligible institution” is a firm or other entity that is identified as an “Eligible Guarantor Institution” in Rule 17Ad-15 under the Securities Exchange Act of 1934, including:

•	a bank;

•	a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

•	a credit union;

•	a member of a national securities exchange, registered securities association or clearing agency; or

•	a savings association that is a participant in a securities transfer association for the account of an eligible institution.
Notice to Beneficial Holders
      If you are a bank, broker, trustee, depository or other nominee who holds shares of our common stock for the account of others on the record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their warrants. You should obtain instructions from the beneficial owner with respect to the warrants, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate exercise forms and submit them to the warrant agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of warrants that all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the warrant agent by submitting the form entitled “Nominee Holder Certification” that we will provide to you with your rights offering materials.
Beneficial Owners
      If you are a beneficial owner of shares of our common stock or will receive your warrants through a bank, broker, trustee, depository or other nominee, we will ask your bank, broker, trustee, depository or other nominee to notify you of the rights offering. If you wish to exercise your warrants, you will need to have your bank, broker, trustee, depository or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your bank, broker, trustee, depository or other nominee hold them on your behalf, you should contact your bank, broker, trustee, depository or other nominee and request it to effect the transactions for you. To indicate your decision with respect to your warrants, you should complete and return to your bank, broker, trustee, depository or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your bank, broker, trustee, depository or other nominee with the other rights offering materials. If you wish to obtain a separate exercise form, you should contact the nominee as soon as possible and request that a separate exercise form be issued to you.
Instructions for Completing Your Exercise Form
      You should read and follow the instructions for your exercise form carefully.
      If you want to exercise your warrants, you should send your common stock certificates representing at least the number of warrants you want to exercise, or instruct your broker to instruct DTC to transfer the number of shares representing your exercise, your exercise form and your exercise price payment to the warrant agent. Do not send your common stock certificates, your exercise form or your exercise price payment to either the information agent or us.
      You are responsible for the method of delivery of your common stock certificates, your exercise form and your exercise price payment to the warrant agent. If you send your common stock certificates, your exercise form or your exercise price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure receipt by the warrant agent prior to the expiration date. Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check, money order or wire transfer of funds.
Determinations Regarding The Exercise of Your Warrants
      We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of your warrants and our determinations will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine. We may reject the exercise of any of your warrants because of any defect or irregularity. We will not receive or accept any exercise until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.
      Neither we nor the warrant agent will be under any duty to notify you of any defect or irregularity in connection with your submission of exercise forms and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of warrants if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept your exercise of warrants if our issuance of shares of our common stock to you could be deemed to violate our certificate of incorporation, be unlawful under applicable law, is materially burdensome to us or as otherwise described under “— Conditions to The Rights Offering.”
Questions about Exercising Warrants
      If you have any questions, require assistance regarding the method of exercising your warrants or have any requests for additional copies of this prospectus supplement or the “Danielson Holding Corporation Rights Offering Exercise Form,” you should contact the information agent at the address and telephone number set forth above under “— Information Agent.”
Procedures for DTC Participants
      We expect that your exercise of your subscription privilege may be made through the facilities of DTC. If your warrants are held of record through DTC, you may exercise your subscription privileges by instructing your broker or other nominee to transfer your warrants from the broker’s account to the account of the warrant agent, together with certification as to the aggregate number of warrants you are exercising and the number of shares of our common stock you are subscribing for under your subscription privileges, and your exercise price payment for each share you subscribed for pursuant to your subscription privileges.
Foreign and Other Stockholders
      Exercise forms will not be mailed to warrantholders whose addresses are outside the United States or who have an Army Post Office or a Fleet Post Office address. To exercise such warrants, you must notify the warrant agent and take all other steps that are necessary to exercise your warrants on or prior to the expiration date. If the procedures set forth in the preceding sentence are not followed prior to the expiration date your warrants will expire.
Shares of Common Stock Outstanding after the Rights Offering
      If all the warrants are exercised in the rights offering, 140,754,120 shares of our common stock will be issued and outstanding, based on the number of shares outstanding on May 27, 2005. Based on the 74,081,116 shares of our common stock issued and outstanding as of May 27, 2005, our issuance of shares in the rights offering would result, on a pro forma basis as of May 27, 2005 in an approximate 90% increase in the number of outstanding shares of our common stock.
Other Matters
      We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we selling or accepting any offers to purchase any shares of our common stock from warrantholders who are residents of those states or other jurisdictions. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in order to comply with the securities law requirements of those states or other jurisdictions. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions you will not be eligible to participate in the rights offering.
Determination of Terms of the Rights Offering
      The exercise price and the other terms of the rights offering were approved by an independent committee of members of our board of directors. Our board of directors was also advised by independent financial advisors. The members of the independent committee were not affiliated with Laminar, SZ Investments or William Pate, the Chairman of our board of directors, who is also affiliated with SZ Investments, or Third Avenue or David Barse, who is a director of Danielson and is an officer of the management company that manages the investments of Third Avenue.
      In order to finance the acquisition of Ref-Fuel, we determined that the sale of common stock through a rights offering was the best method to allow all of our stockholders to participate in the sale of this new equity capital. The independent committee believed that the exercise price reflected our objective of achieving the maximum net proceeds obtainable from the rights offering, while providing our security holders with an opportunity to make an additional investment in our company, thus avoiding dilution of their ownership position in us.
      In approving the exercise price, the other terms of the rights offering and the terms of the equity commitments, the independent committee considered the advice of its counsel and financial advisors as well as such factors as the alternatives available to us for financing our capital, other alternatives for raising capital, the market price of our common stock, our business prospects, and the general condition of the securities markets at the time the rights offering was approved.

      While our common stock has traded at a price in excess of the exercise price on the date of this prospectus supplement, there can be no assurance that the market price of our common stock will not decline during the exercise period to a level equal to or below the exercise price, or that, following the issuance of the warrants and of our common stock upon exercise of warrants, an exercising holder will be able to sell shares purchased in the rights offering at a price equal to or greater than the exercise price. See “Risk Factors” for a more complete discussion of risks associated with this rights offering and our businesses.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
      The following is a summary of certain U.S. federal income tax consequences to holders of our common stock upon the issuance of the warrants in the rights offering and upon the exercise of the warrants. The discussion is based upon the Internal Revenue Code, treasury regulations, judicial authorities, published positions of the IRS and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations possibly with retroactive effect. The discussion does not address all of the tax consequences that may be relevant to a particular holder of our common stock or to holders subject to special treatment under federal income tax laws such as financial institutions, insurance companies, broker-dealers, tax-exempt organizations, foreign persons, or persons holding our common stock as part of a straddle or conversion transaction. This discussion is limited to U.S. persons that hold our common stock as capital assets. Except as otherwise stated herein, no ruling has been or will be sought from the IRS regarding any matter discussed herein. Our counsel has not rendered any legal opinion regarding any tax consequences relating to us or an investment in us. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. Holders of our common stock and warrants on the record date should consult their tax advisors as to the federal income tax consequences of the rights offering that are relevant to their particular situations, as well as the effects of state, local and non-U.S. tax laws.
      For purposes of this discussion, a U.S. person means any one of the following:

•	a citizen or resident of the United States;

•	a partnership, corporation or other entity created or organized in or under the laws of the United States or of any political subdivision thereof;

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.
Issuance of Warrants, Basis and Holding Period
      Holders of our common stock on the record date will not recognize taxable income in connection with the receipt of the warrants pursuant to the rights offering, provided that the distribution does not have the result of causing some holders of our stock or warrants to receive an increase in their proportionate interest in our assets or our earnings and profits and other holders of our stock or warrants to receive cash or property. The distribution of the warrants in the rights offering should not have the effect of causing some holders of our stock or warrants to receive an increase in their proportionate interest in our assets or our earnings and profits and other holders of our stock or warrants to receive cash or property. Therefore, no income should be recognized by any record date holders of our common stock in connection with the issuance of the warrants pursuant to the rights offering.
      Except as provided in the following sentence, the basis of the warrants received by a holder with respect to such holder’s common stock will be zero. If either (1) the fair market value of the warrants on the record date is 15% or more of the fair market value, on the trigger date, of the common stock with respect to which the warrants are received, or (2) the holder elects, on the holder’s federal income tax return for the taxable year in which the warrants are received, to allocate part of the basis of the common stock with respect to which the warrants are received to the warrants, then upon exercise of the warrants, the holder’s basis in such common stock will be allocated between the common stock and the warrants in proportion to the fair market values of each on the record date. We expect the value of the warrants received to exceed 15% of the fair market value of the common stock with respect to which it is distributed. As a result, the holder’s basis in such common stock, upon exercise of the warrants, will be allocated between the common stock and the warrants in proportion to the fair market values of each on the record date.
      The holding period of the warrants received in the rights offering will include the holder’s holding period for the common stock with respect to which the warrants were issued.
Expiration of the Warrants
      Holders who receive warrants in the rights offering with respect to their common stock and who allow such warrants to expire unexercised will not recognize any gain or loss, and no adjustment will be made to the basis of the holder’s common stock.
Exercise of the Warrants, Basis and Holding Period of Acquired Shares
      No gain or loss is recognized by a holder upon the exercise of the warrants received in the rights offering with respect to the holder’s common stock (except with respect to cash received in lieu of fractional shares). The basis of each share of common stock acquired through exercise of the warrants will be equal to the sum of the exercise price paid and the basis, if any, of the warrants. The holding period for the common stock acquired through exercise of the warrants received in the rights offering will begin on the date of the closing of the rights offering.
Backup Withholding and Information Reporting
      Generally, we must report annually to the IRS and to each holder the amount, if any, of the dividends paid on our stock and the amount of tax, if any, that we withheld on such distribution. Under current U.S. Treasury Regulations, U.S. information reporting requirements and backup withholding tax will generally apply to dividends and to gross proceeds of a sale or other taxable disposition of our stock received by a holder of our stock unless such holder furnishes a correct taxpayer identification number and provides other certification or is otherwise exempt from backup withholding.
      Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the holder’s U.S. federal income tax liability if certain required information is furnished to the IRS.
Section 382 and Limitations on Use of Losses by Us
      As of December 31, 2004 we expect to report that we had NOLs estimated to be approximately $516 million for federal income tax purposes, which expire in various amounts, if not used before December 31, 2023. Some or all of these NOLs may be available to offset our future taxable income, if any, but the continued availability of our NOLs is subject to the rules of Section 382 of the Internal Revenue Code. Section 382 generally restricts the use of an NOL after an “ownership change,” generally a more than 50% increase in stock ownership, measured by value, during a 3-year testing period by “5% stockholders.” In the event of an ownership change, the amount of our NOLs that could be utilized in any taxable year would be generally limited to the product of the value of our stock on the date of the ownership change, multiplied by the long-term tax-exempt rate, which is a measure of interest rates on long-term tax-exempt bonds.
      While the rights offering may result in a substantial increase in the ownership of our stock by 5% stockholders, we believe that it will not result in an ownership change. The rights offering has been structured to substantially comply with applicable treasury regulations and with the analysis in a previous private letter ruling that we had received from the IRS relating to the tax treatment under Section 382 of the Internal Revenue Code of certain aspects of a similar rights offering previously made by us in connection with our acquisition of ACL.
      In addition, our certificate of incorporation contains restrictions on the transfer and acquisition of our shares, which were designed to prevent an involuntary ownership change, although such restrictions cannot prevent an involuntary ownership change in all circumstances. The rights offering also contains certain other provisions which will be applied in conjunction with the restrictions in our certificate of incorporation to provide us with a means to enforce such restrictions with regard to the exercise of the warrants issued in the rights offering. See “The Rights Offering — Certificate of Incorporation Restrictions; Escrow Protection Mechanics” for a more complete discussion. We cannot be certain, however, that these restrictions will prevent a transaction that is outside of our control from triggering an ownership change.
PLAN OF DISTRIBUTION
      The common stock covered by this prospectus supplement will be issued upon exercise of the warrants described above.
RELATED PARTY AGREEMENTS
      SZ Investments, a company affiliated with Samuel Zell (the former Chief Executive Officer and Chairman of our Board of Directors) and William Pate (our current Chairman of the Board of Directors), was a holder through its affiliate, HYI Investments, L.L.C., which we refer to as “HYI” in this prospectus supplement, of approximately 42% of the senior notes and payment-in-kind notes of ACL, a former unconsolidated subsidiary of Danielson. In addition, we agreed to provide SZ Investments unlimited demand registration rights with respect to the ACL notes held by HYI. ACL Plan of Reorganization was confirmed, without material conditions, on December 30, 2004 and it emerged from Chapter 11 bankruptcy proceedings January 2005. Pursuant to the terms of ACL Plan of Reorganization, the notes held by HYI were converted into equity of ACL.
      Following ACL’s emergence from bankruptcy, we sold our entire 50% interest in Vessel Leasing to ACL on January 13, 2005 for $2.5 million. The price and other terms and conditions of the sale were negotiated on an arm’s length-basis for us by a special committee of our board of directors.
      We entered into a corporate services agreement dated as of September 2, 2003, pursuant to which Equity Group Investments, L.L.C., which we refer to as “EGI” in this prospectus supplement, agreed to provide certain administrative services to us, including, among others, shareholder relations, insurance procurement and management, payroll services, cash management, tax and treasury functions, technology services, listing exchange compliance and financial and corporate record keeping. Samuel Zell, a former Chairman of our Board, is also the Chairman of EGI, and William Pate, the current Chairman of our Board, is also an executive officer of EGI. Under the agreement, we paid EGI $20,000 per month plus specified out-of-pocket fees and expenses incurred by EGI under this corporate services agreement. We terminated this agreement with the integration of Covanta’s operations with ours as of November 2004.
      As part of the investment and purchase agreement dated as of December 2, 2003, pursuant to which we agreed to acquire Covanta, we arranged for a new replacement letter of credit facility for Covanta, secured by a second priority lien on Covanta’s available domestic assets, consisting of commitments for the issuance of standby letters of credit in the aggregate amount of $118 million. This financing was provided by SZ Investments, Third Avenue and Laminar. Each of SZ Investments, Third Avenue and Laminar, or an affiliate, own over 5% of our common stock. Samuel Zell, former Chief Executive Officer and Chairman of our Board, and William Pate, the current Chairman of our Board, are affiliated with SZ Investments. David Barse, one of our directors, is affiliated with Third Avenue. This second lien credit facility has a term of five years. The letter of credit component of the second lien credit facility requires cash collateral to be posted for issued letters of credit in the event Covanta has cash in excess of specified amounts. Covanta also paid an upfront fee of $2.36 million upon entering into the second lien credit agreement, and will pay (1) a commitment fee equal to 0.5% per annum of the daily calculation of available credit, (2) an annual agency fee of $30,000, and (3) with respect to each issued letter of credit, an amount equal to 6.5% per annum of the daily amount available to be drawn under such letter of credit. Amounts paid with respect to drawn letters of credit bear interest at the rate of 4.5% over the base rate on issued letters of credit, increasing to 6.5% over the base rate in specified default situations. Subsequent to the signing of the investment and purchase agreement, each of the bridge lenders assigned approximately

30% of their participation in the second lien letter of credit facility to Goldman Sachs Credit Partners, L.P., and Laminar assigned the remainder of its participation in the second lien letter of credit facility to TRS Elara, LLC.
      We obtained the financing for our acquisition of Covanta pursuant to a note purchase agreement dated December 2, 2003, from the bridge lenders. Pursuant to the note purchase agreement, the bridge lenders provided us with $40 million of bridge financing in exchange for notes issued by us. We repaid the notes with the proceeds from a rights offering of our common stock which was completed in June 2004 and in connection with the conversion of a portion of the note held by Laminar into 8.75 million shares of our common stock pursuant to the note purchase agreement. In consideration for the $40 million of bridge financing, the arrangement by the bridge lenders of the $118 million second lien credit facility, and the arrangement by Laminar of a $10 million international revolving credit facility secured by Covanta’s international assets, we issued to the bridge lenders an aggregate of 5,120,853 shares of common stock.
      Pursuant to the registration rights agreements, we filed a registration statement with the SEC to register the shares of common stock issued to the bridge lenders under the note purchase agreement. The registration statement was declared effective on August 24, 2004.
      As part of our negotiations with Laminar and their becoming a 5% stockholder, pursuant to a letter agreement dated December 2, 2003, Laminar agreed to transfer restrictions on the shares of common stock that Laminar acquired pursuant to the note purchase agreement. Further, in accordance with the transfer restrictions contained in Article Fifth of our certificate of incorporation restricting the resale of our common stock by 5% stockholders, we have agreed with Laminar to provide it with limited rights to resell the common stock that it holds.
      Also in connection with the financing for the acquisition of Covanta, we agreed to pay up to $0.9 million in the aggregate to the bridge lenders as reimbursement for expenses incurred by them in connection with the note purchase agreement.
      The purchase agreement and other transactions involving SZ Investments, Third Avenue and Laminar were negotiated, reviewed and approved by a special committee of our board of directors composed solely of disinterested directors and advised by independent legal and financial advisors.
      SZ Investments, Third Avenue and Laminar, representing ownership of approximately 40.4% of our outstanding common stock, have each separately committed to participate in this rights offering and acquire their respective pro rata portion of the shares. As consideration for their commitments, we will pay each of these stockholders an amount equal to 1.75% of their respective equity commitments, provided that the transaction closes on or prior to June 30, 2005. We also agreed to amend an existing registration rights agreement to provide these stockholders with the right to demand that we undertake an underwritten offering within twelve months of the closing of the acquisition of Ref-Fuel in order to provide such stockholders with liquidity.
      We expect to complete previously announced 9.25% Offering for up to 3.0 million shares of our common stock to certain holders of 9.25% debentures issued by Covanta at a purchase price of $1.53 per share which we are required to conduct in order to satisfy our obligations as the sponsor of the Covanta Plan of Reorganization. This 9.25% Offering will be made solely to holders of the $100 million of principal amount of 9.25% debentures due 2002 issued by Covanta who voted in favor of the Covanta Plan of Reorganization on January 12, 2004. On January 12, 2004, holders of $99.6 million in principal amount of 9.25% debentures voted in favor of the plan of reorganization and are eligible to participate in the 9.25% Offering.
      We executed a letter agreement with Laminar on January 31, 2005 pursuant to which we have agreed that if the 9.25% Offering has not closed prior to the record date of this rights offering, that we would revise the terms of the 9.25% Offering so that participants in the 9.25% Offering are offered up to 2.7 million additional shares of our common stock at the same $6.00 per share purchase price as in this rights offering. We have filed a registration statement with the SEC to register the 9.25% Offering, which registration statement has not been declared effective. Since the 9.25% Offering was not commenced prior to this rights offering, we will amend and restructure the 9.25% Offering in accordance with our agreement.
      The statements contained herein with respect to the 9.25% Offering shall not constitute an offer to sell or the solicitation of an offer to buy shares of our common stock. Any such offer or solicitation will be made in compliance with all applicable securities laws.
WHERE YOU CAN FIND MORE INFORMATION
Danielson Holding Corporation
      This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 we filed with the SEC under the Securities Act of 1933. You should rely only on the information or representations provided in this prospectus supplement and the accompanying prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.
      We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, under which we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material also can be obtained at the SEC’s website, www.sec.gov, or by mail from the public reference room of the SEC, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on our corporate website, www.danielsonholding.com. Our common stock is traded on the American Stock Exchange. Material filed by us can be inspected at the offices of the American Stock Exchange at 86 Trinity Place, New York, NY 10006.
      You may also request a copy of these filings, at no cost, by writing or telephoning as follows: Danielson Holding Corporation, 40 Lane Road, Fairfield, New Jersey 07004 and our telephone number is (973) 882-9000.
Covanta Energy Corporation
      Covanta also files periodic reports and other information with the SEC. Such reports and other information filed by Covanta with the SEC can be read and copied at the public reference room of the SEC at the address set forth above. Copies of such material also can be obtained at the SEC’s website, www.sec.gov, or by mail from the public reference room of the SEC, at prescribed rates. Please call the SEC at the number set forth above for further information on the public reference room. Covanta’s SEC filings are also available to the public on their corporate website at www.covantaenergy.com.
American Ref-Fuel Holdings Corp.
      Ref-Fuel’s subsidiaries, MSW I and MSW II also file periodic reports and other information with the SEC. Such reports and other information filed by MSW I and MSW II with the SEC can be read and copied at the public reference room of the SEC at the address set forth above. Copies of such materials can also be obtained at the SEC’s website, www.sec.gov, or by mail from the public reference room of the SEC, at prescribed rates. Please call the SEC at the number set forth above for further information on the public reference room. MSW I and MSW II SEC filings are also available to the public on their corporate website at www.mswenergy.com.

PROSPECTUS
DANIELSON HOLDING CORPORATION
70,200,000 Shares of Common Stock
Issuable Upon Exercise of Non-Transferable Warrants
        This prospectus will allow us to offer, from time to time, up to 70,200,000 shares of common stock issuable by us upon exercise of non-transferable warrants to be issued to our stockholders. The warrants will not be certificated and will not be separately tradeable. Each time we issue warrants we will provide a prospectus supplement and the prospectus supplement will inform you about the specific terms of the warrant issuance and may also add, update or change information contained in this prospectus. This prospectus may not be used to consummate any sales of common stock unless accompanied by a prospectus supplement.
      Our common stock is traded on the American Stock Exchange under the symbol “DHC.” On May 24, 2005, the closing price of our common stock was $15.43 per share.
       You should carefully consider the risk factors beginning on page 2 of this prospectus before exercising your rights to purchase any of the shares offered by this prospectus.
       In order to avoid an “ownership change” for federal tax purposes, our certificate of incorporation prohibits any person from becoming a beneficial owner of 5% or more of our outstanding common stock, except under limited circumstances. Consequently, there are limitations on the exercise of the warrants as described in this prospectus.
      The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is May 26, 2005.

      Unless the context otherwise requires, references in this prospectus to “Danielson,” and “we,” “our,” “us” and similar terms refer to Danielson Holding Corporation and its subsidiaries; references to “NAICC” refer to National American Insurance Company of California and its subsidiaries; references to “ACL” refer to American Commercial Lines, LLC and its subsidiaries; and references to “Covanta” refer to Covanta Energy Corporation and its subsidiaries.
RISK FACTORS
      An investment in our common stock is very risky. You should carefully consider the following factors and all the information in this prospectus and the information incorporated by reference herein.
Danielson-Specific Risks

The market for our common stock has been historically illiquid which may affect your ability to sell your shares.
      The volume of trading in our stock has historically been low. In the last six months, the daily trading volume for our stock has been approximately 314,000 shares. Having a market for shares without substantial liquidity can adversely affect the price of the stock at a time an investor might want to sell his, her or its shares.

Reduced liquidity and price volatility could result in a loss to investors.
      Although our common stock is listed on the American Stock Exchange, there can be no assurance as to the liquidity of an investment in our common stock or as to the price an investor may realize upon the sale of our common stock. These prices are determined in the marketplace and may be influenced by many factors, including the liquidity of the market for our common stock, the market price of our common stock, investor perception and general economic and market conditions.

Concentrated stock ownership and a restrictive certificate of incorporation provision may discourage unsolicited acquisition proposals.
      Excluding the issuance of 5.7 million shares of our common stock in a previously announced rights offering to holders of 9.25% debentures issued by Covanta who voted in favor of Covanta’s plan of reorganization, which we refer to in this prospectus as the “9.25% Offering,” and which includes a modification to allow additional purchases as if holders of 9.25% debentures were able to participate in the Ref-Fuel Rights Offering, which we define below under American Ref-Fuel Holding Corp. Acquisition, SZ Investments, L.L.C., together with its affiliate EGI Fund (05-07) Investors, L.L.C., stockholders referred to in this prospectus together as “SZ Investments,” Third Avenue Trust, on behalf of Third Avenue Value Fund, a stockholder referred to in this prospectus as “Third Avenue,” and D. E. Shaw Laminar Portfolios, L.L.C., a stockholder referred to in this prospectus as “Laminar,” separately own or will have the right to acquire as of May 24, 2005, approximately 15.9%, 6.1% and 18.4%, respectively, or when aggregated, 40.4% of our outstanding common stock. These stockholders have each separately committed to participate in the rights offering we have agreed to undertake in order to finance the Company’s acquisition of American Ref-Fuel Holdings Corp., referred to in this prospectus as “Ref-Fuel,” and to acquire their pro rata portion of shares in that rights offering. Although there are no agreements among SZ Investments, Third Avenue and Laminar regarding their voting or disposition of shares of our common stock, the level of their combined ownership of shares of common stock could have the effect of discouraging or impeding an unsolicited acquisition proposal. In addition, the change in ownership limitations contained in Article Fifth of our certificate of incorporation could have the effect of discouraging or impeding an unsolicited takeover proposal.

Future sales of our common stock may depress our stock price.
      No prediction can be made as to the effect, if any, that future sales of our common stock, or the availability of our common stock for future sales, will have on the market price of our common stock. Sales in the public market of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock. In addition, in connection with the Covanta acquisition financing, we filed a registration statement on Form S-3 to register the resale of 17,711,491 shares of our common stock held by Laminar, Third Avenue and SZ Investments, which was declared effective on August 24, 2004. We have also filed a registration statement on Form S-3 to register the issuance of up to 3 million shares of our common stock in the 9.25% Offering. We have also agreed to restructure the 9.25% Offering in order to give those offerees that exercise their rights to purchase shares of common stock at $1.53 per share, the additional right to purchase up to 2.7 million additional shares at $6.00 per share, as if they were participating in the Ref-Fuel Rights Offering. In connection with our proposed acquisition of Ref-Fuel, we have agreed to register the resale of certain shares held or acquired by Laminar, Third Avenue and SZ Investments in an underwritten public offering. We have also agreed to register any shares issuable to current stockholders of Ref-Fuel in the event the purchase agreement we entered into with Ref-Fuel stockholders is terminated due to our failure to complete the equity and debt financing for such acquisition. The potential effect of these shares being sold may be to depress the price at which our common stock trades.

Our disclosure controls and procedures may not prevent or detect all acts of fraud.
      Our disclosure controls and procedures are designed to reasonably assure that information required to be disclosed by us in reports we file or submit under the Securities Exchange Act is accumulated and communicated to management recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms.
      Our management, including our Chief Executive Officer and Chief Financial Officer, believes that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, they cannot provide absolute assurance that all control issues and instances of fraud, if any, within our companies have been prevented or detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by an unauthorized override of the controls. The design of any systems of controls also is based in part upon certain assumptions about the likelihood of future events, and we cannot assure you that any design will succeed in achieving its stated goals under all potential future conditions. Accordingly, because of the inherent limitations in a cost effective control system, misstatements due to error or fraud may occur and not be detected.

Failure to maintain an effective system of internal control over financial reporting may have an adverse effect on our stock price.
      Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated by the Securities and Exchange Commission, commonly referred to as the “SEC,” to implement Section 404, we are required to furnish a report by our management to include in our annual report on Form 10-K regarding the effectiveness of our internal control over financial reporting. The report includes, among other things, an assessment of the effectiveness of our internal control over financial reporting as of the end of our fiscal year, including a statement as to whether or not our internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by management.

      We have in the past, and in the future may discover, areas of our internal control over financial reporting which may require improvement. For example, during the course of its audit of our 2004 financial statements, our independent auditors, Ernst & Young LLP, identified errors, principally related to complex manual “fresh start” accounting calculations, predominantly affecting Covanta’s investments in its international businesses. Although the net effect of these errors was immaterial (less than $2 million, pretax), and such errors were corrected before our 2004 consolidated financial statements were issued, management determined that errors in complex fresh start and other technical accounting areas originally went undetected due to insufficient technical in-house expertise necessary to provide sufficiently rigorous review. As a result, management has concluded that Danielson’s internal control over financial reporting was not effective as of December 31, 2004. Although, we have identified and undertaken steps necessary in order to remediate this material weakness, as of our quarterly report on Form 10-Q for the period ended March 31, 2005, we were unable to conclude that we had remediated this material weakness or that our internal controls over financial reporting were effective. The effectiveness of our internal control over financial reporting in the future will depend on our, ability to fulfill these steps to remediate this material weakness. If we are unable to assert that our internal control over financial reporting is effective now or in any future period, or if our auditors are unable to express an opinion on the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect in our stock price.

We cannot be certain that our net operating loss tax carryforwards will continue to be available to offset our tax liability.
      As of December 31, 2004, we estimated that we had approximately $516 million of net operating loss tax carryforwards for federal income tax purposes, which we refer to as “NOLs” in this prospectus. In order to utilize the NOLs, we must generate taxable income which can offset such carryforwards. The NOLs are also utilized by income from certain grantor trusts that were established as part of the Mission Insurance reorganization. The NOLs will expire if not used. The availability of NOLs to offset taxable income would be substantially reduced if we were to undergo an “ownership change” within the meaning of Section 382(g)(1) of the Internal Revenue Code. We will be treated as having had an “ownership change” if there is more than a 50% increase in stock ownership during a three year “testing period” by “5% stockholders.”
      In order to help us preserve the NOLs, our certificate of incorporation contains stock transfer restrictions designed to reduce the risk of an ownership change for purposes of Section 382 of the Internal Revenue Code. The transfer restrictions were implemented in 1990, and we expect that the restrictions will remain in force as long as the NOLs are available. We cannot assure you, however, that these restrictions will prevent an ownership change.
      The NOLs will expire in various amounts, if not used, between 2005 and 2023. The Internal Revenue Service has not audited any of our tax returns for any of the years during the carryforward period including those returns for the years in which the losses giving rise to the NOLs were reported. We cannot assure you that we would prevail if the IRS were to challenge the availability of the NOLs. If the IRS was successful in challenging our NOLs, all or some portion of the NOLs would not be available to offset our future consolidated income and we may not be able to satisfy our obligations to Covanta under a tax sharing agreement described below, or to pay taxes that may be due from our consolidated tax group.
      Reductions in our NOLs could occur in connection with the administration of the grantor trusts associated with the Mission Insurance entities which are in state insolvency proceedings. During or at the conclusion of the administration of these grantor trusts, taxable income could result which could materially reduce our NOLs. For a more detailed discussion of the Mission Insurance entities and the grantor trusts, please see Note 25 to Notes to Consolidated Financial Statements, as filed in our annual report on Form 10-K for the year ended December 31, 2004, as amended, which is incorporated by reference herein.
      In addition, if our existing insurance services business were to require capital infusions from us in order to meet certain regulatory capital requirements, and were we to fail to provide such capital, some or all of our subsidiaries comprising our insurance services business could enter insurance insolvency or bankruptcy proceedings. In such event, such subsidiaries might no longer be included in our consolidated tax return, and a portion, which could constitute a significant portion, of our remaining NOLs might no longer be available to us.
Covanta-Specific Risks

Covanta emerged from bankruptcy with a large amount of domestic debt, and we cannot assure you that its cash flow from domestic operations will be sufficient to pay this debt.
      As of March 31, 2005, Covanta’s outstanding domestic corporate debt was $237 million. Although Covanta is currently in compliance with all of its domestic debt covenants, Covanta’s ability to service its domestic debt will depend upon:

•	its ability to continue to operate and maintain its facilities consistent with historical performance levels;

•	its ability to maintain compliance with its debt covenants;

•	its ability to avoid increases in overhead and operating expenses in view of the largely fixed nature of its revenues;

•	its ability to maintain or enhance revenue from renewals or replacement of existing contracts, which begin to expire in October 2007 and from new contracts to expand existing facilities or operate additional facilities;

•	market conditions affecting waste disposal and energy pricing, as well as competition from other companies for contract renewals, expansions, and additional contracts, particularly after its existing contracts expire;

•	the continued availability to Covanta of the benefit of Danielson’s net operating losses under a tax sharing agreement; and

•	its ability to refinance its domestic corporate debt, whether in conjunction with the Ref-Fuel acquisition or otherwise.
      For a more detailed discussion of Covanta’s domestic debt covenants, please see Item 7 of our annual report on Form 10-K for the fiscal year ended December 31, 2004, as amended, and Item 7 of Covanta’s annual report on Form  10-K for the fiscal year ended December 31, 2004, as amended.
      Covanta’s ability to make payments on its indebtedness, to refinance its indebtedness, and to fund planned capital expenditures and other necessary expenses will depend on its ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that Covanta’s business will generate sufficient cash flow from operations or that Covanta will be able to refinance any of its indebtedness on commercially reasonable terms or at all.

Covanta may not be able to refinance its domestic debt agreements prior to maturity.
      Covanta issued secured notes, which mature in 2011. Prior to maturity, Covanta is obligated to pay only interest, and no principal, with respect to these notes. Covanta’s cash flow may be insufficient to pay the principal at maturity, which will be $230 million at such time. Consequently, Covanta may be obligated to refinance these notes prior to maturity. Covanta may refinance the notes during the first two years after issuance without paying a premium, and thereafter may refinance these notes but must pay a premium to do so.
      Several of Covanta’s contracts require it to provide certain letters of credit to contract counterparties. The aggregate stated amount of these letters declines materially each year, particularly prior to 2010. Covanta’s financing arrangements under which these letters of credit are issued expire in 2009, and so it must refinance these arrangements in order to allow Covanta to continue to provide the letters of credit beyond the current expiration date.
      Although we have received a commitment from Goldman Sachs Credit Partners, L.P. and Credit Suisse First Boston for a debt financing package for Covanta necessary to finance the proposed acquisition of Ref-Fuel, as well as to refinance the existing recourse debt and letter of credit arrangements of Covanta, such refinancing is contingent upon consummation of the Ref-Fuel acquisition. We cannot assure you that Covanta will be able to obtain refinancing on acceptable terms, or at all, either in conjunction with the Ref-Fuel acquisition or otherwise.

Covanta’s ability to grow its business is limited.
      Covanta’s ability to grow its domestic business by investing in new projects will be limited by debt covenants in its principal financing agreements, unless such financing agreements are refinanced, and from potentially fewer market opportunities for new waste-to-energy facilities. Covanta’s business is based upon building and operating municipal solid waste processing and energy generating projects, which are capital intensive businesses that require financing through direct investment and the incurrence of debt. When we acquired Covanta and it emerged from bankruptcy proceedings in March 2004, Covanta entered into financing arrangements with restrictive covenants typical of financings for companies emerging from bankruptcy. These covenants essentially prohibit investments in new projects or acquisitions of new businesses and place restrictions on Covanta’s ability to expand existing projects. The covenants prohibit borrowings to finance new construction, except in limited circumstances related to specifically identified expansions of existing facilities. The covenants also limit spending for new business development and require that excess cash flow be trapped to collateralize outstanding letters of credit.
      Although we will be negotiating debt covenants for the refinancing of Covanta’s recourse debt in connection with the Ref-Fuel acquisition, such financing is contingent upon consummation of the Ref-Fuel acquisition. We cannot assure you that, when it seeks to refinance its domestic debt agreements, Covanta will be able to negotiate covenants that will provide it with more flexibility to grow its business.

Covanta’s liquidity is limited by the amount of domestic debt issued when it emerged from bankruptcy.
      Covanta believes that its cash flow from domestic operations will be sufficient to pay for its domestic cash needs, including debt service on its domestic corporate debt, and that its revolving credit facility will provide a secondary source of liquidity. For the period March 11, 2004 through March 31, 2005, Covanta’s cash flow from operating activities for domestic operations was $118.2 million. We cannot assure you, however, that Covanta’s cash flow from domestic operations will not be adversely affected by adverse economic conditions or circumstances specific to one or more projects or that if such conditions or circumstances do occur, its revolving credit facility will provide Covanta with access to sufficient cash for such purposes.

Operation of Covanta’s facilities and the expansion of facilities involve significant risks.
      The operation of Covanta’s facilities and the construction of new or expanded facilities involve many risks, including:

•	the inaccuracy of Covanta’s assumptions with respect to the timing and amount of anticipated revenues;

•	supply interruptions;

•	the breakdown or failure of equipment or processes;

•	difficulty or inability to find suitable replacement parts for equipment;

•	the unavailability of sufficient quantities of waste;

•	decreases in the fees for solid waste disposal;

•	decreases in the demand or market prices for recovered ferrous or non-ferrous metal;

•	disruption in the transmission of electricity generated;

•	permitting and other regulatory issues, license revocation and changes in legal requirements;

•	labor disputes and work stoppages;

•	unforeseen engineering and environmental problems;

•	unanticipated cost overruns;

•	weather interferences, catastrophic events including fires, explosions, earthquakes, droughts and acts of terrorism;

•	the exercise of the power of eminent domain; and

•	performance below expected levels of output or efficiency.
      We cannot predict the impact of these risks on Covanta’s business or operations. These risks, if they were to occur, could prevent Covanta from meeting its obligations under its operating agreements. In addition, although Covanta maintains insurance to protect it against operating risks, the proceeds from its insurance policies may not be adequate to cover lost revenues or increased expenses.

Covanta’s insurance and contractual protections may not always cover lost revenues, increased expenses or liquidated damages payments.
      Although Covanta maintains insurance, obtains warranties from vendors, requires contractors to meet certain performance levels and attempts, where feasible, to pass risks Covanta cannot control to the service recipient or output purchaser, the proceeds of such insurance, warranties, performance guarantees or risk sharing arrangements may not be adequate to cover lost revenues, increased expenses or liquidated damages payments.

Performance reductions could materially and adversely affect Covanta, and its projects may operate at lower levels than expected.
      Most service agreements for Covanta’s waste-to-energy facilities provide for limitations on damages and cross-indemnities among the parties for damages that such parties may incur in connection with their performance under the contract. In most cases, such contractual provisions excuse Covanta from performance obligations to the extent affected by uncontrollable circumstances and provide for service fee adjustments if uncontrollable circumstances increase its costs. We cannot assure you that these provisions will prevent Covanta from incurring losses upon the occurrence of uncontrollable circumstances or that if Covanta were to incur such losses it would continue to be able to service its debt.
      Covanta and certain of its subsidiaries have issued or are party to performance guarantees and related contractual obligations associated with its waste-to-energy, independent power, and water facilities. With respect to its domestic businesses, Covanta has issued guarantees to its municipal clients and other parties that Covanta’s subsidiaries will perform in accordance with contractual terms, including, where required, the payment of damages or other obligations. The obligations guaranteed will depend upon the contract involved. Many of Covanta’s subsidiaries have contracts to operate and maintain waste-to-energy facilities. In these contracts the subsidiary typically commits to operate and maintain the facility in compliance with legal requirements; to accept minimum amounts of solid waste; to generate a minimum amount of electricity per ton of waste; and to pay damages to contract counterparties under specified circumstances, including those where the operating subsidiary’s contract has been terminated for default. Any contractual damages or other obligations incurred by Covanta could be material, and in circumstances where one or more subsidiary’s contract has been terminated for its default, such damages could include amounts sufficient to repay project debt. Additionally, damages payable under such guarantees on Covanta-owned waste-to-energy facilities could expose Covanta to recourse liability on project debt. Covanta may not have sufficient sources of cash to pay such damages or other obligations. We cannot assure you that Covanta will be able to continue to avoid incurring material payment obligations under such guarantees or that if it did incur such obligations that it would have the cash resources to pay them.
      With respect to the international projects, Covanta Power International Holdings, Inc., referred to in this prospectus as “CPIH”, Covanta and certain of Covanta’s domestic subsidiaries have issued guarantees of CPIH’s operating obligations. The potential damages that may be owed under these guarantees may be material. Covanta is generally entitled to be reimbursed by CPIH for any payments it may make under guarantees related to international projects; however we cannot assure you that Covanta will be able to collect any amount owed to it by CPIH.

Covanta generates its revenue primarily under long-term contracts and must avoid defaults under its contracts in order to service its debt and avoid material liability to contract counterparties.
      Covanta must satisfy its performance and other obligations under contracts governing waste-to-energy facilities. These contracts typically require Covanta to meet certain performance criteria relating to amounts of waste processed, energy generation rates per ton of waste processed, residue quantity, and environmental standards. Covanta’s failure to satisfy these criteria may subject it to termination of its operating contracts. If such a termination were to occur, Covanta would lose the cash flow related to the project and incur material termination damage liability. In circumstances where the contract of one or more subsidiaries has been terminated due to Covanta’s default, Covanta may not have sufficient sources of cash to pay such damages. We cannot assure you that Covanta will be able to continue to perform its obligations under such contracts in order to avoid such contract terminations, or damages related to any such contract termination, or that if it could not avoid such terminations that it would have the cash resources to pay amounts that may then become due.

Covanta may face increased risk of market influences on its domestic revenues after its contracts expire.
      Covanta’s contracts to operate waste-to-energy projects expire on various dates between 2007 and 2023 and its contracts to sell energy output generally expire when the project’s operating contract expires. One of Covanta’s contracts will expire in 2007. During the twelve-month period January 1 to December 31, 2004, this contract contributed $12.5 million in revenues. Expiration of these contracts will subject Covanta to greater market risk in maintaining and enhancing its revenue. As its operating contracts at municipally-owned projects approach expiration, Covanta will seek to enter into renewal or replacement contracts to continue operating such projects. However, we cannot assure you that we will be able to enter into renewal or replacement contracts on favorable terms to us, or at all. Covanta will seek to bid competitively in the market for additional contracts to operate other facilities as similar contracts of other vendors expire. The expiration of Covanta’s existing energy sales contracts, if not renewed, will require Covanta to sell project energy output either into the electricity grid or pursuant to new contracts.
      At some of Covanta’s facilities, market conditions may allow Covanta to effect extensions of existing operating contracts along with facility expansions. Such extensions and expansions are currently being considered at a limited number of Covanta’s facilities in conjunction with its municipal clients. If Covanta were unable to reach agreement with its municipal clients on the terms under which it would implement such extensions and expansions, or if the implementation of these extensions and expansions is materially delayed, this may adversely affect Covanta’s cash flow and profitability.
      Covanta’s cash flow and profitability may be adversely affected if it is unable to obtain contracts acceptable to it for such renewals, replacements or additional contracts, or extension and expansion contracts. We cannot assure you that Covanta will be able to enter into such contracts or that the terms available in the market at the time will be favorable to Covanta.

Concentration of suppliers and customers may expose Covanta to heightened financial exposure.
      Covanta often relies on single suppliers and single customers at Covanta’s facilities, exposing such facilities to financial risks if any supplier or customer should fail to perform its obligations.

      Covanta often relies on a single supplier to provide waste, fuel, water and other services required to operate a facility and on a single customer or a few customers to purchase all or a significant portion of a facility’s output. In most cases Covanta has long-term agreements with such suppliers and customers in order to mitigate the risk of supply interruption. The financial performance of these facilities depends on such customers and suppliers continuing to perform their obligations under their long-term agreements. A facility’s financial results could be materially and adversely affected if any one customer or supplier fails to fulfill its contractual obligations and Covanta is unable to find other customers or suppliers to produce the same level of profitability. We cannot assure you that such performance failures by third parties will not occur, or that if they do occur, such failures will not adversely affect Covanta’s cash flow or profitability.
      In addition, for its waste-to-energy facilities, Covanta relies on its municipal clients as a source not only of waste for fuel but also of revenue from fees for disposal services Covanta provides. Because Covanta’s contracts with its municipal clients are generally long term, Covanta may be adversely affected if the credit quality of one or more of its municipal clients were to decline materially.

Covanta’s international businesses emerged from bankruptcy with a large amount of debt, and we cannot assure you that its cash flow from international operations will be sufficient to pay this debt.
      Covanta’s subsidiary holding the equity interests in its international businesses, CPIH, is also highly leveraged, and its debt will be serviced solely from the cash generated from the international operations. Cash distributions from international projects are typically less dependable as to timing and amount than distributions from domestic projects, and we cannot assure you that CPIH will have sufficient cash flow from operations or other sources to pay the principal or interest due on its debt. As of March 31, 2005, Covanta’s outstanding international debt was $178 million, consisting of $77 million of CPIH recourse debt and $101 million of project debt.
      Although CPIH is currently not in default under its debt covenants, CPIH’s ability to service its debt will depend upon:

•	its ability to continue to operate and maintain its facilities consistent with historical performance levels;

•	stable foreign political environments that do not resort to expropriation, contract renegotiations or currency or exchange changes;

•	the financial ability of the electric and steam purchasers to pay the full contractual tariffs on a timely basis;

•	the ability of its international project subsidiaries to maintain compliance with their respective project debt covenants in order to make equity distributions to CPIH; and

•	its ability to sell existing projects in an amount sufficient to repay CPIH indebtedness at or prior to its maturity in March 2007, or to refinance its indebtedness at or prior to such maturity.
      For a more detailed discussion of CPIH’s international debt covenants, please see Item 7 of our annual report on Form 10-K for the fiscal year ended December 31, 2004, as amended, and Item 7 of Covanta’s annual report on Form 10-K for the fiscal year ended December 31, 2004, as amended. While we have financing commitments to refinance Covanta’s debt, and to repay CPIH’s debt entirely, in connection with the acquisition of Ref-Fuel, such financing is contingent upon consummation of the Ref-Fuel acquisition. We cannot assure you that we will be able to refinance CPIH’s debt on acceptable terms or at all, either in conjunction with the Ref-Fuel acquisition or otherwise.

CPIH’s debt is due in March 2007, and it will need to refinance its debt or obtain cash from other sources to repay this debt at maturity.
      Covanta believes that cash from CPIH’s operations, together with liquidity available under CPIH’s revolving credit facility, will provide CPIH with sufficient liquidity to meet its needs for cash, including cash to pay debt service on CPIH’s debt prior to maturity in March 2007. Covanta believes that CPIH will not have sufficient cash from its operations and its revolving credit facility to pay off its debt at maturity, and so if it is unable to generate sufficient additional cash from asset sales or other sources, CPIH will need to refinance its debt at or prior to maturity. While CPIH’s debt is non-recourse to Covanta, it is secured by a pledge of Covanta’s stock in CPIH and CPIH’s equity interests in certain of its subsidiaries. While we have financing commitments to refinance Covanta’s debt, and to repay CPIH’s debt entirely, in connection with the acquisition of Ref-Fuel, such financing is contingent upon consummation of the Ref-Fuel acquisition. We cannot assure you that we will be able to refinance CPIH’s debt on acceptable terms, or at all, either in conjunction with the Ref-Fuel acquisition or otherwise.

CPIH’s assets and cash flow will not be available to Covanta.
      Although CPIH’s results of operations are consolidated with Danielson’s and Covanta’s for financial reporting purposes, as long as the existing CPIH term loan and revolver remain outstanding, CPIH is restricted under its existing credit agreements from distributing cash to Covanta. Under these agreements, CPIH’s cash may only be used for CPIH’s purposes and to service CPIH’s debt. Accordingly, although reported on Danielson’s and Covanta’s consolidated financial statements, Covanta does not have access to CPIH’s revenues or cash flows and will have access only to Covanta’s domestically generated cash flows. While we have financing commitments to refinance Covanta’s debt, and to repay CPIH’s debt entirely, in connection with the acquisition of Ref-Fuel, such financing is contingent upon consummation of the Ref-Fuel acquisition. We cannot assure you that we will be able to refinance CPIH’s debt on acceptable terms or at all, either in conjunction with the Ref-Fuel acquisition or otherwise.

A sale or transfer of CPIH or its assets may not be sufficient to repay CPIH indebtedness.
      Although CPIH’s results of operations are consolidated with Danielson’s and Covanta’s for financial reporting purposes, due to CPIH’s indebtedness and the terms of Covanta’s credit agreements, CPIH’s cash flow is available only to repay CPIH’s debt. Similarly, in the event that CPIH determines that it is desirable to sell or transfer all or any portion of its assets or business, the proceeds would first be applied to reduce CPIH’s debt. We cannot assure you that the proceeds of any such sale would be sufficient to repay all of CPIH’s debt, consisting of principal and accrued interest or, if sufficient to repay CPIH’s debt, that such proceeds would offset the loss of CPIH’s revenues and earnings as reported by Danielson and Covanta in their respective consolidated financial statements.
      Although Danielson has received a commitment from Goldman Sachs Credit Partners, L.P. and Credit Suisse First Boston for a debt financing package for Covanta necessary to finance the acquisition of Ref-Fuel, as well as to refinance the existing recourse debt of Covanta and repay all of CPIH’s recourse debt, such financing is contingent upon consummation of the Ref-Fuel acquisition. We cannot assure you that this financing will close. In the absence of a successful closing of the Ref-Fuel acquisition and its related financing, we cannot assure you that CPIH will be able to obtain refinancing on acceptable terms, or at all, either in conjunction with the Ref-Fuel acquisition or otherwise.

Exposure to international economic and political factors may materially and adversely affect Covanta’s business.
      CPIH’s operations are entirely outside the United States and expose it to legal, tax, currency, inflation, convertibility and repatriation risks, as well as potential constraints on the development and operation of potential business, any of which can limit the benefits to CPIH of a foreign project. For the twelve months ended March 31, 2005, CPIH contributed $131.1 million, or 19.0% to Covanta’s consolidated revenues.
      CPIH’s projected cash distributions from existing facilities over the next five years comes from facilities located in countries with sovereign ratings below investment grade, including Bangladesh, the Philippines and India. In addition, Covanta continues to provide operating guarantees and letters of credit for certain of CPIH’s projects, which if drawn upon would require CPIH to reimburse Covanta for any related payments it may be required to make. The financing, development and operation of projects outside the United States can entail significant political and financial risks, which vary by country, including:

•	changes in law or regulations;

•	changes in electricity tariffs;

•	changes in foreign tax laws and regulations;

•	changes in United States, federal, state and local laws, including tax laws, related to foreign operations;

•	compliance with United States, federal, state and local foreign corrupt practices laws;

•	changes in government policies or personnel;

•	changes in general economic conditions affecting each country, including conditions in financial markets;

•	changes in labor relations in operations outside the United States;

•	political, economic or military instability and civil unrest; and

•	expropriation and confiscation of assets and facilities.
      The legal and financial environment in foreign countries in which CPIH currently owns assets or projects also could make it more difficult for it to enforce its rights under agreements relating to such projects.
      In addition, the existence of the operating guarantees and letters of credit provided by Covanta for CPIH projects could expose it to any or all of the risks identified above with respect to the CPIH projects, particularly if CPIH’s cash flow or other sources of liquidity are insufficient to reimburse Covanta for amounts due under such instruments. As a result, these risks may have a material adverse effect on Covanta’s business, consolidated financial condition and results of operations and on CPIH’s ability to service its debt.

Exposure to foreign currency fluctuations may affect Covanta’s costs of operations.
      CPIH participates in projects in jurisdictions where limitations on the convertibility and expatriation of currency have been lifted by the host country and where such local currency is freely exchangeable on the international markets. In most cases, components of project costs incurred or funded in the currency of the United States are recovered with limited exposure to currency fluctuations through negotiated contractual adjustments to the price charged for electricity or service provided. This contractual structure may cause the cost in local currency to the project’s power purchaser or service recipient to rise from time to time in excess of local inflation. As a result, there is a risk in such situations that such power purchaser or service recipient will, at least in the near term, be less able or willing to pay for the project’s power or service.

Exposure to fuel supply prices may affect CPIH’s costs and results of operations.
      Changes in the market prices and availability of fuel supplies to generate electricity may increase CPIH’s cost of producing power, which could adversely impact our profitability and financial performance.
      The market prices and availability of fuel supplies of some of CPIH’s facilities fluctuate. Any price increase, delivery disruption or reduction in the availability of such supplies could affect CPIH’s ability to operate its facilities and impair its cash flow and profitability. CPIH may be subject to further exposure if any of its future operations are concentrated in facilities using fuel types subject to fluctuating market prices and availability. Covanta may not be successful in its efforts to mitigate its exposure to supply and price swings.

Covanta’s inability to obtain resources for operations may adversely affect its ability to effectively compete.
      Covanta’s waste-to-energy facilities depend on solid waste for fuel, which provides a source of revenue. For most of Covanta’s facilities, the prices it charges for disposal of solid waste are fixed under long-term contracts and the supply is guaranteed by sponsoring municipalities. However, for some of Covanta’s waste-to-energy facilities, the availability of solid waste to Covanta, as well as the tipping fee that Covanta must charge to attract solid waste to its facilities, depends upon competition from a number of sources such as other waste-to-energy facilities, landfills and transfer stations competing for waste in the market area. In addition, Covanta may need to obtain waste on a competitive basis as its long-term contracts expire at its owned facilities. There has been consolidation and there may be further consolidation in the solid waste industry which would reduce the number of solid waste collectors or haulers that are competing for disposal facilities or enable such collectors or haulers to use wholesale purchasing to negotiate favorable below-market disposal rates. The consolidation in the solid waste industry has resulted in companies with vertically integrated collection activities and disposal facilities. Such consolidation may result in economies of scale for those companies as well as the use of disposal capacity at facilities owned by such companies or by affiliated companies. Such activities can affect both the availability of waste to Covanta for disposal at some of Covanta’s waste-to-energy facilities and market pricing.

Compliance with environmental laws could adversely affect Covanta’s results of operations.
      Costs of compliance with federal, state and local existing and future environmental regulations could adversely affect Covanta’s cash flow and profitability. Covanta’s business is subject to extensive environmental regulation by federal, state and local authorities, primarily relating to air, waste (including residual ash from combustion) and water. Covanta is required to comply with numerous environmental laws and regulations and to obtain numerous governmental permits in operating Covanta’s facilities. Covanta may incur significant additional costs to comply with these requirements. Environmental regulations may also limit Covanta’s ability to operate Covanta’s facilities at maximum capacity, or at all. If Covanta fails to comply with these requirements, Covanta could be subject to civil or criminal liability, damages and fines. Existing environmental regulations could be revised or reinterpreted and new laws and regulations could be adopted or become applicable to Covanta or its facilities, and future changes in environmental laws and regulations could occur. This may materially increase the amount Covanta must invest to bring its facilities into compliance. In addition, lawsuits or enforcement actions by federal and/or other regulatory agencies may materially increase our costs. Stricter environmental regulation of air emissions, solid waste handling or combustion, residual ash handling and disposal, and waste water discharge could materially affect Covanta’s cash flow and profitability.
      Covanta may not be able to obtain or maintain, from time to time, all required environmental regulatory approvals. If there is a delay in obtaining any required environmental regulatory approvals or if Covanta fails to obtain and comply with them, the operation of Covanta’s facilities could be jeopardized or become subject to additional costs.

Federal energy regulation could adversely affect Covanta’s revenues and costs of operations.
      Covanta’s business is subject to extensive energy regulations by federal and state authorities. The economics, including the costs, of operating Covanta’s facilities may be adversely affected by any changes in these regulations or in their interpretation or implementation or any future inability to comply with existing or future regulations or requirements.
      The Public Utility Holding Company Act of 1935, commonly referred to as “PUHCA,” and the Federal Power Act, commonly referred to as “FPA,” regulate public utility holding companies and their subsidiaries and place constraints on the conduct of their business. The FPA regulates wholesale sales of electricity and the transmission of electricity in interstate commerce by public utilities. Under the Public Utility Regulatory Policies Act of 1978, commonly referred to as “PURPA”, Covanta’s domestic facilities are exempt from regulations under PUHCA, most provisions of the FPA and state rate regulation. Covanta’s foreign projects are also exempt from regulation under PUHCA.
      If Covanta becomes subject to either the FPA or PUHCA, the economics and operations of Covanta’s energy projects could be adversely affected, including as a result of rate regulation by the Federal Energy Regulatory Commission, commonly known as “FERC,” with respect to its output of electricity, which could result in lower prices for sales of electricity. If an alternative exemption from PUHCA was not available, Covanta could be subject to substantial regulation by the SEC as a public utility holding company and may incur material administrative costs to comply with additional regulatory requirements. In addition, depending on the terms of the project’s power purchase agreement, a loss of Covanta’s exemptions could allow the power purchaser to cease taking and paying for electricity under existing contracts or to seek refunds of past amounts paid. Such results could cause the loss of some or all contract revenues or otherwise impair the value of a project and could trigger defaults under provisions of the applicable project contracts and financing agreements. Defaults under such financing agreements could render the underlying debt immediately due and payable. Under such circumstances, Covanta cannot assure you that revenues received, the costs incurred, or both, in connection with the project could be recovered through sales to other purchasers.

Failure to obtain regulatory approvals could adversely affect Covanta’s operations.
      Covanta is continually in the process of obtaining or renewing federal, state and local approvals required to operate Covanta’s facilities. While Covanta currently has all necessary operating approvals, Covanta may not always be able to obtain all required regulatory approvals, and Covanta may not be able to obtain any necessary modifications to existing regulatory approvals or maintain all required regulatory approvals. If there is a delay in obtaining any required regulatory approvals or if Covanta fails to obtain and comply with any required regulatory approvals, the operation of Covanta’s facilities or the sale of electricity to third parties could be prevented, made subject to additional regulation or subject Covanta to additional costs.

The energy industry is becoming increasingly competitive, and Covanta might not successfully respond to these changes.
      Covanta may not be able to respond in a timely or effective manner to the changes resulting in increased competition in the energy industry in both domestic and international markets. These changes may include deregulation of the electric utility industry in some markets, privatization of the electric utility industry in other markets and increasing competition in all markets. To the extent U.S. competitive pressures increase and the pricing and sale of electricity assumes more characteristics of a commodity business, the economics of Covanta’s business may come under increasing pressure. Regulatory initiatives in foreign countries where Covanta has or will have operations involve the same types of risks.

Changes in laws and regulations affecting the solid waste and the energy industries could adversely affect Covanta’s business.
      Covanta’s business is highly regulated. Covanta cannot predict whether the federal or state governments or foreign governments will adopt legislation or regulations relating to the solid waste or energy industries. These laws and regulations can result in increased capital, operating and other costs to Covanta, particularly with regard to enforcement efforts. The introduction of new laws or other future regulatory developments that increase the costs of operation or capital to Covanta may have a material adverse effect on Covanta’s business, financial condition or results of operations.
Insurance Services — Specific Risks

Insurance regulations may affect NAICC’s operations.
      The insurance industry is highly regulated. NAICC is subject to regulation by state and federal regulators, and a significant portion of NAICC’s operations are subject to regulation by the state of

California. Changes in existing insurance regulations or adoption of new regulations or laws which could affect NAICC’s results of operations and financial condition may include, without limitation, proposed changes to California regulations regarding a broker’s fiduciary duty to select the best carrier for an insured, extension of California’s Low Cost Automobile Program beyond Los Angeles and San Francisco counties and changes to California’s workers’ compensation laws. We cannot predict the impact of changes in existing insurance regulations or adoption of new regulations or laws on NAICC’s results of operations and financial condition.

The insurance products sold by NAICC are subject to intense competition.
      The insurance products sold by NAICC are subject to intense competition from many competitors, many of whom have substantially greater resources than NAICC. The California non-standard personal automobile marketplace consists of over 100 carriers.
      In order to decrease rates, insurers in California must obtain the prior permission for rate reductions from the California Department of Insurance. In lieu of requesting rate decreases, competitors may soften underwriting standards as an alternative means of attracting new business. Such tactics, should they occur, would introduce new levels of risk for NAICC and could limit NAICC’s ability to write new policies or renew existing profitable policies. We cannot assure you that NAICC will be able to successfully compete in these markets and generate sufficient premium volume at attractive prices to be profitable. This risk is enhanced by the reduction in lines of business NAICC writes as a result of its decision to reduce underwriting operations.

If NAICC’s loss experience exceeds its estimates, additional capital may be required.
      Unpaid losses and loss adjustment expenses are based on estimates of reported losses, historical company experience of losses reported for reinsurance assumed and historical company experience for unreported claims. Such liability is, by necessity, based on estimates that may change in the near term. NAICC cannot assure you that the ultimate liabilities will not exceed, or even materially exceed, the amounts estimated. If the ultimate liability materially exceeds estimates, then additional capital may be required to be contributed to some of our insurance subsidiaries. NAICC and the other insurance subsidiaries received additional capital contributions from Danielson in 2003 and 2002, and NAICC cannot provide any assurance that it and its subsidiaries will be able to obtain such additional capital on commercially reasonable terms or at all.
      In addition, due to the fact that NAICC and its other insurance subsidiaries are in the process of running off several significant lines of business, the risk of adverse development and the subsequent requirement to obtain additional capital is heightened.

Failure to satisfy capital adequacy and risk-based capital requirements would require NAICC to obtain additional capital.
      NAICC is subject to regulatory risk-based capital requirements. Depending on its risk-based capital, NAICC could be subject to various levels of increasing regulatory intervention ranging from company action to mandatory control by insurance regulatory authorities. NAICC’s capital and surplus is also one factor used to determine its ability to distribute or loan funds to us. If NAICC has insufficient capital and surplus, as determined under the risk-based capital test, it will need to obtain additional capital to establish additional reserves. NAICC cannot provide any assurance that it will be able to obtain such additional capital on commercially reasonable terms or at all.
FORWARD-LOOKING STATEMENTS
      This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. Any statements that express or involve discussions as to expectations, beliefs and plans involve known and unknown risks, uncertainties and other factors that may cause the actual results to materially differ from those considered by the forward-looking statements. Factors that could cause actual results to differ materially include: our ability to fund our capital requirements in the near term and in the long term; and other factors, risks and uncertainties that are described in this prospectus and Covanta’s and our filings with the Securities and Exchange Commission. As a result, no assurances can be given as to future results, levels of activity and achievements. Any forward-looking statements speak only as of the date the statements were made. Neither we nor Covanta undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, unless otherwise required by law.

DANIELSON’S BUSINESS
      We are a holding company incorporated in Delaware. Substantially all of our current operations were conducted in the insurance services industry prior to our acquisition of Covanta in March 2004. We engage in insurance operations through our indirect subsidiaries, NAICC and related entities. A significant portion of our losses in the past three years stem from lines of insurance business, such as commercial automobile and worker’s compensation insurance, which we have ceased actively underwriting. Our insurance operations under NAICC and related subsidiaries reported segment losses of $0.8 million, $10.2 million and $10.5 million for the years ended December 31, 2004, 2003 and 2002, respectively.
      Our strategy has been to grow by making strategic acquisitions. Such acquisitions have not and may not complement our existing operations. They also have not and may not be related to our current businesses. As part of this corporate strategy, we have sought acquisition opportunities, such as the acquisition of Covanta and our pending acquisition of Ref-Fuel, which management believes will enable us to earn an attractive return on our investment.
      As a result of the consummation of the Covanta acquisition on March 10, 2004, our future performance will predominantly reflect the performance of Covanta’s operations which are significantly larger than our other operations. As a result, the nature of our business, the risks attendant to such business and the trends that it will face will be significantly altered by the acquisition of Covanta. Accordingly, our prior financial results will not be comparable to our future results.
      In May 2002, we acquired a 100% ownership interest in ACL, thereby entering into the marine transportation, construction and related service provider businesses. On January 31, 2003, ACL and many of its subsidiaries and its immediate direct parent entity, American Commercial Lines Holdings, LLC, referred to in this prospectus as “ACL Holdings,” filed a petition with the U.S. Bankruptcy Court for the Southern District of Indiana to reorganize under Chapter 11 of the U.S. Bankruptcy Code. We wrote off our remaining investment in ACL at the end of the first quarter of 2003 as an other than temporary asset impairment.
      As a result of ACL’s bankruptcy filing, beginning in the year ended December 31, 2003, we accounted for our investment in ACL under the equity method, reflecting our significant influence, but not control, over ACL. On December 30, 2004, a plan of reorganization for ACL was confirmed by the U.S. Bankruptcy Court for the Southern District of Indiana. At the time of confirmation, there were no material conditions that needed to be fulfilled for emergence and consequently, as a result of the confirmation of ACL’s plan of reorganization, for purposes of generally accepted accounting principles, all of our equity interests in ACL were canceled. On January 10, 2005, ACL emerged from Chapter 11 proceedings and upon emergence a warrant was issued to us under the plan of reorganization to purchase up to 3% of the common stock of ACL at a price of $12.00 per share.
      As of October 6, 2004, we sold our 5.4% interest and ACL sold its 50% interest in Global Materials Services, LLC.
      As of the end of 2004, we reported aggregate consolidated NOLs for federal income tax purposes of approximately $516 million. These losses will expire over the course of the next 18 years unless utilized prior thereto. These NOLs are primarily from the taxable results of certain grantor trusts established in 1990 as part of a reorganization from which Mission Insurance Group emerged from bankruptcy as Danielson. These trusts were created for the purpose of assuming various liabilities of their grantors and certain present and former subsidiaries of Danielson, allowing state regulators to administer the run off of the Mission Insurance Group business while releasing Danielson and certain of its present and former subsidiaries from the proceedings free of claims and liabilities, including obligation to provide for the funding to the trusts.
      Our principal executive offices are located at 40 Lane Road, Fairfield, New Jersey 07004 and our telephone number is (973) 882-9000.

COVANTA’S BUSINESS
      Covanta develops, constructs, owns and operates for itself and others infrastructure for the conversion of waste to energy, independent power production and the treatment of water and wastewater in the United States and abroad. Covanta owns or operates 49 power generation facilities, 37 of which are in the United States and 12 of which are located outside of the United States. Covanta’s power generation facilities use a variety of fuels, including municipal solid waste, water (hydroelectric), natural gas, coal, wood waste, landfill gas and heavy fuel oil. Covanta operates water or wastewater treatment facilities, all of which are located in the United States. Until September 1999, and under prior management, Covanta was also actively involved in the entertainment and aviation services industries.
      Covanta’s current principal business units are domestic and international energy.
      On March 10, 2004, Covanta and most of its domestic affiliates consummated a plan of reorganization and emerged from their reorganization proceedings under Chapter 11 of the Bankruptcy Code. As a result of the consummation of the plan, Covanta is our wholly-owned subsidiary. The Covanta bankruptcy commenced on April 1, 2002, when Covanta and 123 of its domestic subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. After the first petition date, 32 additional subsidiaries filed their Chapter 11 petitions for relief under the Bankruptcy Code. Prior to emergence, the debtors under the Chapter 11 cases operated their business as debtors-in-possession pursuant to the Bankruptcy Code.
AMERICAN REF-FUEL HOLDINGS CORP. ACQUISITION
      As of January 31, 2005, we entered into a stock purchase agreement with Ref-Fuel, an owner and operator of waste-to-energy facilities in the northeast United States, and Ref-Fuel’s stockholders to purchase 100% of the issued and outstanding shares of Ref-Fuel capital stock. Under the terms of the purchase agreement, we will pay $740 million in cash for the stock of Ref-Fuel and will assume the consolidated net debt of Ref-Fuel, which as of March 31, 2005 was approximately $1.2 billion. After the transaction is completed, Ref-Fuel will be a wholly-owned subsidiary of Covanta.
      The acquisition is expected to close after all of the closing conditions to the purchase agreement obligations have been satisfied or waived. These closing conditions include receipt of approvals, consents and the satisfaction of all waiting periods as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and as required by certain governmental authorities, such as FERC, and other applicable regulatory authorities. On March 21, 2005, we received notice of early termination of the waiting period and on March 29, 2005, we received FERC approval. We have also received all other regulatory approvals. Other closing conditions of the transaction include our completion of the debt financing and an equity rights offering, as further described below, our entering into letter of credit or other financial accommodations in the aggregate amount of $100 million to replace two currently outstanding letters of credit that have been entered into by two respective subsidiaries of Ref-Fuel and issued in favor of a third subsidiary of Ref-Fuel, and other customary closing conditions. While it is anticipated that all of the applicable conditions will be satisfied, there can be no assurance as to whether or when all of those conditions will be satisfied or, where permissible, waived.
      Either we or the selling stockholders of Ref-Fuel may terminate the purchase agreement if the acquisition does not occur on or before June 30, 2005, but if a required governmental or regulatory approval has not been received by such date or there shall be a pending governmental proceeding to enjoin or otherwise prevent the consummation of the acquisition, then either party may extend the closing to a date that is no later than the later of August 31, 2005 or the date 25 days after which Ref-Fuel has provided us with certain financial statements described in the purchase agreement.
      If the purchase agreement is terminated because of our failure to complete the rights offering and financing as described below, and all other closing conditions are capable of being satisfied, then we must pay to the selling stockholders of Ref-Fuel a termination fee of $25 million, of which no less than $10 million shall be paid in cash and of which up to $15 million may be paid in shares of our common stock, at our election, based upon a price of $8.13 per share. As of the date of the purchase agreement, we entered into a registration rights agreement granting registration rights to the selling stockholders of Ref-Fuel with respect to such termination fee stock and we deposited $10 million in cash in an escrow account pursuant to the terms of an escrow agreement.
      We intend to finance this transaction through a combination of debt and equity financing. The equity component of the financing is expected to consist of an approximately $400 million offering of warrants or other rights to purchase our common stock to all of our existing stockholders at $6.00 per share, which we refer to in this prospectus as the “Ref-Fuel Rights Offering.” In the Ref-Fuel Rights Offering our existing stockholders will be issued rights to purchase our common stock on a pro rata basis, with each holder entitled to purchase approximately 0.9 shares of our common stock at an exercise price of $6.00 per full share for each share of our common stock then held.
      SZ Investments, Third Avenue, and Laminar, representing ownership of approximately 40.6% of our outstanding common stock, have committed to participate in the Ref-Fuel Rights Offering and acquire their respective pro rata portion of the shares. As consideration for their commitments, we will pay each of these stockholders an amount equal to 1.5% to 2.25% of their respective equity commitments, depending on the timing of the transaction. We also agreed to amend an existing registration rights agreement to provide these stockholders with the right to demand that we undertake an underwritten offering within twelve months of the closing of the acquisition of Ref-Fuel in order to provide such stockholders with liquidity.
      We also expect to complete our previously announced 9.25% Offering under which we will offer up to 3.0 million shares of our common stock at a price of $1.53 per share to certain holders of 9.25% debentures issued by Covanta, who voted in favor of Covanta’s second plan of reorganization on January 12, 2004. We have executed a letter agreement with Laminar pursuant to which we agreed to restructure the 9.25% Offering if that offering has not closed prior to the record date for the Ref-Fuel Rights Offering so that the holders that participate in the 9.25% Offering are offered up to an aggregate of 2.7 million additional shares of our common stock at the same $6.00 per share purchase price as in the Ref-Fuel Rights Offering. We have filed a registration statement with the SEC to register the 9.25% Offering which registration has not been declared effective, and such offering has not commenced as of the date of this filing.
      Assuming exercise of all rights in the Ref-Fuel Rights Offering and the purchase of all shares offered in the 9.25% Offering, we estimate that we will have approximately 146.6 million shares outstanding following the consummation of both rights offerings.
      We have received a commitment from Goldman Sachs Credit Partners, L.P. and Credit Suisse First Boston for a debt financing package for Covanta necessary to finance the acquisition, as well as to refinance the existing recourse debt of Covanta and provide additional liquidity for us. This financing shall consist of two tranches, each of which is secured by pledges of the stock of Covanta’s subsidiaries that has not otherwise been pledged, guarantees from certain of Covanta’s subsidiaries and all other available assets of Covanta’s subsidiaries. The first tranche, a first priority senior secured bank facility, is expected to be made up of a $250 million term loan facility, a $100 million revolving credit facility and a $340 million letter of credit facility. The second tranche, a second priority senior secured term loan facility due 2013, is expected to be in the principal amount of $425 million, up to $212.5 million of which may be replaced with fixed rate notes within 120 days after the closing of the financing without premium or penalty.
      The closing of the financing and receipt of proceeds under the Ref-Fuel Rights Offering are closing conditions under the purchase agreement. The proceeds that must be received by us in the Ref-Fuel Rights Offering will be equal to the difference between $399 million and the sum of the cash contributed as common equity to Covanta by us from our unrestricted cash, and not more than $25 million of cash from Covanta.
      Immediately upon closing of the acquisition, Ref-Fuel will become a wholly-owned subsidiary of Covanta, and Covanta will control the management and operations of the Ref-Fuel facilities. The current project and other debt of Ref-Fuel subsidiaries will not be refinanced in connection with the acquisition, except to the extent certain subsidiaries of Ref-Fuel may be required to repurchase outstanding notes from existing holders. The amount of notes repurchased, if any, may not exceed $425 million. Our existing commitments from Goldman Sachs Credit Partners, L.P. and Credit Suisse First Boston provide sufficient financing for any such repurchases. In addition, existing revolving credit and letter of credit facility of American Ref-Fuel Company LLC (the direct parent of each Ref-Fuel project company) will be cancelled and replaced with the new facilities, described above, at the Covanta level.
      We estimate that there will be approximately $45 million in aggregate transaction expenses, including customary underwriting and commitment fees, relating to the first and second tranches described above. To the extent that Ref-Fuel subsidiaries are required to repurchase notes as described above, we will incur additional commitment fees on the notes repurchased, plus additional transaction costs relating to such repurchases. The amount of such additional fees and transaction costs will depend on whether and to what extent any such repurchases are required.
      There can be no assurance that we will be able to complete the acquisition of Ref-Fuel.
USE OF PROCEEDS
      The net proceeds to be received from the exercise of the warrants will be used to fund acquisitions and for general corporate purposes, including working capital.
DESCRIPTION OF COMMON STOCK
      We are authorized to issue 160,000,000 shares of capital stock. The number of shares of common stock authorized is 150,000,000 with each share having a par value of $0.10. We also have 10,000,000 shares of authorized preferred stock.
Voting Rights
      Each holder of an outstanding share of our common stock is entitled to cast one vote for each share registered. Any consolidation or merger pursuant to which shares of our common stock would be converted into or exchanged for any securities or other consideration, would require the affirmative vote of a majority of the outstanding shares of the common stock holders.
Dividends
      Subject to the rights and preferences of any outstanding preferred stock and limitations imposed by the note purchase agreement, we will award dividends on common stock payable out of our funds if and when our board of directors declares them. However, we will not pay any dividend, set aside payment for dividends, or distribute on common stock unless:

•	we have paid or set apart all accrued and unpaid dividends for the preferred stock and any stock ranking on its parity; and

•	we have set apart sufficient funds for the payment of the dividends for the current dividend period with respect to the preferred stock and any of the stock ranking on its parity.
Rights in Liquidation
      Upon our liquidation, dissolution or winding up, all holders of our common stock are entitled to share ratably in any assets available for distribution to holders of our common stock, after payment of any preferential amounts due to the holders of any series of our preferred stock.
Preemptive Rights
      Shares of our common stock do not entitle a stockholder to any preemptive rights to purchase additional shares of our common stock.

Transfer Restrictions
      Our common stock is subject to the following transfer restrictions: No holder of 5% or more of our common stock, including any holder who proposes to acquire common stock which would result in that holder owning 5% or more of our common stock, may purchase or receive additional shares of our common stock, or sell or transfer any of our shares of common stock, without our determining that the transaction will not result in, or create an unreasonable risk of, an “ownership change” within the meaning of Section 382(g) of the Internal Revenue Code, or any similar provisions relating to preservation of our NOLs. This 5% limitation on ownership of stock may preserve effective control of us by our principal stockholders and preserve our board’s and management’s tenure.
      In order to ensure compliance with this restriction, and to establish a procedure for processing the requests of a 5% stockholder to acquire or transfer common stock, as described in Article Fifth of our certificate of incorporation the following provisions apply to all 5% stockholders:
      Delivery of Shares and Escrow Receipts. We will issue all shares of common stock of a 5% stockholder in the name of “Danielson Holding Corporation, as Escrow Agent” and we will hold them in escrow. In lieu of certificates reflecting ownership of the escrowed common stock, we will issue the 5% stockholders an escrow receipt reflecting their beneficial ownership of common stock and recording ownership of the escrowed stock. Escrow receipts are non-transferable. The 5% stockholders retain full voting and dividend rights for all escrowed stock.
      Duration of Our Holding the Escrowed Stock. As escrow agent, we hold all shares of escrowed stock until the termination of the escrow account. If a 5% stockholder desires to transfer escrowed stock to a non-5% stockholder, we will hold all shares of escrowed stock until we receive a favorable opinion from our tax counsel that the transfer may be made without creating an unreasonable risk of resulting in an ownership change under the tax law.
      Acquisitions and Transfers. We will treat all requests by 5% stockholders to acquire or transfer escrowed stock on a “first to request, first to receive” basis. All requests must be in writing and delivered to us at our principal executive office, attention General Counsel, by registered mail, return receipt requested, or by hand. In the event that we are unable to conclude that a requested acquisition or transfer can be made without an ownership change under the tax law, then provided the 5% stockholder has acquired our common stock in accordance with the procedures set forth in our certificate of corporation:

•	we will advise the requesting party in writing; and

•	we will approve any subsequent request by other 5% stockholders of a type that we had previously denied only after we give all previously denied requests (in the order denied) the opportunity to complete the previously desired transaction. In addition, we may approve any requested transaction in any order of receipt if, in our business judgment, the transaction is in our best interests.
      Termination of the Stock Escrow Account. The stock escrow will terminate upon the first to occur of the following:

•	we conclude that the restrictions are no longer necessary in order to avoid a loss of the NOLs;

•	the NOLs are no longer available to us; or

•	our board concludes, in its business judgment, that preservation of the NOLs are no longer in our interest.
      Upon termination of the stock escrow, each 5% stockholder will receive a notice that the stock escrow has been terminated and will receive a common stock certificate evidencing ownership of the previously escrowed stock.
      Our certificate of incorporation provides that we are held harmless and released from any liability to 5% stockholders arising from our actions as escrow agent, except for liabilities arising from our intentional misconduct. In performing our duties we are entitled to rely upon the written advice of our tax counsel and our other experts. In the event that we require further advice regarding our role as escrow agent, we may deposit the escrowed stock at issue with a court of competent jurisdiction and make further transfers in a manner consistent with the rulings of the court.
DESCRIPTION OF WARRANTS
General
      We will issue warrants to our stockholders from time to time. The warrants will have such terms, including exercise price and exercise period and number of shares issuable upon exercise of warrants as will be described in the prospectus supplement that will accompany this prospectus.
Exercise Price and Terms
      At this time, we anticipate that the exercise price will be at some discount from the then current market price for the securities. In making the determination of the size of this discount, we will consider the stock’s trading price immediately before the warrant issuance date, the stock’s recent and past historical price, and the level of discount necessary to create the desired level of participation. In addition, we will consider the purposes to which the proceeds of the offering are anticipated to go. We reserve the right to set any appropriate exercise price given our needs and the purposes of the offering. Both those needs and the purposes will be discussed further in the prospectus supplement that will accompany this prospectus.
      The warrants will not be separately certificated and will be represented by the certificates for our common stock. In order to exercise warrants, we will require stockholders to deliver to the warrant agent the common stock certificates representing the warrants to be exercised. The warrant agent will hold this common stock in escrow for the stockholders. Following the expiration date, the warrant agent will return the common stock held in escrow to the stockholders. Because of this, if a stockholder exercises a warrant, the stockholder will not be able to sell or transfer his common stock until the warrant agent returns his common stock after the expiration date. We will not issue any new common stock between the issuance date and the expiration date of any series of warrants.
Adjustment of Shares Issuable upon Exercise of Warrants
      We are not required to issue fractional shares of common stock upon exercise of the warrants. Instead of issuing fractional shares, we will pay a cash amount equal to the product of (A) the fraction of a share of common stock multiplied by (B) the difference between the current market price of a share of common stock and the exercise price.
Modification of The Warrant
      After the issuance of warrants, we may amend the terms of those warrants only to cure an ambiguity or correct or supplement a provision which may be defective or inconsistent with other provisions. We may also add provisions relating to questions or matters which arise, additions which we and the warrant agent deem necessary or desirable and which will not adversely affect the interests of the warrantholders.
Transfer Restrictions
      The warrant agent will hold the exercise price for all warrants that have been exercised in a separate escrow account. We will inform the warrant agent and will issue a press release indicating the number of warrants exercised and the number of shares of common stock outstanding after giving effect to the exercises. We will also require that stockholders provide us with information to allow us to determine if, as a result of the exercise of warrants, there would be a risk that any stockholder would become a 5% stockholder in Danielson. If any person would be at risk of becoming a 5% stockholder as a result of his exercise of warrants, we may in our sole discretion reduce the number of warrants exercised by that person so that the stockholder does not become a 5% stockholder. In addition, we may limit the exercise of warrants by 5% stockholders and we will give reasonable notice to those holders of such limitations. We will notify the warrant agent of the number of shares of common stock to be issued upon exercise of the warrants. Then, the warrant agent will deliver to us the exercise price for the exercised warrants and we will issue and deliver without delay certificates for the number of full shares issuable upon the exercise of the warrants, together with any cash for fractional shares.
      If our board of directors determines that the exercise of the warrants would cause an unreasonable risk of an ownership change or an unintentional result on the ownership change percentage, the board may terminate the warrants and refund the entire exercise price.
PLAN OF DISTRIBUTION
      The common stock covered by this prospectus will be issued upon exercise of the warrants described above.
EXPERTS
      The consolidated financial statements of Danielson included in Danielson’s annual report on Form 10-K for the year ended December 31, 2004 (including schedules appearing therein), and Danielson management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon (which conclude, among other things, that Danielson did not maintain effective internal control over financial reporting as of December 31, 2004, based on Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, because of the effects of the material weakness described in management’s assessment), included in such annual report and incorporated herein by reference. Such financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
      The consolidated financial statements and the related financial statement schedules of Covanta Energy Corporation (Debtor in Possession) and subsidiaries as of December 31, 2003, and for each of the two years in the period ended December 31, 2003, incorporated into this prospectus by reference from the annual report on Form 10-K/ A of Covanta Energy Corporation for the year ended December 31, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs relating to Covanta Energy Corporation and various domestic subsidiaries having filed voluntary petitions for reorganization under Chapter 11 of the Federal Bankruptcy Code, the Bankruptcy Court having entered an order confirming Covanta Energy Corporation’s plan of reorganization which became effective after the close of business on March 10, 2004, substantial doubt about Covanta Energy Corporation’s ability to continue as a going concern, Covanta Energy Corporation’s adoption of Statement of Financial Accounting Standards, referred to in this prospectus as “SFAS”, No. 143, “Accounting for Asset Retirement Obligations” in 2003, SFAS No. 142, “Goodwill and Other Intangible Assets”, SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” in 2002, and the restatements described in Note 35) which is incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
      The consolidated financial statements of Covanta included in Covanta’s annual report on Form 10-K as of December 31, 2004, and for the periods January 1, 2004 through March 10, 2004 (“Predecessor”) and March 11, 2004 through December 31, 2004 (“Successor”) (including schedules appearing therein), and Covanta management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon (which conclude, among other things, that Covanta did not maintain effective internal control over financial reporting as of December 31, 2004, based on Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, because of the effects of the material weakness described in management’s assessment), included in such annual report, and incorporated herein by reference. Such financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
      The consolidated balance sheets of Quezon Power, Inc. at December 31, 2004 and 2003 and the related consolidated statements of operations, changes in stockholders equity and cash flows for each of the three years ended December 31, 2004, incorporated by reference in this prospectus and registration statement have been audited by Sycip Gorres Velayo & Co., a member practice of Ernst & Young Global, independent registered public accounting firm as set forth in its report thereon incorporated by reference in this prospectus and registration statement and is incorporated in reliance upon such report given on the authority of such firm as an expert in accounting and auditing.
      The audited historical financial statements at December 31, 2004 and 2003 and for the year ended December 31, 2004, and the period from December 12, 2003 to December 31, 2003 of Ref-Fuel and subsidiaries included in Exhibit 99.2 of our Current Report on Form 8-K dated April 7, 2005 have been incorporated herein by reference in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
      The audited historical financial statements for the period from January 1, 2003 to December 12, 2003 of Ref-Fuel and subsidiaries included in Exhibit 99.2 of our Current Report on Form 8-K dated April 7, 2005 have been incorporated by reference herein in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority as experts in auditing and accounting.
      The consolidated financial statements of Ref-Fuel and subsidiaries for the year ended December 31, 2002, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. Danielson has agreed to indemnify and hold KPMG LLP harmless against and from any and all legal costs and expenses incurred by KPMG LLP in successful defense of any legal action or proceeding that arises as a result of KPMG LLP’s consent to the incorporation by reference of its audit report on Ref-Fuel’s past consolidated financial statements incorporated by reference in this registration statement.
      The audited historical financial statements at December 31, 2004 and 2003, for the year ended December 31, 2004, and the period from December 12, 2003 to December 31, 2003, of Ref-Fuel Holdings LLC and subsidiaries included in Exhibit 99.2 of our Current Report on Form 8-K dated April 7, 2005 have been incorporated herein by reference in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
      The audited historical financial statements at December 31, 2002 for the period from January 1, 2003 to December 12, 2003 and for the year ended December 31, 2002 of Ref-Fuel Holdings LLC and subsidiaries included in Exhibit 99.2 of our Current Report on Form 8-K dated April 7, 2005 have been incorporated by reference herein in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority as experts in auditing and accounting.

LEGAL MATTERS
      The validity of the securities offered hereby will be passed upon for us by Neal, Gerber & Eisenberg LLP of Chicago, Illinois.
WHERE YOU CAN FIND MORE INFORMATION
Danielson Holding Corporation
      This prospectus is part of a registration statement on Form S-3 we filed with the SEC under the Securities Act of 1933. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.
      We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, under which we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material also can be obtained at the SEC’s website, www.sec.gov or by mail from the public reference room of the SEC, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public on our corporate website, www.danielsonholding.com. Our common stock is traded on the American Stock Exchange. Material filed by us can be inspected at the offices of the American Stock Exchange at 86 Trinity Place, New York, NY 10006.
Covanta Energy Corporation
      Covanta currently files periodic reports and other information with the SEC. Such reports and other information filed by Covanta with the SEC can be read and copied at the public reference room of the SEC at the address set forth above. Copies of such material also can be obtained at the SEC’s website, www.sec.gov or by mail from the public reference room of the SEC, at prescribed rates. Please call the SEC at the number set forth above for further information on the public reference room. Covanta’s SEC filings are also available to the public on their corporate website at www.covantaenergy.com.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering described in this prospectus:

1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed on March 16, 2005 as amended by our Annual Reports on Form 10-K/A filed on March 21, 2005 and April 22, 2005;

2. Our Current Reports on Form 8-K filed on February 2, 2005, February 25, 2005, March 17, 2005 (Exhibit 23.1 thereto only), March 23, 2005, March 24, 2005, April 7, 2005 and our Current Report on Form 8-K/A filed on May 12, 2005;

3. Covanta’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed on March 17, 2005 as amended by Covanta’s Annual Report on Form 10-K/A filed on April 22, 2005;

4. Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, filed on May 4, 2005; and

5. Covanta’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, filed on May 5, 2005.
      You may request a copy of these filings, at no cost, by writing or telephoning as follows: Danielson Holding Corporation, 40 Lane Road, Fairfield, New Jersey 07004 and our telephone number is (973) 882-9000.